Form 10-K, Exhibit 13
period 1993-12-26
CENTRAL NEWSPAPERS INC
filed 1994-03-25
CIK 854094

EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION


Central Newspapers, Inc. (the "Company") is primarily engaged in the publishing and distribution of newspapers. Revenue is derived from advertising and newspaper sales, principally in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company has a 13.5% interest in Ponderay
Newsprint Company ("Affiliate"), a partnership formed to own and operate a newsprint mill in Washington. The following analysis should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements.

The current year operating results include the adoption of
Statement of Financial Accounting Standards (SFAS) No. 112,
"Employers' Accounting for Postemployment Benefits."  During
1992 the Company adopted SFAS No. 109, "Accounting for
Income Taxes."   The adoption of SFAS No. 112 and SFAS No. 109 did
not have a significant effect on operating results.  The
Company also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits," during 1992 which resulted in a cumulative effect adjustment of $34.2 million and increased
1992 postretirement benefit expense by $5.0 million to $8.3 million. The Company changed the eligibility requirements to participate in its various postretirement benefit plans during 1993.

The Company formed Topics Newspapers, Inc. (a wholly owned subsidiary) in 1993 to acquire the net assets of two daily newspapers, one weekly newspaper and twelve controlled circulation weekly newspapers that serve the fastest growing area of metropolitan Indianapolis. The operating results of Topics Newspapers, Inc. are included in the financial statements as of January 1, 1993.

The Phoenix production facility, on which construction began in 1990, was completed and placed in service during 1992.
This resulted in significantly increased costs during 1992 as the existing downtown production facility was operated while production was phased in at the new facility. After production was transferred to the new facility all newspaper printing ceased at the downtown location. The 1993 year reflects twelve months of operations for the new production facility.

Indianapolis began a new advertiser marketing program called Indianapolis Market Penetration And Custom Targeting
(IMPACT) during August 1993. This program utilizes total market coverage, zoned run of press advertising and preprint programs which provide advertisers flexibility in their needs for high penetration and the ability to reach their target markets. The utilization of this program significantly increased the volume of part run advertising.


1993 Compared to 1992

Operating revenue increased $33.0 million, or 7.6%, to $466.6 million in 1993. The gain resulted from a $26.7 million, or 8.4%, increase in advertising revenue and a $5.9 million, or 5.2%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was up
3.9% from 1992.

Advertising revenue at Phoenix newspapers was up 7.3%. The revenue increase reflects a gain of 5.7% in full run linage, an increase of 11.2% in part run linage and an increase in advertising rates at the beginning of 1993. At Indianapolis advertising revenue was up 7.5% from the prior year. The revenue increase reflects a gain of 1.3% in full run linage, a gain of 180.7% in part run linage and advertising rate increases effective January 1, 1993.

Circulation revenue increased 5.3% at Phoenix reflecting price increases and a gain of 2.3% in the average Sunday circulation and a flat combined daily circulation. The single copy price of the morning newspaper was raised by $.15, or 42.9% to $.50, in January 1993.

Circulation revenue increased 4.2% at Indianapolis reflecting a Sunday price increase, a loss of .5% in combined daily circulation and a loss of .5% in Sunday circulation. The
Sunday delivered price of $1.50 reflects a $.25, or 20%, increase in May 1993.

During the past three years circulation rates have been increased from time to time. Generally a rate increase will cause a temporary decline in circulation, however, the evening newspapers are experiencing an ongoing decline in their average annual circulation.

Operating expenses increased $19.0 million, or 5.0%, to $400.9 million. Compensation and fringe benefit costs increased 3.0% compared to last year. Newsprint expense was up $5.1 million, or 8.4%, as newsprint prices were up slightly and consumption increased 7.8%. Other operating, distribution and general expenses increased $6.0 million, or 5.9%, from the prior year. Contributing to this increase were the additional costs related to the new production facility in Phoenix which was operational for the full year during 1993. Other cost increases resulted from higher sales taxes on increased circulation revenue and the costs associated with the IMPACT program in Indianapolis. Depreciation expense increased
$4.2 million, or 19.2%, primarily from the production facility in Phoenix. Work force reduction costs of $1.5 million for 1993 and $3.6 million for 1992 are associated with the voluntary early retirement programs in Indianapolis and Phoenix. These programs were undertaken due to economic conditions and changes in technology.

Operating income increased $14.0 million, or 27.0%, to $65.6 million for the year. Other income increased $327,000, or 9.9%, which reflects larger amounts available for investment compared to the prior year. Other expense of $1.2 million decreased $979,000, or 44.8%, reflecting primarily the 1992 write off of printing presses and certain production equipment no longer used in Phoenix.

Income before income taxes increased $15.3 million, or 28.9%, to $68.0 million. The effective income tax rate for 1993 was 41.1% compared to 40.7% for 1992.

The Company's equity in Affiliate, net of tax benefits, resulted in a loss of $4.3 million for 1993 compared to a loss of $4.8 million during 1992.

Income before cumulative effect of accounting change increased $8.8 million, or 37.6%, from the prior year to $32.1 million. During 1992 the Company recorded a cumulative effect of accounting change net of tax benefits and minority interest of $34.2 million in conjunction with the adoption of SFAS No.
106. The Company elected to immediately recognize the accumulated benefit obligation related to prior service costs. Net income for 1993 was $32.1 million compared to a loss of $10.9 million last year.


1992 Compared to 1991

Operating revenue increased $13.2 million, or 3.2%, to $433.6 million in 1992. The gain resulted from a $2.9 million, or .9%, increase in advertising revenue and a $9.7 million, or 9.5%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was down 1.7% from 1991.

Advertising revenue at Phoenix newspapers was down .3%. The 2.7% decrease in full run linage was offset by advertising rate increases. At Indianapolis, advertising revenue was up 3.6% reflecting a decrease of .3% in full run linage that was offset by rate increases.

Circulation revenue increased 14.0% at Phoenix reflecting price increases and a gain of .6% in the average Sunday circulation and a gain of .3% in average combined daily circulation. The Sunday single copy price increased by $.25, or 20% to $1.50 in January 1991. The weekly delivered price of the morning newspaper was raised by $.30, or 20%, to $1.80 per week in November 1991. The Sunday delivered price of $1.25 reflects a $.25, or a 25%, increase in November 1991.
The weekend subscription package was raised by $.50 or 33.3%, to $2.00 in November 1991. All price increases instituted in the latter part of 1991 were fully realized during 1992.

Circulation revenue increased 2.6% at Indianapolis due to price increases which more than offset declines of .1% in the average Sunday circulation and 1.3% in average combined daily circulation. The Sunday delivered price of $1.25 reflects a $.25, or 25%, increase in March 1991. The Sunday single copy price was increased by $.25, or 20%, to $1.50 in September
1991. Both of these price increases were fully realized during 1992.

Operating expenses increased $9.3 million, or 2.5%, to $381.9 million. Compensation and fringe benefit costs increased
4.4% compared to last year. Fringe benefit costs for 1992 include $5.0 million of incremental costs for postretirement benefits resulting from the adoption of SFAS No. 106 at the beginning of 1992. Without this incremental expense, compensation and the fringe benefit costs were up 1.6%. Newsprint expense was down $14.0 million, or 18.8%, due to lower average newsprint cost for 1992, which more than offset a 1.5% increase in consumption. Other operating, distribution and general expenses increased $10.7 million, or 11.5%, from the prior year. Contributing to this increase were the additional costs related to the new production facility in Phoenix that was placed in service during 1992. In addition to the expenses associated with the transfer of production, these costs included higher expenses for utilities and property taxes.
Other cost increases resulted from higher sales taxes on increased circulation revenue and higher product promotional expenses which had been reduced from normal expenditure levels during 1991. Depreciation expense increased $4.3 million, or 24.9%, primarily from the new production facility in Phoenix. Work force reduction costs of $3.6 million are associated with the voluntary early retirement programs in Indianapolis and Phoenix. The prior year included work force reduction costs of $3.3 million. These programs were undertaken due to economic conditions and changes in technology.

Operating income increased $3.9 million, or 8.2%, to $51.7 million for the year. Other income decreased $1.5 million, or 31.4%, which reflects lower interest income due to the decrease in yields on investments and lower amounts available for investment as construction payments were being made during the year on the new production facility in Phoenix. Other expense of $2.2 million increased $1.1 million, or 104.5%, reflecting primarily the write off of printing presses and certain production equipment no longer used in Phoenix.

Income before income taxes increased $1.3 million, or 2.5%, to $52.8 million. The effective income tax rate for 1992 was 40.7% compared to 40.4% for 1991.

The Company's equity in Affiliate, net of tax benefits, resulted in a loss of $4.8 million for 1992 compared to a loss of $3.1 million during 1991.

Income before cumulative effect of accounting change decreased $2.5 million, or 9.8%, from the prior year to $23.4 million.

The cumulative effect of accounting change net of tax benefits and minority interest of $34.2 million was recorded in conjunction with the adoption of SFAS No. 106 during 1992.
The Company elected to immediately recognize the accumulated benefit obligation related to prior service costs.


Investment In Affiliate

The Company owns a 13.5% interest in Ponderay Newsprint
Company ("Ponderay"), a general partnership formed to own and operate a newsprint mill. The Company's investment in Ponderay is accounted for using the equity method, which reflects the Company's share of Ponderay's net loss, tax credits and related income tax expense or benefits. While
Ponderay's operating results will be affected by movements in newsprint prices, it is currently anticipated that Ponderay will experience operating losses for the next several years and that such losses will adversely affect the Company's net income. The Company expects to make additional cash investments to help finance the operating losses of Ponderay. See Note 9 of Notes to Consolidated Financial Statements.


Capital Resources and Liquidity

Cash provided by operations is the Company's primary source of liquidity. In the past three years net cash provided from operations in conjunction with cash investments has been sufficient to fund all capital expenditures including the replacement and modernization of presses in Indianapolis and the construction of a satellite production facility in Phoenix. Operating activities generated $73.7 million of cash during 1993, up 9.0% from $67.6 million in 1992. The Company had working capital of $128.0 million at December 26, 1993 and $90.5 million at December 27, 1992.

Total capital expenditures in 1993 were $16.0 million, down from $26.2 million for 1992. During 1992 the conversion from letterpress to offset printing in Indianapolis and the construction of a production facility in Phoenix were completed and placed in service. It is estimated capital expenditures for 1994 will be $37.0 million and includes the anticipated expenditures on the Phoenix office building and Indianapolis production facility discussed in Note 14 of Notes to Consolidated Financial Statements.

The Company invested $3.8 million in Ponderay Newsprint Company during 1993 and during 1992. See Note 9 of Notes to Consolidated Financial Statements for guarantees of certain debt related to Ponderay. Cash dividend payments of $13.9 million and $12.9 million were made in 1993 and 1992.

The Company anticipates that cash flow generated from operations and cash reserves in conjunction with credit resources are adequate to meet its requirements for capital expenditures, working capital and dividend payments.


Inflation

The impact of inflation on the Company's operations has become less significant with lower inflation rates in recent years. Generally the Company has been able to offset the inflationary effects on operating expenses by increasing advertising and circulation rates. Over the last three years newsprint prices have declined due to an oversupply in the newsprint industry. The Company is unable to predict how long the newsprint supply imbalance will continue.


                 INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Central Newspapers, Inc.


We have audited the accompanying consolidated statement of financial position of Central Newspapers, Inc. and Subsidiaries as of December 26, 1993 and December 27, 1992, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 26, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Newspapers, Inc. and Subsidiaries as of December 26, 1993 and December 27, 1992, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 26, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 3, the Company adopted, effective at the beginning of 1992, SFAS No. 106, "Employers' Accounting for Postretirement
Benefits Other Than Pensions."



/s/ Geo. S. Olive & Co.
- --------------------------
Geo. S. Olive & Co.
Indianapolis, Indiana
February 18, 1994


CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share data)

FOR THE YEAR ENDED                 Dec. 26  Dec. 27  Dec. 29
                                      1993     1992     1991

Operating revenues:
  Advertising                     $346,566 $319,872 $316,950
  Circulation                      118,032  112,180  102,459
  Other                              1,969    1,548      942
                                   466,567  433,600  420,351

Operating expenses:
  Operating costs                  200,200  187,611  197,584
  Distribution and general         173,444  169,105  154,410
  Depreciation                      25,810   21,649   17,334
  Work force reduction cost          1,491    3,572    3,281
                                   400,945  381,937  372,609

Operating income                    65,622   51,663   47,742

Other income--net                    2,417    1,111    3,735

Income before income taxes          68,039   52,774   51,477

Provision for income taxes          27,948   21,491   20,792

Income before minority interest
   and equity in Affiliate          40,091   31,283   30,685

Minority interest in subsidiary     (3,683)  (3,105)  (1,729)

Equity in Affiliate,
   net of tax benefits              (4,280)  (4,820)  (3,053)

Income before cumulative effect
   of accounting change             32,128   23,358   25,903

Cumulative effect of accounting
   change, net of tax benefits              (34,212)

Net income (loss)                 $ 32,128 $(10,854) $25,903

Net income per common share:
   Income before cumulative
   effect of accounting change       $1.21   $  .88     $.98

Cumulative effect of accounting
   change, net of tax benefits                (1.29)

Net income (loss)                    $1.21   $ (.41)    $.98

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF FINANCIAL POSITION


(In thousands, except share data)
                                         Dec. 26     Dec. 27
ASSETS                                      1993        1992

Current assets:
  Cash and cash equivalents             $ 22,143    $ 17,221
  U. S. Government obligations
    (approximates market)                100,612      71,367
  Accrued investment income                1,423         902
  Accounts receivable (net of
    allowances of $1,142 and $779)        46,348      41,746
  Inventories                             10,116       9,990
  Deferred income tax benefits             6,651       6,327
  Other current assets                     3,204       4,271
     Total current assets                190,497     151,824


Property, plant and equipment:
  Land                                    11,656      10,486
  Buildings and improvements              98,248      96,474
  Leasehold improvements                   4,141       4,026
  Machinery and equipment                297,358     290,846
  Construction in progress                   875         391
                                         412,278     402,223
    Less accumulated depreciation        164,942     144,885
                                         247,336     257,338


Other assets:
  Land held for development                4,139       4,156
  Goodwill and other intangibles           9,807       7,048
  Investment in Affiliate                  3,855       5,315
  Other                                    9,054       7,191
                                          26,855      23,710


TOTAL ASSETS                            $464,688    $432,872


See accompanying notes to consolidated financial statements.




                                         Dec. 26     Dec. 27
                                            1993        1992
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                      $ 12,675    $ 12,573
  Accrued compensation                    15,166      15,476
  Dividends payable                        4,547       4,316
  Accrued expenses and
    other liabilities                     15,434      14,350
  Federal and state income taxes           2,406       3,283
  Deferred revenue                        12,270      11,338
     Total current liabilities            62,498      61,336

Deferred income taxes                     17,214       9,849

Long-term debt                             2,678       2,678

Postretirement benefit obligation         72,937      70,741

Minority interest in subsidiary           18,668      18,271

Shareholders' equity:
  Preferred stock--issuable
    in series:
  Authorized--25,000,000 shares
    Issued--none
  Class A common stock--without
    par value:
  Authorized--75,000,000 shares
    Issued--23,431,450 and
    23,314,450 shares                     17,137      16,340
  Class B common stock--without
    par value:
    Authorized--50,000,000 shares
    Issued--31,578,000 and
    32,353,000 shares                         63          65
  Retained earnings                      273,493     253,592
                                         290,693     269,997

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                  $464,688    $432,872





CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(In thousands, except share data)

                                             Class A
                                           Common Stock
                                          Shares   Amount



Balance at December 31, 1990            23,246,450  $15,276

  Net income
  Dividends declared:
    Class A common stock
    Class B common stock
  Exercise of stock options                  3,000       54

Balance at December 29, 1991            23,249,450   15,330

  Net loss
  Dividends declared:
    Class A common stock
    Class B common stock
  Exercise of stock options                 52,500    1,010
  Common stock conversion                   12,500

Balance at December 27, 1992            23,314,450   16,340

  Net income
  Dividends declared:
    Class A common stock
    Class B common stock
  Exercise of stock options                 39,500      795
  Common stock conversion                   77,500        2

Balance at December 26, 1993            23,431,450  $17,137


See accompanying notes to consolidated financial statements.


                                        Class B                           Total
                                      Common Stock        Retained    Shareholders'
                                  Shares       Amount     Earnings       Equity


Balance at December 31, 1990   32,478,000       $65      $260,282      $275,623

 Net income                                                25,903        25,903
 Dividends declared:
   Class A common stock                                    (9,299)       (9,299)
   Class B common stock                                    (1,299)       (1,299)
 Exercise of stock options                                                   54

Balance at December 29, 1991   32,478,000        65       275,587       290,982

  Net loss                                                (10,854)      (10,854)
  Dividends declared:
    Class A common stock                                   (9,782)       (9,782)
    Class B common stock                                   (1,359)       (1,359)
  Exercise of stock options                                               1,010
  Common stock conversion        (125,000)

Balance at December 27, 1992   32,353,000        65       253,592       269,997

  Net income                                               32,128        32,128
  Dividends declared:
    Class A common stock                                  (10,757)      (10,757)
    Class B common stock                                   (1,470)       (1,470)
  Exercise of stock options                                                 795
  Common stock conversion         (775,000)       (2)

Balance at December 26, 1993    31,578,000       $63     $273,493      $290,693


CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

FOR THE YEAR ENDED                                 Dec. 26       Dec. 27      Dec. 29
                                                      1993          1992         1991

Operating activities:
  Net income (loss)                               $ 32,128     $(10,854)     $ 25,903
  Items which did not use (provide) cash:
    Cumulative effect of accounting change                       34,212
    Depreciation and amortization                   26,305       21,666        17,351
    Postretirement and pension benefits              2,741        4,471          (245)
    (Gain) loss on disposition of assets               (56)       1,420           516
    Gain on sale of marketable securities              (37)        (174)
    Minority interest in earnings of subsidiary      3,683        3,105         1,729
    Equity in Affiliate                              4,280        4,820         3,053
    Deferred income taxes                            4,979        1,346         1,063
  Change in assets and liabilities:
    Accounts receivable                             (4,602)      (3,349)          543
    Inventories                                       (126)       2,306          (390)
    Other current assets                               539         (845)           42
    Accounts payable                                  (712)      (1,069)       (2,003)
    Accrued compensation                              (310)       1,005           (77)
    Accrued expenses and other liabilities             398        4,269         1,234
    Federal and state income taxes                   3,591        4,361         5,411
    Deferred revenue                                   931          944         1,657
     Net cash provided by operating activities      73,732       67,634        55,787

Investing activities:
  Purchase of property, plant and equipment        (16,049)     (26,175)      (82,067)
  Proceeds from disposition of assets                  258          706           207
  Purchase of land held for development                 (8)          (8)         (679)
  Purchase of U. S. Government obligations        (161,331)    (128,739)     (137,593)
  Proceeds from U. S. Government obligations       132,087      106,203       166,497
  Sale of marketable securities                         39          199
  Investment in Affiliate                           (3,834)      (3,780)       (3,881)
  Purchase of intangibles, minority interest
    and other                                       (6,709)        (325)          (45)
     Net cash used by investing activities         (55,547)     (51,919)      (57,561)

Financing activities:
  Cash dividends paid                              (11,956)     (10,870)      (10,598)
  Dividends paid to minority interest               (1,991)      (1,993)       (2,020)
  Proceeds from exercise of stock options              684          907            54
     Net cash used by financing activities         (13,263)     (11,956)      (12,564)

Increase (decrease) in cash and cash equivalents     4,922        3,759       (14,338)

Cash and cash equivalents, beginning of year        17,221       13,462        27,800

Cash and cash equivalents, end of year            $ 22,143      $17,221      $ 13,462

Supplemental cash flow information:
  Income taxes paid during the year               $ 19,377      $17,926      $ 19,558
  Interest paid during the year                        221          295           208

See accompanying notes to consolidated financial statements.



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1--SIGNIFICANT ACCOUNTING POLICIES

Central Newspapers, Inc. and its subsidiaries (the
"Company") are engaged primarily in the publication of newspapers in Phoenix, Arizona and Indianapolis, Indiana as well as smaller communities in Indiana.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company after the elimination of all significant intercompany transactions.

Fiscal Year - The Company's fiscal year ends on the last
Sunday of the calendar year. The fiscal years 1993, 1992 and 1991 each comprised 52 weeks.

Revenue Recognition - Advertising revenue is recognized when the advertisement appears in the newspaper. Deferred subscription revenue, which primarily represents amounts received from customers in advance of newspaper delivery, is included in revenue over the subscription term.

Cash Equivalents - The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, trade accounts receivable and investments in U.S. Government obligations.
The Company places its temporary cash with financial institutions and limits the amount of credit exposure to any one financial institution. The accounts receivable are with customers located primarily in the immediate geographical area of each city of publication. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historic trends and other information.

Inventories - Newsprint is valued at the lower of cost or market on the last-in, first-out (LIFO) method. Other inventories are valued at the lower of cost or market using the first-in, first-out (FIFO) and moving average methods.

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using primarily the straight-line method based on the estimated useful lives of the assets.

Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods from 15 to 40 years. Amortization amounted to $495,000 for 1993, $17,000 for 1992 and $17,000 for 1991.
Accumulated amortization was $804,000 and $309,000 at the end of 1993 and 1992.

Investment in Affiliate - The Company uses the equity method of accounting for its 13.5% partnership interest in Ponderay
Newsprint Company.

Income Taxes - In 1992 the Company adopted Statement of
Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" which provides for the determination of deferred tax liabilities and assets at the end of each period based on the difference between financial statement and tax basis of assets and liabilities using presently enacted tax rates. The Company files a consolidated federal income tax return with its wholly owned subsidiaries. Indianapolis Newspapers, Inc., a majority owned subsidiary, files separate consolidated income tax returns with its majority owned subsidiary.

Net Income Per Common Share - The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock. The weighted average common shares outstanding were 26,570,973; 26,514,750; and 26,495,961 for 1993, 1992 and 1991. Outstanding stock options are common stock equivalents but are excluded from net income per common share computations as their effect is not significant.

Accounting Changes - During 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers' Accounting for Postemployment Benefits". During 1992 the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", and SFAS No. 109, "Accounting for Income Taxes".


2--EMPLOYEE BENEFIT PLANS

The Company has defined-benefit plans to provide pension benefits to all employees who have met the eligibility requirements. Benefits are based primarily on length of service, age and the amount of optional employee contributions. The Company's policy is to fund at least the minimum amount required by ERISA. Assets of the plans consist primarily of stocks, bonds and short-term investments.

During 1991 the Company changed its method for calculating deferred (gain) loss on return on plan assets of its defined-benefit plans from fair value to a market-related asset value to reduce the volatile effects of temporary market movements on pension expense. For 1991 net income increased by $442,000 due to this change.

The funded status for the Company's defined-benefit plans at year end:

        (In thousands)                               1993      1992
        Actuarial present value of plan benefits:
          Vested                                 $156,061  $135,604
          Nonvested                                 3,773     3,319
          Accumulated benefit obligation          159,834   138,923
          Effect of future salary increases        17,501    15,967
          Projected benefit obligation            177,335   154,890
        Plan assets at fair value                 180,805   172,491
        Plan assets in excess of projected
          benefit obligation                        3,470    17,601
        Unrecognized SFAS No. 87
          transition asset                        (10,118)  (11,404)
        Unrecognized prior service cost             3,665     4,067
        Unrecognized net (gain) loss                7,668    (5,645)

        Prepaid pension cost                     $  4,685  $  4,619

Assumptions used in determining funded status at the end of 1993 were an 8.5% rate of return, 7.25% discount rate and 4% rate of compensation increase. The assumptions for determining funded status at the end of 1992 were the same as used for 1992 pension income.


Pension income, excluding the special retirement benefits discussed in Note 5, included the following components:

        (In thousands)                     1993      1992      1991

        Service cost--benefits earned
           during the year             $  3,231  $  3,185   $  3,193
        Interest cost on projected
           benefit obligation            12,492    11,944     11,279
        Return on assets:
          Actual                        (17,927)  (15,070)   (23,456)
          Deferred gain                   3,028       780      9,640
        Amortization of:
          Transition asset               (1,286)   (1,287)    (1,286)
          Prior service cost                403       403        403
          Gain                               (7)       (8)       (18)
        Pension income                 $    (66)  $   (53)  $   (245)


 Significant assumptions used in determining pension income:

                                                 1993  1992   1991

        Expected long-term rate of return        9.0%   9.0%  9.0%
        Discount rate                            8.25   8.25  8.75
        Rate of increase in future
           compensation levels                   5.0    5.0   5.0

Effective January 1, 1994 the pension plans were amended to eliminate the voluntary employee contributions, provide future benefits based on the participants' years of service and average compensation at retirement, enhance pension benefits of participants who begin receiving benefits before age 65 and increase benefits to all eligible retirees. The amendments are subject to approval by the Internal Revenue Service and will be accounted for as of January 1, 1994.

The Company has a wage-deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers all eligible employees. Company contributions to this plan were $1,743,000, $1,704,000 and $1,655,000 for 1993, 1992 and 1991.
The plan was amended effective January 1, 1994 to increase the allowable amount of participants' contributions and to change the basis of company contributions.


3--POSTRETIREMENT BENEFIT OBLIGATION

The Company sponsors postretirement medical and life insurance plans which are available to most of its employees. In order to be eligible for these plans, employees must retire from the Company and have been covered under an active plan. The level of benefits provided depends on the year of retirement and years of service. The plans are contributory with periodic adjustments in the amount of contributions by retirees. The Company's policy is to fund these benefits as claims and premiums are paid.

During 1992 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". Under SFAS No. 106, the costs of providing retiree health care and life insurance benefits are actuarially determined and accrued over the employee's service life.

The Company elected to immediately recognize in 1992 the accumulated benefit obligation related to prior service costs. The postretirement obligation of $34,212,000 (net of income tax benefits of $22,243,000 and minority interest) is shown on the Consolidated Statement of Income as the cumulative effect of accounting change. The plans were amended January 1, 1993 to change the service requirements to become eligible for plan benefits. The amendments resulted in an unrecognized reduction in prior service cost, which is being amortized over future years. The adoption of SFAS No. 106 increased operating expense by $2,566,000 and $4,972,000 for 1993 and 1992.

The status of the postretirement benefit obligation at year end:

(In thousands)                          1993        1992

Accumulated postretirement
   benefit obligation:
  Retirees                           $38,120      $35,062
  Fully eligible active
   plan participants                  15,812       14,701
  Other active plan participants      18,596       24,579
  Total accumulated postretirement
   benefit obligation                 72,528       74,342
  Unrecognized prior service costs     8,625
  Unrecognized net gain               (4,246)
  Accrued postretirement
   benefit obligation                $76,907      $74,342

The net postretirement benefit
 cost included the following
 components:
  Service cost--benefits earned
   during the year                   $ 2,451      $ 2,254
  Interest costs on accumulated
   benefit obligation                  5,851        6,070
  Amortization of unrecognized
   prior service cost                 (1,898)
  Postretirement benefit expense     $ 6,404      $ 8,324

The accumulated postretirement benefit obligation was determined using a discount rate of 7.75% and a health care cost trend rate of 13% in 1993 decreasing to 6% in the year 2000 and thereafter. The discount rate used for 1992 was 8.75%. The effect on the accumulated postretirement benefit obligation at the beginning of 1993, of a 1% increase each year in the health care cost trend rate used, would result in an increase of approximately $6,018,000 in the obligation and $950,000 in the aggregate service and interest components of the 1993 expense. In 1991 the costs of these benefits were expensed as claims were paid and amounted to $3,576,000.


4--POSTEMPLOYMENT BENEFITS

The Company has certain postemployment benefit plans covering most of its employees. The benefit plans provide severance, disability, supplemental health care, life insurance and other welfare benefits. The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" in 1993. SFAS No. 112 prescribes accounting methods for employers who provide certain benefits to former or inactive employees after employment but before retirement. Adoption of this accounting standard did not have a significant effect on the results of operations and did not require a cumulative effect adjustment.


5--WORK FORCE REDUCTION

The Company has reduced its work force in response to economic conditions, increasing costs and changes in technology. The reductions were effected through voluntary early retirement incentive programs and involuntary job elimination plans. Employees were offered early retirement benefits through a nonqualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs included retirement benefits, severance payments and professional support.


6--OTHER INCOME-NET

(In thousands)                   1993     1992      1991

Income items:
 Interest                      $3,083   $2,722    $4,500
 Dividends                         57       57        53
 Gain on sale of
  marketable securities            37      174
 Other                            445      342       250
                                3,622    3,295     4,803
Expense items:
 Interest                         221      295       208
 Loss on disposition
  of assets                       102    1,420       516
 Other                            882      469       344
                                1,205    2,184     1,068

Other income - net             $2,417   $1,111    $3,735


7--INCOME TAXES

During 1992 the Company adopted SFAS No. 109, "Accounting for
Income Taxes". Adoption of this statement did not have a significant effect on the results of operations for 1992 and did not require a cumulative effect adjustment. The 1991 amounts reflect accounting using the deferred method which was required under the previous rules. The provision for income taxes, exclusive of tax benefits from equity in Affiliate and the cumulative effect of the adoption of SFAS No. 106, consisted of:

        (In thousands)                    1993     1992      1991

        State:
          Currently payable            $ 4,192  $ 3,795   $ 4,155
          Deferred                       1,381      445       125
                                         5,573    4,240     4,280

        Federal:
          Currently payable             17,376   15,264    15,574
          Deferred                       4,999    1,987       938
                                        22,375   17,251    16,512

        Provision for income taxes     $27,948  $21,491   $20,792


        Components of net deferred income tax liability:
        (No valuation allowance
          required)
        (In thousands)                    1993      1992      1991

        Depreciation                   $47,160   $37,848   $29,874
        Postretirement expense         (31,015)  (31,240)
        Pension cost                     1,864     1,917     1,565
        Vacation expense                (3,740)   (3,816)   (3,572)
        Tax credit carryforward         (2,400)   (1,000)
        Other                           (1,726)   (1,010)   (1,757)

        Net deferred income
          tax liability                $10,143   $ 2,699   $26,110



The components of current and non-current deferred income tax assets and liabilities:

                                          1993      1992      1991

         Current asset                 $(6,651)  $(6,327)  $(5,994)
         Noncurrent asset                 (420)     (823)
         Noncurrent liability           17,214     9,849    32,104
         Net deferred income
           tax liability               $10,143   $ 2,699   $26,110


Reconciliation of the U. S. federal statutory tax rate to the effective tax rate:


(In thousands)               1993                 1992              1991
                       Amount     %         Amount     %      Amount     %

Federal statutory
  tax rate            $23,814  35.0        $17,943  34.0     $17,502  34.0
State taxes net of
 federal tax effect     3,622   5.3          2,799   5.3       2,825   5.5
Dividend benefit
 eliminations             335    .5            322    .6         325    .6
Rate variations          (184)  (.3)
Other                     361    .6            427    .8         140    .3

Provision for income
  taxes               $27,948  41.1%       $21,491  40.7%    $20,792  40.4%

8--INVENTORIES

Newsprint inventory amounted to $6,686,000 and $6,982,000 at the end of 1993 and 1992, and the current value exceed LIFO value by $2,088,000 and $1,959,000. Other inventories amounted to $3,430,000 and $3,008,000 at the end of 1993 and 1992.


9--INVESTMENT IN AFFILIATE

The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company (Ponderay), which was formed to own and operate a newsprint mill in Washington. During 1992 the lending agent for the banks that provided financing for the mill issued a Completion Receipt acknowledging that completion was deemed to have occurred as of April 7, 1992. Under the terms of the loan agreement, the Company's guarantee of debt became $16,875,000 as the assets of the completed mill became collateral for a portion of the partnership debt. At the end of 1993 and 1992, $28,313,000 and $23,602,000 had been invested in Ponderay. The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 28,400 metric tons on a "take if tendered" basis until the debt is repaid.
Newsprint purchased from Ponderay amounted to $14,679,000 during 1993 and $12,205,000 during 1992.

Summarized financial data for Affiliate:
(Audited by other independent accountants)

(In thousands)                    1993       1992      1991

Results of operations:
  Net sales                   $ 94,375   $ 89,807  $112,295
  Net loss                      45,713     49,435    31,058

Financial position:
  Current assets              $ 19,633   $ 18,361  $ 19,249
  Property and equipment,
    at cost--net               304,315    321,065   336,343
  Other assets                   5,690     10,075    15,326

                              $329,638   $349,501  $370,918

  Current liabilities         $ 33,771   $ 27,515  $ 17,416
  Long-term debt
   ($125 million guaranteed
   by partners)                267,330    282,636   292,717
  Partners' capital             28,537     39,350    60,785

                              $329,638   $349,501  $370,918

Summary of the Company's investment in Affiliate:
(In thousands)                    1993       1992      1991
Investment, beginning of year $  5,315   $  8,209  $  8,520
Equity in partnership loss      (6,171)    (6,674)   (4,192)
Additional investments           4,711      3,780     3,881

Investment, end of year       $  3,855   $  5,315  $  8,209

Equity in Affiliate:
(In thousands)                    1993       1992      1991
Equity in partnership loss    $ (6,171)  $ (6,674) $ (4,192)
Current income tax benefit       4,356      4,187     3,608
Deferred tax expense            (2,465)    (2,333)   (2,469)

Equity in Affiliate, net
  of tax benefit              $ (4,280)  $ (4,820) $ (3,053)


10--LONG-TERM DEBT

The trust indenture relating to the fifty-year 4 1/2% debentures due December 1, 1998 contains various requirements and restrictions as to the financial activities of Indianapolis Newspapers, Inc. and its subsidiary. There are certain restrictions on capital expenditures and dividend payments by Indianapolis Newspapers, Inc. Interest paid amounted to $121,000 for 1993, 1992 and 1991.


11--RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense for 1993, 1992 and 1991 amounted to $4,190,000, $3,522,000 and $3,528,000. Future obligations for minimum annual rentals under noncancelable long-term leases are not considered to be significant.


12--CAPITAL STOCK AND STOCK OPTION PLAN

Class A common stock is entitled to 1/10 of a vote per share. At December 26, 1993 the Company has reserved 2,105,000 shares that are available for issuance under its Stock Option Plan, 500,000 shares for issuance under its 401(k) plan and 3,157,800 shares for issuance upon conversion of Class B common stock. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust owns Class B common stock which provides the Trust the majority voting control of the Company.

        Dividend declared per share:  1993    1992   1991

           Class A common stock      $.46    $.42    $.40
           Class B common stock       .046    .042    .04

The Stock Option Plan provides for the granting of stock options to certain officers and key employees. The options are granted at prices determined by the Stock Option Committee of the Board of Directors but not less than fair market value on date of grant. Options granted may be incentive or nonqualified options with a term of ten years. Options granted before December 29, 1991 are currently exercisable. Options granted in 1992 and 1993 become exercisable two and three years, respectively, from date of grant.

        Stock Option Plan Summary:
                                    Shares          Price
        Outstanding,
         December 30, 1990         200,000     $16.625
        Granted                    283,500      18.00
        Exercised                   (3,000)     16.625
        Cancelled                  (21,500)     16.625 - 18.00
        Outstanding,
         December 29, 1991         459,000      16.625 - 18.00
        Granted                    273,000      23.00
        Exercised                  (52,500)     16.625 - 18.00
        Cancelled                   (5,500)     16.625 - 18.00
        Outstanding,
         December 27, 1992         674,000      16.625 - 23.00
        Granted                    300,500      23.875
        Exercised                  (39,500)     16.625 - 18.00
        Cancelled                  (11,500)     23.00
        Outstanding,
         December 26, 1993         923,500      16.625 - 23.875
        Exercisable,
         December 26, 1993         359,000      16.625 - 18.00


13--FAIR VALUE OF FINANCIAL INSTRUMENTS

Other than the marketable equity securities, the carrying amount of the Company's financial instruments approximates fair value. Included in other long term assets are marketable equity securities with a cost basis of $131,000 and a fair market value of $1,682,000 and $2,049,000 at the end of 1993 and 1992.


14--COMMITMENTS, CONTINGENCIES AND SUBSEQUENT EVENTS

See Note 9 for commitments related to Affiliate.

The Internal Revenue Service (IRS) has issued a notice of proposed adjustments for certain tax matters involving
Ponderay Newsprint Company, a partnership in which the Company owns a 13.5% interest, for the years 1987, 1988 and 1989. Ponderay filed a protest on February 17, 1993 in opposition to the proposed adjustments. The matter is now pending before an IRS appeals officer, with several legal issues having been referred to the IRS national office for technical advice.
While this process is expected to extend over a lengthy period, management of the Company and tax counsel currently believe that Ponderay has meritorious defenses available and that the IRS' position is unlikely to be fully sustained in the amounts proposed. The contested issues concern investment tax credit for the three years and the amount of 1989 depreciation expense reported on the partnership tax return.
The amount of investment tax credit claimed by the Company was approximately $2.6 million and its share of depreciation was approximately $4.5 million. No provision for additional income taxes, penalties or interest has been recorded in the financial statements. The IRS has completed its examination of the Company's federal income tax returns through 1989 and all adjustments have been settled except for the items noted above.

There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.

During 1993 the Board of Directors approved the construction of a new downtown Phoenix office building. Total costs of the building and related expenditures are expected to be $32,000,000 with completion anticipated in 1996. Formal commitments totaling $2,245,000 have been entered into as of December 26, 1993 relating to this building project and equipment at other facilities. Expenditures as of December 26, 1993 related to these commitments approximate $206,000.

The Board of Directors approved the construction of a production facility in Indianapolis at an estimated cost of $17,000,000 with completion expected during the second quarter of 1995. No formal commitment or expenditures have been made on this project.


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year. Operating results for the last three years:

(In thousands, except per share data)
                        1st         2nd         3rd         4th
                      Quarter     Quarter     Quarter     Quarter     Total

1993 (52 weeks)

Operating revenues   $111,318   $116,943    $110,238    $128,068   $466,567
Operating expenses     99,495     98,873      97,469     105,108    400,945
Operating income       11,823     18,070      12,769      22,960     65,622
Other income--net         502        615         811         489      2,417
Provision for income
 taxes                 (4,949)    (7,553)     (5,754)     (9,692)   (27,948)
Minority interest        (405)    (1,038)       (758)     (1,482)    (3,683)
Equity in
 Affiliate--net        (1,148)      (997)     (1,153)       (982)    (4,280)
Net income           $  5,823   $  9,097    $  5,915    $ 11,293   $ 32,128
Net income per
 common share            $.22       $.34        $.22        $.43      $1.21

1992 (52 weeks)

Operating revenues   $104,162   $109,136    $102,134    $118,168   $433,600
Operating expenses     96,146     94,434      92,613      98,744    381,937
Operating income        8,016     14,702       9,521      19,424     51,663
Other income--net         899        766         529      (1,083)     1,111
Provision for
 income taxes          (3,634)    (6,255)     (4,151)     (7,451)   (21,491)
Minority interest        (265)      (968)       (509)     (1,363)    (3,105)
Equity in
 Affiliate--net          (698)    (1,348)     (1,151)     (1,623)    (4,820)
Income before cumulative
 effect of accounting
 change                 4,318      6,897       4,239       7,904     23,358
Cumulative effect of
 accounting change--net
 of tax benefits      (34,212)                                      (34,212)
Net income (loss)    $(29,894)  $  6,897    $  4,239    $  7,904   $(10,854)
Net income per
common share:
  Income before
   cumulative effect
   of accounting
   change              $  .16       $.26        $.16        $.30     $  .88
  Cumulative effect
   of accounting
   change--net of
   tax benefits         (1.29)                                        (1.29)
Net income (loss)
 per common share      $(1.13)      $.26        $.16        $.30     $ (.41)

1991 (52 weeks)

Operating revenues   $102,797   $105,628    $ 99,139    $112,787   $420,351
Operating expenses     96,515     93,178      89,817      93,099    372,609
Operating income        6,282     12,450       9,322      19,688     47,742
Other income--net       1,546      1,076         849         264      3,735
Provision for
 income taxes          (3,237)    (5,415)     (4,131)     (8,009)   (20,792)
Minority interest         (46)      (372)       (334)       (977)    (1,729)
Equity in
 Affiliate--net          (664)      (590)       (717)     (1,082)    (3,053)
Net income           $  3,881   $  7,149    $  4,989    $  9,884   $ 25,903
Net income per
 common share            $.15       $.27        $.18        $.38       $.98



SELECTED TEN-YEAR FINANCIAL DATA

(In thousands, except per share data)


Fiscal Years Ended                     Dec. 26     Dec. 27     Dec. 29    Dec. 30     Dec. 31
                                          1993        1992        1991       1990        1989
                                      52 Weeks    52 Weeks    52 Weeks   52 Weeks    53 Weeks
Consolidated Statement of Income

Operating revenues:
  Advertising                        $ 346,566    $319,872   $ 316,950   $335,795   $ 346,924
  Circulation                          118,032     112,180     102,459     94,689      88,160
  Other                                  1,969       1,548         942      1,175       1,144
                                       466,567     433,600     420,351    431,659     436,228
Operating expenses:
  Operating costs                      200,200     187,611     197,584    209,191     213,377
  Distribution and general             173,444     169,105     154,410    151,719     148,015
  Depreciation                          25,810      21,649      17,334     15,902      14,908
  Work force reduction cost              1,491       3,572       3,281      2,082
                                       400,945     381,937     372,609    378,894     376,300
Operating income                        65,622      51,663      47,742     52,765      59,928
Other income--net                        2,417       1,111       3,735      8,963       8,389
Income before income taxes              68,039      52,774      51,477     61,728      68,317
Provision for income taxes              27,948      21,491      20,792     25,813      27,748
Income before minority
  interest and equity
  in Affiliate                          40,091      31,283      30,685     35,915      40,569
Minority interest in
  subsidiary                            (3,683)     (3,105)     (1,729)    (3,117)     (3,411)

Equity in Affiliate, net
  of tax benefit                        (4,280)     (4,820)     (3,053)    (4,515)      1,309
Income before cumulative
  effect of accounting change           32,128      23,358      25,903     28,283      38,467
Cumulative effect of accounting
   change                                          (34,212)
Net income (loss)                    $  32,128   $ (10,854)  $  25,903   $ 28,283   $  38,467

Class A Share Data

  Income before cumulative
   effect of accounting change        $   1.21    $    .88     $   .98     $ 1.07    $   1.45
  Cumulative effect of accounting
    change                                           (1.29)
  Net income (loss)                       1.21        (.41)        .98       1.07        1.45
  Dividends declared                       .46         .42         .40        .40        .325

Other Financial Data

  Total assets                        $464,688    $432,872    $403,627   $383,758    $356,103
  Working capital                      127,999      90,488      70,217    122,710     134,755
  Long-term debt                         2,678       2,678       2,678      2,678       2,678
  Shareholders' equity                 290,693     269,997     290,982    275,623     257,938

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries. The consolidated financial statements and related notes and discussions for the year ended December 26, 1993 should be read in order to obtain a better understanding of this data.


                                      Dec. 25     Dec. 27     Dec. 28    Dec. 29     Dec. 30
                                         1988        1987        1986       1985        1984
                                     52 Weeks    52 Weeks    52 Weeks   52 Weeks    53 Weeks
Consolidated Statement of Income
Operating revenues:
 Advertising                        $ 337,854    $329,067   $ 319,237   $299,077   $ 278,166
 Circulation                           78,575      72,434      68,806     64,001      59,417
 Other                                  1,179       1,197       1,084      1,002       1,057
                                      417,608     402,698     389,127    364,080     338,640
Operating expenses:
 Operating costs                      216,788     208,633     193,521    191,349     179,583
 Distribution and general             133,842     129,782     120,969    110,922     101,846
 Depreciation                          13,970      12,190      10,952      9,682       8,935
 Work force reduction cost              7,586
                                      372,186     350,605     325,442    311,953     290,364
Operating income                       45,422      52,093      63,685     52,127      48,276
Other income--net                       5,918       5,134       5,071      6,600       6,349
Income before income taxes             51,340      57,227      68,756     58,727      54,625
Provision for income taxes             18,911      24,071      33,339     28,560      26,388
Income before minority
  interest and equity
  in Affiliate                         32,429      33,156      35,417     30,167      28,237
Minority interest in
  subsidiary                           (3,916)     (3,754)     (3,496)    (2,908)     (2,702)
Equity in Affiliate, net
  of tax benefits                         743           8
Income before cumulative
  effect of accounting change          29,256      29,410      31,921     27,259      25,535
Cumulative effect of accounting
  change                                            3,388
Net income (loss)                   $  29,256   $  32,798   $  31,921   $ 27,259    $ 25,535

Class A Share Data
  Income before cumulative
   effect of an accounting change    $   1.10    $   1.10    $   1.19    $  1.01      $  .94
   Cumulative effect of accounting
    change                                            .13
  Net income (loss)                      1.10        1.23        1.19       1.01         .94
   Dividends declared                    .325        .325        .325       .325        .275

Other Financial Data

  Total assets                       $321,809    $300,966    $270,815    $241,211   $216,134
  Working capital                     116,192     106,705     101,566      92,753     87,151
  Long-term debt                        2,678       2,678       2,678       2,678      2,678
  Shareholders' equity                230,316     213,579     189,312     165,939    149,416


SHAREHOLDER INFORMATION

Since an initial public offering on September 21, 1989, shares of Class A common stock have traded on the New York Stock Exchange under the symbol ECP. No established trading market currently exists for the Company's Class B common stock. Shares of Class B common stock are convertible into Class A common stock at a ratio of ten B shares for one A share. At December 31, 1993, there were approximately 367 shareholders of record of Class A common stock and 25 shareholders of record of Class B common stock.

Dividends

Dividends declared per share:

                           1993          Class A     Class B
                        1st Quarter       $ .11       $ .011
                        2nd Quarter         .11         .011
                        3rd Quarter         .12         .012
                        4th Quarter         .12         .012
                                          $ .46       $ .046


                           1992          Class A     Class B

                        1st Quarter       $ .10       $ .01
                        2nd Quarter         .10         .01
                        3rd Quarter         .11         .011
                        4th Quarter         .11         .011
                                          $ .42       $ .042

Form 10-K

The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Corporate Secretary, Central Newspapers, Inc., 135 North Pennsylvania Street, Suite 1200, Indianapolis, Indiana 46204.

Stock Prices

        Calendar Quarter   1st         2nd         3rd         4th

         1993 High        $23 7/8     $25 7/8    $27 3/8    $27 3/4
              Low          20 7/8      23 5/8     24 1/4     23

         1992 High         23 3/8      23 1/8     23 3/8     23 3/4
              Low          19          20 3/4     20 1/8     21 1/8


Annual Meeting

      The Annual Meeting of Shareholders will be held at the First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana on April 21, 1994 at 10:00 A.M. local time.


          Transfer Agent and Registrar:

                            Bank One, Indianapolis, NA
                            Security Holder Services
                            Bank One Center/Tower
                            111 Monument Circle - Suite 1611
                            P.O. Box 7700
                            Indianapolis, Indiana 46277-0116



                  CORPORATE DIRECTORY


                  BOARD OF DIRECTORS


                  Kent E. Agness
                  Partner
                    Barnes & Thornburg

                  Malcolm W. Applegate
                  President and General Manager
                    Indianapolis Newspapers, Inc.

                  William A. Franke
                  Chairman and Chief Executive Officer
                    America West Airlines, Inc.
                  President
                    Franke & Company, Inc.

                  Eugene S. Pulliam
                  Executive Vice President
                    Central Newspapers, Inc.
                  President
                    Phoenix Newspapers, Inc.
                  Publisher
                    The Indianapolis Star
                    The Indianapolis News

                  Dan Quayle
                  Chairman
                    Circle Investors, Inc.

                  James C. Quayle
                  President
                    Huntington Newspapers, Inc.

                  Frank E. Russell
                  President and Chief Executive Officer
                    Central Newspapers, Inc.

                  Louis A. Weil III
                  Executive Vice President
                    Phoenix Newspapers, Inc.
                  Publisher
                    The Arizona Republic
                    The Phoenix Gazette



                  CORPORATE OFFICERS AND
                  EXECUTIVE MANAGEMENT


                  Frank E. Russell
                  President and Chief Executive Officer
                    Central Newspapers, Inc.

                  Eugene S. Pulliam
                  Executive Vice President
                    Central Newspapers, Inc.
                  President
                    Phoenix Newspapers, Inc.
                  Publisher
                    The Indianapolis Star
                    The Indianapolis News

                  Marjorie C. Tarplee
                  Secretary
                    Central Newspapers, Inc.

                  Wayne D. Wallace
                  Treasurer
                    Central Newspapers, Inc.

                  Malcolm W. Applegate
                  President and General Manager
                    Indianapolis Newspapers, Inc.

                  Louis A. Weil III
                  Executive Vice President
                    Phoenix Newspapers, Inc.
                  Publisher
                    The Arizona Republic
                    The Phoenix Gazette