Form 10-K, Exhibit 13
CENTRAL NEWSPAPERS INC
filed 1995-03-24
CIK 854094

EXHIBIT 13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION


Central Newspapers, Inc. (the "Company") is primarily engaged in the publishing and distribution of newspapers. Revenue is derived primarily from advertising and newspaper sales, principally in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company has a 13.5% interest in Ponderay Newsprint Company ("Affiliate"), a partnership formed to own and operate a newsprint mill in Washington. The following analysis should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements.

During July 1994, the Company offered to buy the 5,533 shares of Class A common stock of Indianapolis Newspapers, Inc. (INI) not already owned for $10,000 net in cash per share. On September 12, 1994, the Company purchased 3,591 shares of the Class A common stock of INI. The stock purchase resulted in the Company increasing its ownership of INI to 89.9% and permits INI to be considered part of the consolidated group for federal income tax purposes. The purchase of the minority interest did not have a significant effect on the reported earnings per share for 1994.

The current year financial statements include the adoption as of the beginning of the year Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 resulted in the Company carrying its investments in debt and equity securities at fair value. Unrealized gains and losses on available-for-sale securities are recorded as a component of shareholders' equity. Unrealized gains and losses on trading securities are reflected in earnings.

During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." During 1992, the Company adopted SFAS No. 109,
"Accounting for Income Taxes."   The adoption of SFAS No. 112 and SFAS No. 109
did not have a significant effect on operating results. The Company also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits," during 1992 which resulted in a cumulative effect adjustment of $34.2 million. The Company changed the eligibility requirements to participate in its various postretirement benefit plans during 1993.

The Company formed Topics Newspapers, Inc. (a wholly-owned subsidiary) in 1993 to acquire the net assets of two daily newspapers, one weekly newspaper and twelve controlled circulation weekly newspapers that serve the fastest growing area of metropolitan Indianapolis. The operating results of Topics Newspapers, Inc. are included in the financial statements as of January 1, 1993.

The Phoenix production facility, on which construction began in 1990, was completed and placed in service during 1992. This resulted in significantly increased costs during 1992 as the existing downtown production facility was operated while production was phased in at the new facility. After production was transferred to the new facility, all newspaper printing ceased at the downtown location.

During August 1993, Indianapolis Newspapers, Inc. began a program called Indianapolis Market Penetration And Custom Targeting (IMPACT). This program utilizes total market coverage, zoned run of press advertising and preprint programs which provide advertisers flexibility in their needs for high penetration and the ability to reach their target markets. The utilization of this program significantly increased the volume of part run advertising. Operating expenses for 1994 included a full year of the IMPACT program.


1994 Compared to 1993

Operating revenue increased $53.1 million, or 11.4%, to $519.7 million in 1994. The gain resulted from a $48.9 million, or 14.1%, increase in advertising revenue and a $3.8 million, or 3.2%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was up 11.8% from 1993.

Advertising revenue at Phoenix newspapers increased 14.0%. The revenue increase reflects a gain of 12.7% in full run linage, an increase of 5.2% in part run linage and an increase in advertising rates at the beginning of 1994. At Indianapolis, advertising revenue was up 15.2% from the prior year. The revenue increase reflects a gain of 10.5% in full run linage, a gain of 100.4% in part run linage and advertising rate increases effective January 1, 1994. The significant gain in Indianapolis part run linage reflects a full year of the IMPACT program.

Circulation revenue increased 4.3% at Phoenix, reflecting a gain of 2.5% in the average Sunday circulation and a 2.1% gain in combined daily circulation. The single copy price of the morning newspaper was raised by $.15, or 42.9%, to $.50 in January 1993.

Circulation revenue increased .9% at Indianapolis, reflecting a loss of 2.2% in combined daily circulation and a loss of 1.7% in Sunday circulation which was offset by the Sunday delivered price increase of $.25, or 20%, to $1.50 in May 1993.

During the past three years, circulation rates have been increased from time to time. Generally, a rate increase will cause a temporary decline in circu-lation; however, the evening newspapers are experiencing an ongoing decline in their average annual circulation.

Operating expenses increased $43.0 million, or 10.7%, to $444.0 million. Compensation and fringe benefit costs increased 9.2% during 1994 due to the higher volume of production in Phoenix, the full year of operation of the IMPACT program in Indianapolis and changes in the retirement plans. Newsprint expense was up $8.0 million, or 12.2%, as average newsprint prices were up 3.9% and consumption increased 8.2%. Other operating, distribution and general expenses increased $10.4 million, or 9.5%, from the prior year. Contributing to this increase were the additional costs related to the full year of expenses associated with the IMPACT program, increased equipment repair costs and higher circulation and distribution costs. Depreciation expense increased $.8 million, or 3.2%. Work force reduction costs of $7.1 million for 1994 and $1.5 million for 1993 are associated with the voluntary early retirement programs in Indianapolis and Phoenix. These programs were undertaken due to economic conditions and changes in technology.

Operating income increased $10.1 million, or 15.4%, to $75.7 million for the year. Other income increased $2.4 million, or 65.6%, which reflects larger amounts available for investment compared to the prior year and higher rates of return on investments. Other expense of $1.0 million decreased $171,000.

Income before income taxes increased $12.7 million, or 18.6%, to $80.7 million. The effective income tax rate for 1994 was 40.7% compared to 41.1% for 1993.

The Company's equity in Affiliate, net of tax benefits, resulted in a loss of $3.6 million for 1994 compared to a loss of $4.3 million during 1993.

Net income for 1994 was $41.3 million compared to $32.1 million during 1993. Earnings per share were $1.55 for 1994, an increase of 28.1% from the $1.21 reported last year. Excluding the incremental work force reduction cost of $5.6 million during 1994, earnings per share would have been $1.67 for the current year.


1993 Compared to 1992

Operating revenue increased $33.0 million, or 7.6%, to $466.6 million in 1993. The gain resulted from a $26.7 million, or 8.4%, increase in advertising revenue and a $5.9 million, or 5.2%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was up 3.9% from 1992.

Advertising revenue at Phoenix newspapers was up 7.3%. The revenue increase reflects a gain of 5.7% in full run linage, an increase of 11.2% in part run linage and an increase in advertising rates at the beginning of 1993. At Indianapolis, advertising revenue was up 7.5% from the prior year. The revenue increase reflects a gain of 1.3% in full run linage, a gain of 180.7% in part run linage and advertising rate increases effective January 1, 1993.

Circulation revenue increased 5.3% at Phoenix, reflecting price increases and a gain of 2.3% in the average Sunday circulation and a flat combined daily circulation. The single copy price of the morning newspaper was raised by $.15, or 42.9%, to $.50 in January 1993.

Circulation revenue increased 4.2% at Indianapolis, reflecting a Sunday price increase, a loss of .5% in combined daily circulation and a loss of .5% in Sunday circulation. The Sunday delivered price of $1.50 reflects a $.25, or 20%, increase in May 1993.

During the past three years, circulation rates have been increased from time to time. Generally, a rate increase will cause a temporary decline in circula-tion; however, the evening newspapers are experiencing an ongoing decline in their average annual circulation.

Operating expenses increased $19.0 million, or 5.0%, to $400.9 million. Compensation and fringe benefit costs increased 3.0% compared to 1992. Newsprint expense was up $5.1 million, or 8.4%, as newsprint prices were up slightly and consumption increased 7.8%. Other operating, distribution and general expenses increased $6.0 million, or 5.9%, from the prior year. Contributing to this increase were the additional costs related to the new production facility in Phoenix which was operational for the full year during 1993. Other cost increases resulted from higher sales taxes on increased circulation revenue and the costs associated with the IMPACT program in Indianapolis. Depreciation expense increased $4.2 million, or 19.2%, primarily from the production facility in Phoenix. Work force reduction costs of $1.5 million for 1993 and $3.6 million for 1992 are associated with the voluntary early retirement programs in Indianapolis and Phoenix. These programs were undertaken due to economic conditions and changes in technology.

Operating income increased $14.0 million, or 27.0%, to $65.6 million for the year. Other income increased $327,000, or 9.9%, which reflects larger amounts available for investment compared to the prior year. Other expense of $1.2 million decreased $979,000, or 44.8%, reflecting primarily the 1992 write-off of printing presses and certain production equipment no longer used in Phoenix.

Income before income taxes increased $15.3 million, or 28.9%, to $68.0 million. The effective income tax rate for 1993 was 41.1% compared to 40.7% for 1992.

The Company's equity in Affiliate, net of tax benefits, resulted in a loss of $4.3 million for 1993 compared to a loss of $4.8 million during 1992.

Income before cumulative effect of accounting change increased $8.8 million, or 37.6%, from the prior year to $32.1 million. During 1992, the Company recorded a cumulative effect of accounting change net of tax benefits and minority interest of $34.2 million in conjunction with the adoption of SFAS No. 106.
The Company elected to immediately recognize the accumulated benefit obligation related to prior service costs. Net income for 1993 was $32.1 million compared to a loss of $10.9 million for 1992.


Investment In Affiliate

The Company owns a 13.5% interest in Ponderay Newsprint Company ("Ponderay"), a general partnership formed to own and operate a newsprint mill. The Company's investment in Ponderay is accounted for using the equity method, which reflects the Company's share of Ponderay's net loss, tax credits and related income tax expense or benefits. While Ponderay's operating results will be affected by movements in newsprint prices, it is currently anticipated that Ponderay may experience operating losses for the next several years and that such losses will adversely affect the Company's net income. The Company expects to make additional cash investments to help finance the operating losses of Ponderay. See Note 11 of Notes to Consolidated Financial Statements.


Capital Resources and Liquidity

Cash provided by operations is the Company's primary source of liquidity. In the past three years, net cash provided from operations in conjunction with cash investments has been sufficient to fund all capital expenditures including the replacement and modernization of presses in Indianapolis and the construc-tion of a satellite production facility in Phoenix. Operating activities generated $41.9 million of cash during 1994 which includes $45.8 million of net purchases of trading securities that are classified as operating activities under SFAS No. 115. In prior years, the purchases of and proceeds from marketable securities were considered to be investing activities. The Company had working capital of $132.9 million at December 25, 1994 and $128.0 million at December 26, 1993.

Total capital expenditures in 1994 were $23.3 million, up from $16.0 million for 1993. During 1992, the conversion from letterpress to offset printing in Indianapolis and the construction of a production facility in Phoenix were completed and placed in service. It is estimated capital expenditures for 1995 will be $67.5 million which includes the anticipated expenditures on the Phoenix office building, client-server computer system and the Indianapolis production facility discussed in Note 16 of Notes to Consolidated Financial Statements.

The Company invested $5.6 million in Ponderay during 1994 and $3.8 million during 1993. See Note 11 of Notes to Consolidated Financial Statements for guarantees of certain debt related to Ponderay. Cash dividend payments of $15.2 million and $13.9 million were made in 1994 and 1993.

The Company purchased 3,591 shares of Class A common stock of Indianapolis Newspapers, Inc. in September 1994 at a total cost of $36.2 million which increased its ownership of Indianapolis Newspapers, Inc. to 89.9%.

The Company anticipates that cash flow generated from operations and cash reserves in conjunction with credit resources are adequate to meet its requirements for capital expenditures, working capital and dividend payments.


Inflation

The impact of inflation on the Company's operations has become less significant with lower inflation rates in recent years. Generally, the Company has been able to offset the inflationary effects on operating expenses by increasing advertising and circulation rates. During 1992 and 1993, newsprint prices declined due to an oversupply in the newsprint industry. During 1994, the Company experienced an overall increase in the average cost of newsprint of 3.9%. The Company's newsprint suppliers have announced significant price increases that are expected to be implemented during 1995. The Company anticipates newsprint expense will increase substantially during 1995.



                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Central Newspapers, Inc.


We have audited the accompanying consolidated statement of financial position of Central Newspapers, Inc. and Subsidiaries as of December 25, 1994 and December 26, 1993 and the related consolidated statements of income, share-holders' equity and cash flows for each of the three fiscal years in the period ended December 25, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Newspapers, Inc. and Subsidiaries as of December 25, 1994 and
December 26, 1993 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 25, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2, the Company adopted, effective at the beginning of 1994, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and as discussed in Note 5, effective at the beginning of 1992, SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

/s/ Geo. S. Olive & Co. LLC
---------------------------
Geo. S. Olive & Co. LLC
Indianapolis, Indiana
February 24, 1995


CONSOLIDATED STATEMENT OF INCOME


(In thousands, except share data)

FOR THE YEAR ENDED:                      Dec. 25   Dec. 26   Dec. 27
                                            1994      1993      1992
                                         -------   -------   -------
Operating revenues:
  Advertising                           $395,450  $346,566  $319,872
  Circulation                            121,823   118,032   112,180
  Other                                    2,429     1,969     1,548
                                        --------  --------  --------
                                         519,702   466,567   433,600
Operating expenses:
  Operating costs                        222,074   200,200   187,611
  Distribution and general               188,195   173,444   169,105
  Depreciation                            26,639    25,810    21,649
  Work force reduction cost                7,064     1,491     3,572
                                        --------  --------  --------
                                         443,972   400,945   381,937
                                        --------  --------  --------

Operating income                          75,730    65,622    51,663

Other income--net                          4,965     2,417     1,111
                                        --------  --------  --------

Income before income taxes                80,695    68,039    52,774

Provision for income taxes                32,847    27,948    21,491
                                        --------  --------  --------

Income before minority interest and
  equity in Affiliate                     47,848    40,091    31,283

Minority interest in subsidiary           (2,977)   (3,683)   (3,105)

Equity in Affiliate, net of tax benefits  (3,550)   (4,280)   (4,820)
                                        --------  --------  --------

Income before cumulative effect of
  accounting change                       41,321    32,128    23,358

Cumulative effect of accounting change,
  net of tax benefits                                        (34,212)
                                        --------  --------  --------

Net income (loss)                       $ 41,321  $ 32,128  $(10,854)
                                        ========  ========  ========

Net income per common share:
 Income before cumulative effect of
   accounting change                       $1.55     $1.21     $ .88
 Cumulative effect of accounting change,
   net of tax benefits                                         (1.29)
                                           -----     -----     -----

Net income (loss)                          $1.55     $1.21     $(.41)
                                           =====     =====     =====


See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF FINANCIAL POSITION


(In thousands, except share data)
                                                      Dec. 25          Dec. 26
                                                         1994             1993
                                                      -------          -------
ASSETS

Current assets:
 Cash and cash equivalents                           $ 22,105         $ 22,143
 Marketable securities                                107,413          102,010
 Accounts receivable (net of allowances of
  $1,071 and $1,142)                                   54,625           46,348
 Inventories                                            9,142           10,116
 Deferred income tax benefits                           7,636            6,651
 Other current assets                                   2,418            3,229
                                                     --------         --------
   Total current assets                               203,339          190,497
                                                     --------         --------


Property, plant and equipment:
 Land                                                  14,665           11,656
 Buildings and improvements                            99,985           98,248
 Leasehold improvements                                 4,075            4,141
 Machinery and equipment                              302,333          297,358
 Construction in progress                               9,934              875
                                                     --------         --------
                                                      430,992          412,278
   Less accumulated depreciation                      181,675          164,942
                                                     --------         --------
                                                      249,317          247,336
                                                     --------         --------


Other assets:
 Land held for development                              4,148            4,139
 Goodwill and other intangibles                        29,112            9,807
 Investment in Affiliate                                3,989            3,855
 Other                                                 10,539            9,054
                                                     --------         --------
                                                       47,788           26,855
                                                     --------         --------




TOTAL ASSETS                                         $500,444         $464,688
                                                     ========         ========

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF FINANCIAL POSITION


                                                     Dec. 25           Dec. 26
                                                        1994              1993
                                                     -------           -------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                   $ 17,134          $ 12,675
 Accrued compensation                                 16,423            15,166
 Dividends payable                                     4,205             4,547
 Accrued expenses and other liabilities               18,240            15,434
 Federal and state income taxes                                          2,406
 Deferred revenue                                     14,430            12,270
                                                    --------          --------
     Total current liabilities                        70,432            62,498
                                                    --------          --------

Deferred income taxes                                 22,216            17,214
                                                    --------          --------

Long-term debt                                         2,678             2,678
                                                    --------          --------

Postretirement benefit obligation                     77,802            72,937
                                                    --------          --------

Minority interest in subsidiary                        7,554            18,668
                                                    --------          --------

Shareholders' equity:
  Preferred stock--issuable in series:
    Authorized--25,000,000 shares
    Issued--none
  Class A common stock--without par value:
    Authorized--75,000,000 shares
    Issued--23,483,000 and 23,431,450 shares          18,182            17,137
  Class B common stock--without par value:
    Authorized--50,000,000 shares
    Issued--31,553,000 and 31,578,000 shares              63                63
  Retained earnings                                  300,968           273,493
  Net unrealized gain on
   available-for-sale securities                         549
                                                    --------          --------
                                                     319,762           290,693
                                                    --------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $500,444          $464,688
                                                    ========          ========


CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                       Net
(In thousands)                                                      Unrealized
                                                                     Gain on
                                     Class A   Class B              Available-
                                     Common    Common    Retained    for-Sale
                                      Stock     Stock    Earnings   Securities
                                     -------   -------   --------   ----------

Balance at December 29, 1991         $15,330       $65   $275,587

  Net loss                                                (10,854)
  Dividends declared:
   Class A common stock                                    (9,782)
   Class B common stock                                    (1,359)
  Exercise of stock options            1,010
                                     -------       ---   --------

Balance at December 27, 1992          16,340        65    253,592

  Net income                                               32,128
  Dividends declared:
   Class A common stock                                   (10,757)
   Class B common stock                                    (1,470)
  Exercise of stock options              795
  Common stock conversion                  2        (2)
                                     -------       ---   --------

Balance at December 26, 1993          17,137        63    273,493

  Adoption of SFAS No. 115, net of
   deferred income taxes and
   minority interest                                                      $649
  Net income                                               41,321
  Dividends declared:
   Class A common stock                                   (12,204)
   Class B common stock                                    (1,642)
  Exercise of stock options            1,045
  Change in net unrealized gain on
   available-for-sale securities                                          (100)
                                     -------       ---   --------         ----
Balance at December 25, 1994         $18,182       $63   $300,968         $549
                                     =======       ===   ========         ====


See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

FOR THE YEAR ENDED:                              Dec. 25    Dec. 26    Dec. 27
                                                    1994       1993       1992
                                                 -------    -------    -------
Operating activities:
  Net income (loss)                             $ 41,321   $ 32,128   $(10,854)
  Items which did not use (provide) cash:
    Cumulative effect of accounting change                              34,212
    Depreciation and amortization                 27,284     26,305     21,666
    Postretirement and pension benefits            7,815      2,741      4,471
    (Gain) loss on disposition of assets            (171)       (56)     1,420
    Gain on sale of marketable securities            (32)       (37)      (174)
    Minority interest in earnings of subsidiary    2,977      3,683      3,105
    Equity in Affiliate                            3,550      4,280      4,820
    Deferred income taxes                            (92)     4,979      1,346
  Change in assets and liabilities:
    Net purchases of trading securities          (45,787)
    Accounts receivable                           (8,276)    (4,602)    (3,349)
    Inventories                                      974       (126)     2,306
    Other current assets                             428        539       (845)
    Accounts payable                               3,564       (712)    (1,069)
    Accrued compensation                           1,257       (310)     1,005
    Accrued expenses and other liabilities         3,586        398      4,269
    Federal and state income taxes                 1,340      3,591      4,361
    Deferred revenue                               2,159        931        944
                                                --------   --------   --------
     Net cash provided by operating activities    41,897     73,732     67,634
                                                --------   --------   --------

Investing activities:
  Purchases of property, plant and equipment     (23,256)   (16,049)   (26,175)
  Proceeds from disposition of assets                622        258        706
  Purchases of available-for-sale securities    (234,011)  (161,331)  (128,739)
  Proceeds from available-for-sale securities    274,800    132,087    106,203
  Investment in Affiliate                         (5,603)    (3,834)    (3,780)
  Purchase of minority interest in subsidiary    (36,205)
  Purchase of intangibles and other               (3,877)    (6,678)      (134)
                                                --------   --------   --------
     Net cash used by investing activities       (27,530)   (55,547)   (51,919)
                                                --------   --------   --------

Financing activities:
  Cash dividends paid                            (13,308)   (11,956)   (10,870)
  Dividends paid to minority interest             (1,937)    (1,991)    (1,993)
  Proceeds from exercise of stock options            840        684        907
                                                --------   --------   --------
     Net cash used by financing activities       (14,405)   (13,263)   (11,956)
                                                --------   --------   --------
Increase (decrease) in cash and cash
 equivalents                                         (38)     4,922      3,759

Cash and cash equivalents, beginning of year      22,143     17,221     13,462
                                                --------   --------   --------
Cash and cash equivalents, end of year          $ 22,105   $ 22,143   $ 17,221
                                                ========   ========   ========

Supplemental cash flow information:
  Income taxes paid during the year            $31,920      $19,377    $17,926
  Interest paid during the year                    208          221        295


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

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years 1994, 1993 and 1992 each comprised fifty-two weeks.

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

Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, trade accounts receivable and investments in marketable securities. The Company places its temporary cash with financial institutions and limits the amount of credit exposure to any one financial institution. Accounts receivable are with customers located primarily in the immediate geographical area of each city of publication. The Company reviews a customer's credit history before extending credit and establishes an allowance for doubtful accounts based on factors surrounding the credit risk of specific customers, historic trends and other information. The Company, by policy, limits the type and amount of its investments in marketable securities.

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

Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods from two to forty years. Amortization amounted to $639,000 for 1994, $495,000 for 1993 and $17,000 for 1992. Accumulated amortization was $1,443,000 and $804,000 at the end of 1994 and 1993, respectively.

Investment in Affiliate - The Company uses the equity method of accounting for its 13.5% partnership interest in Ponderay Newsprint Company.

Income Taxes - In 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes" which provides for the determination of deferred tax liabilities and assets at the end of each period based on the difference between financial statement and tax basis of assets and liabilities using presently enacted tax rates. The Company files a con-solidated federal income tax return with its wholly-owned subsidiaries. Effective September 12, 1994, Indianapolis Newspapers, Inc. ("INI") became a majority-owned subsidiary for income tax reporting purposes and subsequently, will be included in the Company's consolidated income tax returns. In prior periods, INI filed separate consolidated income tax returns with its majority-owned subsidiary.

Net Income Per Common Share - The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock. The weighted average common shares outstanding were 26,621,133; 26,570,973 and 26,514,750 for 1994, 1993 and 1992. Out-
standing stock options are common stock equivalents but are excluded from net income per common share computations as their effect is not significant.

Accounting Changes - At the beginning of the 1994 fiscal year, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." During 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes."


2--MARKETABLE SECURITIES

The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective December 27, 1993. Prior years' financial statements have not been restated to reflect the change in accounting method. Management determines the classification of its investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported in a separate component of shareholders' equity. Securities classified as trading securities are carried at fair value with unrealized gains and losses reported in earnings. The cost of securities sold is based on the specific identification method. All marketable debt securities are classified as current assets. All equity securities are classified as noncurrent assets.

(In thousands)                                          Fair Value        Cost
                                                        ----------        ----
Available-for-Sale Securities
   Debt securities of the U.S. Treasury                   $ 60,560    $ 60,724
   Equity securities                                         1,705         142
   Corporate debt securities                                   483         485
                                                          --------    --------
                                                            62,748      61,351
                                                          --------    --------

Trading Securities
   Debt securities of U.S. Treasury and
    agencies                                                 13,809     13,927
   Corporate debt securities                                 12,080     12,089
   Mortgage-backed securities                                20,481     20,249
                                                           --------   --------
                                                             46,370     46,265
                                                           --------   --------

        Total                                              $109,118   $107,616
                                                           ========   ========

The gross unrealized gain (loss) on available-for-sale securities at year end was $7,000 and $(171,000) for debt securities of the U.S. Treasury, $1,563,000 for equity securities and $(2,000) for corporate debt securities.

All available-for-sale securities had a contractual maturity of one year or less. The fair value of equity securities of $1,705,000 has been classified with other noncurrent assets.

The Company's proceeds from available-for-sale securities were $274,800,000. The net unrealized gain on trading securities included in earnings during 1994 amounted to $105,000.

At December 26, 1993, the value of marketable securities approximated fair value, except equity securities for which fair value exceeded carrying value by $1,551,000.


3--PURCHASE OF MINORITY INTEREST AND GOODWILL

During July 1994, the Company made a tender offer for the 5,533 shares of Class A common stock of INI not already owned for $10,000 net in cash per share. On September 12, 1994, the Company purchased 3,591 shares of INI which increased the Company's ownership to 89.9% from 71.2%. The total acquisition cost of $36,200,000, including consulting fees, was accounted for using the purchase method of accounting. The fair value of assets acquired was $22,900,000, including $19,700,000 of goodwill. The transaction resulted in a reduction of the minority interest of $13,400,000. The purchase did not significantly effect reported earnings for the 1994 fiscal year.


4--EMPLOYEE BENEFIT PLANS

The Company has defined benefit plans to provide pension benefits to all employees who have met the eligibility requirements. Benefits are based primarily on length of service, wages earned, age and the amount of optional employee contributions. The Company's policy is to fund at least the minimum amount required by ERISA. Assets of the plans consist primarily of stocks, bonds and short-term investments.

The funded status for the Company's defined benefit plans at year end:

(In thousands)                                                  1994      1993
                                                                ----      ----

Actuarial present value of plan benefits:
   Vested                                                   $142,998  $156,061
   Nonvested                                                   8,165     3,773
                                                            --------  --------
   Accumulated benefit obligation                            151,163   159,834
   Effect of future salary increases                           7,771    17,501
                                                            --------  --------
   Projected benefit obligation                              158,934   177,335
Plan assets at fair value                                    168,634   180,805
                                                            --------  --------
Plan assets in excess of projected benefit
 obligation                                                    9,700     3,470
Unrecognized SFAS No. 87 transition asset                     (8,831)  (10,118)
Unrecognized prior service cost                                4,123     3,665
Unrecognized net (gain) loss                                  (3,557)    7,668
                                                            --------  --------

Prepaid pension cost                                        $  1,435  $  4,685
                                                            ========  ========

Assumptions used in determining funded status at the end of 1994 were a 9% rate of return, 8.75% discount rate and a 5% rate of compensation increase. The assumptions for determining funded status at the end of 1993 were an 8.5% rate of return, 7.25% discount rate and a 4% rate of compensation increase.

Pension expense (income), excluding the special retirement benefits discussed in Note 7, included the following components:

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

Service cost--benefits earned during the year      $ 5,959   $ 3,231   $ 3,185
Interest cost on projected benefit obligation       12,851    12,492    11,944
Return on assets:
   Actual                                               84   (17,927)  (15,070)
   Deferred gain (loss)                            (14,551)    3,028       780
Amortization of:
   Transition asset                                 (1,286)   (1,286)   (1,287)
   Prior service cost                                  443       403       403
   Gain                                                (10)       (7)       (8)
                                                   -------   -------   -------

Pension expense (income)                           $ 3,490   $   (66)  $   (53)
                                                   =======   =======   =======

Significant assumptions used in determining pension expense (income):

                                                      1994      1993      1992
                                                      ----      ----      ----

Expected long-term rate of return                     8.5%      9.0%      9.0%
Discount rate                                         7.25      8.25      8.25
Rate of increase in future compensation levels        4.0       5.0       5.0

Effective January 1, 1994, the pension plans were amended to eliminate the voluntary employee contributions, provide future benefits based on the participants' years of service and average compensation at retirement, enhance pension benefits of participants who begin receiving benefits before age 65 and increase benefits to all eligible retirees. The amendments are subject to approval by the Internal Revenue Service and were accounted for as of January 1, 1994.

The Company has a wage deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers all eligible employees. Company contribu-tions to this plan were $4,414,000, $1,743,000 and $1,704,000 for 1994, 1993 and 1992. The plan was amended effective January 1, 1994 to increase the allowable amount of participants' contributions and to change the basis of Company contributions.


5--POSTRETIREMENT BENEFIT OBLIGATION

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

During 1992, the Company adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under SFAS No. 106, the costs of providing retiree health care and life insurance benefits are actuarially determined and accrued over the employee's service life.

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

The status of the postretirement benefit obligation at year end:

(In thousands)                                                  1994      1993
                                                                ----      ----

Accumulated postretirement benefit obligation:
  Retirees                                                   $36,880   $38,120
  Fully eligible active plan participants                     14,534    15,812
  Other active plan participants                              14,030    18,596
                                                             -------   -------
  Total accumulated postretirement benefit obligation         65,444    72,528
  Unrecognized prior service cost                              6,811     8,625
  Unrecognized net gain (loss)                                 8,721    (4,246)
                                                             -------   -------

  Accrued postretirement benefit obligation                  $80,976   $76,907
                                                             =======   =======

The net postretirement benefit cost included
the following components:
  Service cost--benefits earned during the year               $2,646    $2,451
  Interest cost on accumulated benefit obligation              5,765     5,851
  Amortization of unrecognized prior service cost             (1,934)   (1,898)
  Amortization of loss                                             6
                                                              ------    ------

  Postretirement benefit expense                              $6,483    $6,404
                                                              ======    ======

The accumulated postretirement benefit obligation was determined using a discount rate of 8.75% and a health care cost trend rate of 11% in 1994 decreasing to 5% in the year 2000 and thereafter. The discount rate used for 1993 was 7.75%. The effect of a 1% increase each year in the health care cost trend rate used, would result in an increase of approximately $5,123,000 in the accumulated postretirement benefit obligation at the end of 1994 and $994,000 in the aggregate service and interest components of the 1994 expense.


6--POSTEMPLOYMENT BENEFITS

The Company has certain postemployment benefit plans covering most of its employees. The benefit plans provide severance, disability, supplemental health care, life insurance and other welfare benefits. The Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits" in 1993. SFAS No. 112 prescribes accounting methods for employers who provide certain benefits to former or inactive employees after employment but before retire-ment. Adoption of this accounting standard did not have a significant effect on the results of operations and did not require a cumulative effect adjustment.


7--WORK FORCE REDUCTION

The Company has reduced its work force in response to economic conditions, increasing costs and changes in technology. The reductions were effected through voluntary early retirement incentive programs and involuntary job elimination plans. Employees were offered early retirement benefits through a non-qualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs included retirement benefits, severance payments and professional support.


8--OTHER INCOME--NET

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

Income items:
  Interest                                          $5,562    $3,083    $2,722
  Gain on disposition of assets                        171
  Dividends                                             62        57        57
  Gain on sale of marketable securities                 32        37       174
  Other                                                172       445       342
                                                    ------    ------    ------
                                                     5,999     3,622     3,295
                                                    ------    ------    ------
Expense items:
  Interest                                             204       221       295
  Loss on disposition of assets                                  102     1,420
  Other                                                830       882       469
                                                    ------    ------    ------
                                                     1,034     1,205     2,184
                                                    ------    ------    ------

Other income--net                                   $4,965    $2,417    $1,111
                                                    ======    ======    ======


9--INCOME TAXES

During 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes." Adoption of this statement did not have a significant effect on the results of operations for 1992 and did not require a cumulative effect adjustment. The provision for income taxes, exclusive of tax benefits from equity in Affiliate and the cumulative effect of the adoption of SFAS No. 106, consisted of:

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

State:
   Currently payable                               $ 6,376   $ 4,192   $ 3,795
   Deferred                                             54     1,381       445
                                                   -------   -------   -------
                                                     6,430     5,573     4,240
                                                   -------   -------   -------

Federal:
   Currently payable                                26,077    17,376    15,264
   Deferred                                            340     4,999     1,987
                                                   -------   -------   -------
                                                    26,417    22,375    17,251
                                                   -------   -------   -------

Provision for income taxes                         $32,847   $27,948   $21,491
                                                   =======   =======   =======

Components of net deferred income tax liability:

(No valuation allowance required)

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

Depreciation                                       $52,982   $47,160   $37,848
Pension                                                549     1,864     1,917
Other                                                  641
                                                   -------   -------   -------
Gross deferred tax liability                        54,172    49,024    39,765
                                                   -------   -------   -------


Postretirement benefits                            (32,020)  (31,015)  (31,240)
Vacation                                            (3,830)   (3,740)   (3,816)
Tax credit carryforward                                       (2,400)   (1,000)
Other                                               (3,742)   (1,726)   (1,010)
                                                   -------   -------   -------
Gross deferred tax asset                           (39,592)  (38,881)  (37,066)
                                                   -------   -------   -------

Net deferred income tax liability                  $14,580   $10,143   $ 2,699
                                                   =======   =======   =======


Reconciliation of the U.S. federal statutory tax rate to the effective tax rate:


(In thousands)                     1994             1993             1992
                              --------------   --------------   --------------

Federal statutory tax rate    $28,243  35.0%   $23,814  35.0%   $17,943  34.0%

State taxes net of federal
  tax effect                    4,181   5.2      3,622   5.3      2,799   5.3
Dividend benefit
  eliminations                    101    .1        335    .5        322    .6
Other                             322    .4        177    .3        427    .8
                              -------  -----   -------  ----    -------  -----

Provision for income taxes    $32,847  40.7%   $27,948  41.1%   $21,491  40.7%
                              =======  =====   =======  =====   =======  =====


10--INVENTORIES

Newsprint inventory amounted to $5,962,000 and $6,686,000 at the end of 1994 and 1993 and the current value exceeded LIFO value by $3,779,000 and $2,088,000. Other inventories amounted to $3,180,000 and $3,430,000 at the end of 1994 and 1993.


11--INVESTMENT IN AFFILIATE

The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company ("Ponderay"), which was formed to own and operate a newsprint mill in Washington. During 1992, the lending agent for the banks that provided financing for the mill issued a Completion Receipt acknowledging that completion was deemed to have occurred as of April 7, 1992. Under the terms of the loan agreement, the Company's guarantee of debt became $16,875,000 as the assets of the completed mill became collateral for a portion of the partnership debt. At the end of 1994 and 1993, $33,916,000 and $28,313,000
had been invested in Ponderay. The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 28,400 metric tons on a "take if tendered" basis until the debt is repaid. Newsprint purchased from Ponderay amounted to $14,812,000 during 1994 and $14,679,000 during 1993.

Summarized financial data for Affiliate:

(Audited by other independent accountants)

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

Results of operations:
  Net sales                                       $100,233  $ 94,375  $ 89,807
  Net loss                                          40,509    45,713    49,435

Financial position:
  Current assets                                  $ 19,484  $ 19,633  $ 18,361
  Property and equipment, at cost--net             291,033   304,315   321,065
  Other assets                                       1,654     5,690    10,075
                                                  --------  --------  --------
                                                  $312,171  $329,638  $349,501
                                                  ========  ========  ========

  Current liabilities                             $ 34,010  $ 33,771  $ 27,515
  Long-term debt ($125 million
   guaranteed by partners)                         248,633   267,330   282,636
  Partners' capital                                 29,528    28,537    39,350
                                                  --------  --------  --------
                                                  $312,171  $329,638  $349,501
                                                  ========  ========  ========


Summary of the Company's investment in Affiliate:

(In thousands)                                        1994      1993      1992
                                                      ----      ----      ----

Investment, beginning of year                      $ 3,855   $ 5,315   $ 8,209
Equity in partnership loss                          (5,469)   (6,171)   (6,674)
Additional investments                               5,603     4,711     3,780
                                                   -------   -------   -------

Investment, end of year                            $ 3,989   $ 3,855   $ 5,315
                                                   =======   =======   =======

Equity in Affiliate:

Equity in partnership loss                         $(5,469)  $(6,171)  $(6,674)
Current income tax benefit                           1,325     4,356     4,187
Deferred tax benefit (expense)                         594    (2,465)   (2,333)
                                                   -------   -------   -------
Equity in Affiliate, net of
 tax benefits                                      $(3,550)  $(4,280)  $(4,820)
                                                   =======   =======   =======


12--LONG-TERM DEBT

The trust indenture relating to the fifty year 4 1/2% debentures due
December 1, 1998 contains various requirements and restrictions as to the financial activities of INI and its subsidiary. There are certain restrictions on capital expenditures and dividend payments by INI. Interest paid amounted to $121,000 for 1994, 1993 and 1992.


13--RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense for 1994, 1993 and 1992 amounted to $3,843,000, $4,190,000 and
$3,522,000. Future obligations for minimum annual rentals under noncancelable long-term leases are not considered to be significant.


14--CAPITAL STOCK AND STOCK OPTION PLAN

Class A common stock is entitled to 1/10 of a vote per share. At December 25, 1994 the Company has reserved 2,055,950 shares that are available for issuance under its Stock Option Plan, 500,000 shares for issuance under its 401(k) plan and 3,155,300 shares for issuance upon conversion of Class B common stock. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust ("Trust") owns Class B common stock which provides the Trust the majority voting control of the Company.

Dividend declared per share:                          1994      1993      1992
---------------------------                           ----      ----      ----
  Class A common stock                                $.52      $.46      $.42
  Class B common stock                                .052      .046      .042

The Stock Option Plan provides for the granting of stock options to certain officers and key employees. The options are granted at prices determined by the Stock Option Committee of the Board of Directors but not less than fair market value on date of grant. Options granted may be incentive or non-qualified options with a term of ten years. Options granted before December 27, 1992 are currently exercisable. Options granted in 1993 become exercisable three years from date of grant.

Stock Option Plan Summary:
                                                     Shares     Price
                                                     ------     -----

Outstanding, December 29, 1991                      459,000   $16.625 - 18.000
Granted                                             273,000    23.000
Exercised                                           (52,500)   16.625 - 18.000
Cancelled                                            (5,500)   16.625 - 18.000
                                                    -------    ---------------
Outstanding, December 27, 1992                      674,000    16.625 - 23.000
Granted                                             300,500    23.875
Exercised                                           (39,500)   16.625 - 18.000
Cancelled                                           (11,500)   23.000
                                                    -------   ----------------
Outstanding, December 26, 1993                      923,500    16.625 - 23.875
Exercised                                           (49,050)   16.625 - 18.000
Cancelled                                            (6,000)   23.875
                                                    -------   ----------------
Outstanding, December 25, 1994                      868,450   $16.625 - 23.875
                                                    =======   ================

Exercisable at December 25, 1994                    573,950   $16.625 - 23.000
                                                    =======   ================


15--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. Long-term debt has a carrying value of $2,678,000 and a fair value of $2,595,000. Fair value was determined based on current rates offered for similar debt. The Company has guaranteed $16,875,000 of the debt of Ponderay. As this guarantee is specific and unique to Ponderay and its lender, the Company does not believe it is practicable to determine the fair value of this financial instrument.


16--COMMITMENTS AND CONTINGENCIES

See Note 11 for commitments related to Affiliate.

The Internal Revenue Service ("IRS") has issued a notice of proposed adjustments for certain tax matters involving Ponderay Newsprint Company, a partnership in which the Company owns a 13.5% interest, for the years 1987, 1988 and 1989. Ponderay filed a protest on February 17, 1993 in opposition to the proposed adjustments. The item now pending before the IRS appeals officer is related to the eligibility of specific assets for investment tax credit and their cost. While this process is expected to extend over a lengthy period, management of the Company and tax counsel currently believe that Ponderay has meritorious defenses available and that the IRS' position is unlikely to be fully sustained in the amounts proposed. The amount of investment tax credit claimed by the Company was approximately $2,600,000. No provision for addi-tional income taxes, penalties or interest has been recorded in the financial statements. The IRS has completed its examination of the Company's federal income tax returns through 1989 and all adjustments have been settled except for the items noted above.

There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.

During 1994, the Board of Directors approved the implementation of a client-server computer system in Phoenix with an estimated cost of $20,000,000. Conversion to this system is scheduled for completion by 1997. During 1993, the Board of Directors approved the construction of a new downtown Phoenix office building. Total costs of the building and related expenditures are expected to be $32,000,000 with completion anticipated in 1996. Formal commit-ments totaling $33,513,000 have been entered into as of December 25, 1994 relating to these projects and equipment at other facilities. Expenditures as of December 25, 1994 related to these commitments approximate $7,614,000.

The Board of Directors approved the construction of a production facility in Indianapolis at an estimated cost of $20,000,000 with completion expected during the last quarter of 1995. Expenditures on this project amounted to $3,200,000 for land and site development during 1994. Formal commitments of $1,200,000 have been made on this project.

The Board of Directors have also approved $4,000,000 for a new facility for Topics Newspapers, Inc. and $12,500,000 for investments in partnership business ventures. No expenditures have been made on these as of December 25, 1994.


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year. Operating results for the last three years:

(In thousands, except share data)  1st       2nd       3rd       4th
                               Quarter   Quarter   Quarter   Quarter     Total
                               -------   -------   -------   -------     -----
1994 (52 weeks)

Operating revenues            $123,528  $129,262  $124,850  $142,062  $519,702
Operating expenses             104,384   106,626   108,078   124,884   443,972
                              --------  --------  --------  --------  --------
Operating income                19,144    22,636    16,772    17,178    75,730
Other income--net                1,088     1,192     1,303     1,382     4,965
Provision for income taxes      (8,257)   (9,771)   (7,347)   (7,472)  (32,847)
Minority interest                 (757)   (1,150)     (668)     (402)   (2,977)
Equity in Affiliate--net        (1,014)     (930)     (753)     (853)   (3,550)
                              --------  --------  --------  --------  --------
Net income                    $ 10,204  $ 11,977  $  9,307  $  9,833  $ 41,321
                              ========  ========  ========  ========  ========

Net income per common share       $.38      $.45      $.35      $.37     $1.55
                                  ====      ====      ====      ====     =====

1993 (52 weeks)

Operating revenues            $111,318  $116,943  $110,238  $128,068  $466,567
Operating expenses              99,495    98,873    97,469   105,108   400,945
                              --------  --------  --------  --------  --------
Operating income                11,823    18,070    12,769    22,960    65,622
Other income--net                  502       615       811       489     2,417
Provision for income taxes      (4,949)   (7,553)   (5,754)   (9,692)  (27,948)
Minority interest                 (405)   (1,038)     (758)   (1,482)   (3,683)
Equity in Affiliate--net        (1,148)     (997)   (1,153)     (982)   (4,280)
                              --------  --------  --------  --------  --------
Net income                    $  5,823  $  9,097  $  5,915  $ 11,293  $ 32,128
                              ========  ========  ========  ========  ========

Net income per common share       $.22      $.34      $.22      $.43     $1.21
                                  ====      ====      ====      ====     =====

1992 (52 weeks)

Operating revenues            $104,162  $109,136  $102,134  $118,168  $433,600
Operating expenses              96,146    94,434    92,613    98,744   381,937
                              --------  --------  --------  --------  --------
Operating income                 8,016    14,702     9,521    19,424    51,663
Other income--net                  899       766       529    (1,083)    1,111
Provision for income taxes      (3,634)   (6,255)   (4,151)   (7,451)  (21,491)
Minority interest                 (265)     (968)     (509)   (1,363)   (3,105)
Equity in Affiliate--net          (698)   (1,348)   (1,151)   (1,623)   (4,820)
                              --------  --------  --------  --------  --------
Income before cumulative effect
  of accounting change           4,318     6,897     4,239     7,904    23,358
Cumulative effect of accounting
  change, net of tax benefits  (34,212)                                (34,212)
                              --------  --------  --------  --------  --------
Net income (loss)             $(29,894) $  6,897  $  4,239  $  7,904  $(10,854)
                              ========  ========  ========  ========  ========

Net income per common share:
  Income before cumulative
   effect of accounting
   change                       $  .16      $.26      $.16      $.30     $ .88
  Cumulative effect of
   accounting change, net of
   tax benefits                  (1.29)                                  (1.29)
                                ------      ----      ----      ----     -----
Net income (loss) per common
  share                         $(1.13)     $.26      $.16      $.30     $(.41)
                                ======      ====      ====      ====     =====



TEN-YEAR FINANCIAL HIGHLIGHTS

(In thousands except share data)

Fiscal Years Ended             Dec. 25   Dec. 26   Dec. 27   Dec. 29   Dec. 30
                                  1994      1993      1992      1991      1990
                              52 Weeks  52 Weeks  52 Weeks  52 Weeks  52 Weeks
                              --------  --------  --------  --------  --------
Consolidated Statement of Income

Operating revenues:
  Advertising                 $395,450  $346,566  $319,872  $316,950 $ 335,795
  Circulation                  121,823   118,032   112,180   102,459    94,689
  Other                          2,429     1,969     1,548       942     1,175
                              --------  --------  --------  --------  --------
                               519,702   466,567   433,600   420,351   431,659
                              --------  --------  --------  --------  --------
Operating expenses:
  Operating costs              222,074   200,200   187,611   197,584   209,191
  Distribution and general     188,195   173,444   169,105   154,410   151,719
  Depreciation                  26,639    25,810    21,649    17,334    15,902
  Work force reduction cost      7,064     1,491     3,572     3,281     2,082
                              --------  --------  --------  --------  --------
                               443,972   400,945   381,937   372,609   378,894
                              --------  --------  --------  --------  --------
Operating income                75,730    65,622    51,663    47,742    52,765
Other income--net                4,965     2,417     1,111     3,735     8,963
                              --------  --------  --------  --------  --------
Income before income taxes      80,695    68,039    52,774    51,477    61,728
Provision for income taxes      32,847    27,948    21,491    20,792    25,813
                              --------  --------  --------  --------  --------
Income before minority
  interest and equity
  in Affiliate                  47,848    40,091    31,283    30,685    35,915
Minority interest in
  subsidiary                    (2,977)   (3,683)   (3,105)   (1,729)   (3,117)
Equity in Affiliate, net
  of tax benefits               (3,550)   (4,280)   (4,820)   (3,053)   (4,515)
                              --------  --------  --------  --------  --------
Income before cumulative
  effect of accounting change   41,321    32,128    23,358    25,903    28,283
Cumulative effect of accounting
  change                                           (34,212)
                              --------  --------  --------  --------  --------
Net income (loss)             $ 41,321  $ 32,128  $(10,854) $ 25,903  $ 28,283
                              ========  ========  ========  ========  ========

Class A Share Data
  Income before cumulative
   effect of accounting
   change                        $1.55     $1.21      $.88      $.98     $1.07
  Cumulative effect of
   accounting change                                 (1.29)
  Net income (loss)               1.55      1.21      (.41)      .98      1.07
  Dividends declared               .52       .46       .42       .40       .40

Other Financial Data
  Total assets                $500,444  $464,688  $432,872  $403,627  $383,758
  Working capital              132,907   127,999    90,488    70,217   122,710
  Long-term debt                 2,678     2,678     2,678     2,678     2,678
  Shareholders' equity         319,762   290,693   269,997   290,982   275,623
                              ========  ========  ========  ========  ========

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries. The consolidated financial statements and related notes and discussions for the year ended December 25, 1994 should be read in order to obtain a better understanding of this data.


                               Dec. 31   Dec. 25   Dec. 27   Dec. 28   Dec. 29
                                  1989      1988      1987      1986      1985
                              53 Weeks  52 Weeks  52 Weeks  52 Weeks  52 Weeks

Consolidated Statement of Income

Operating revenues:
  Advertising                 $346,924  $337,854  $329,067  $319,237  $299,077
  Circulation                   88,160    78,575    72,434    68,806    64,001
  Other                          1,144     1,179     1,197     1,084     1,002
                              --------  --------  --------  --------  --------
                               436,228   417,608   402,698   389,127   364,080
                              --------  --------  --------  --------  --------

Operating expenses:
  Operating costs              213,377   216,788   208,633   193,521   191,349
  Distribution and general     148,015   133,842   129,782   120,969   110,922
  Depreciation                  14,908    13,970    12,190    10,952     9,682
  Work force reduction cost                7,586
                              --------  --------  --------  --------  --------
                               376,300   372,186   350,605   325,442   311,953
                              --------  --------  --------  --------  --------
Operating income                59,928    45,422    52,093    63,685    52,127
Other income--net                8,389     5,918     5,134     5,071     6,600
                              --------  --------  --------  --------  --------
Income before income taxes      68,317    51,340    57,227    68,756    58,727
Provision for income taxes      27,748    18,911    24,071    33,339    28,560
                              --------  --------  --------  --------  --------
Income before minority
  interest and equity
  in Affiliate                  40,569    32,429    33,156    35,417    30,167
Minority interest in
  subsidiary                    (3,411)   (3,916)   (3,754)   (3,496)   (2,908)
Equity in Affiliate, net
  of tax benefits                1,309       743         8
                              --------  --------  --------  --------  --------
Income before cumulative
  effect of accounting change   38,467    29,256    29,410    31,921    27,259
Cumulative effect of accounting
  change                                             3,388
                              --------  --------  --------  --------  --------
Net income (loss)             $ 38,467  $ 29,256  $ 32,798  $ 31,921  $ 27,259
                              ========  ========  ========  ========  ========

Class A Share Data
  Income before cumulative
   effect of accounting change   $1.45     $1.10     $1.10     $1.19     $1.01
  Cumulative effect of accounting
   change                                              .13
  Net income (loss)               1.45      1.10      1.23      1.19      1.01
  Dividends declared              .325      .325      .325      .325      .325

Other Financial Data
  Total assets                $356,103  $321,809  $300,966  $270,815  $241,211
  Working capital              134,755   116,192   106,705   101,566    92,753
  Long-term debt                 2,678     2,678     2,678     2,678     2,678
  Shareholders' equity         257,938   230,316   213,579   189,312   165,939
                              ========  ========  ========  ========   =======



SHAREHOLDER INFORMATION

Since an initial public offering on September 21, 1989, shares of Class A common stock have traded on the New York Stock Exchange under the symbol "ECP." No established trading market currently exists for the Company's Class B common stock. Shares of Class B common stock are convertible into Class A common stock at a ratio of ten B shares for one A share. At December 31, 1994, there were approximately 371 shareholders of record of Class A common stock and 24 shareholders of record of Class B common stock.


Dividends

Dividends declared per share:



               1994            Class A     Class B
               ----            -------     -------

           1st Quarter           $ .12      $ .012
           2nd Quarter             .12        .012
           3rd Quarter             .14        .014
           4th Quarter             .14        .014
                                 -----      ------
                                 $ .52      $ .052
                                 =====      ======

               1993            Class A    Class B
               ----            -------    -------

           1st Quarter           $ .11      $ .011
           2nd Quarter             .11        .011
           3rd Quarter             .12        .012
           4th Quarter             .12        .012
                                 -----      ------
                                 $ .46      $ .046
                                 =====      ======


Form 10-K

The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Corporate Secretary, Central Newspapers, Inc., 135 North Pennsylvania Street, Suite 1200, Indianapolis, Indiana 46204.


Stock Prices

Calendar Quarter          1st         2nd         3rd         4th
----------------          ---         ---         ---         ---

 1994 High            $29         $30         $28 5/8     $28 5/8
      Low              26 3/4      24 5/8      26          24 3/4

 1993 High             23 7/8      25 7/8      27 3/8      27 3/4
      Low              20 7/8      23 5/8      24 1/4      23


Annual Meeting

The Annual Meeting of Shareholders will be held at the First Indiana Plaza, 135 North Pennsylvania Street, Seventh Floor, Indianapolis, Indiana, on April 18, 1995, at 10:00 a.m. local time.


Transfer Agent and Registrar:

 Bank One, Indianapolis, NA
 Security Holder Services
 Bank One Center/Tower
 111 Monument Circle - Suite 1611
 P.O. Box 7700
 Indianapolis, Indiana 46277-0116


CORPORATE DIRECTORY


Board of Directors and Officers
-------------------------------

Board of Directors
------------------

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


Officers
--------

Marjorie C. Tarplee
Secretary
  Central Newspapers, Inc.

Wayne D. Wallace
Treasurer
  Central Newspapers, Inc.


Corporate Officers and
----------------------
 Executive Management
 --------------------

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