Form 10-K, Exhibit 13
period 1995-12-31
CENTRAL NEWSPAPERS INC
filed 1996-03-22
CIK 854094

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS


The Company's management is responsible for the preparation and content of the consolidated financial statements and other financial information in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles and include some amounts that must be based on management's estimates and judgments.

The Company's management maintains an accounting system and related internal controls designed to provide reasonable assurance that there is proper authorization and accounting for all transactions, that financial records are reliable for preparing financial statements and that assets are safeguarded against loss or unauthorized use. The system is supported by written policies and guidelines and the selection and training of qualified personnel.

Geo. S. Olive & Co. LLC, independent auditors, have been appointed by the Board of Directors, with the ratification of the shareholders, to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Central Newspapers, Inc. The Geo. S. Olive & Co. LLC report appears on page 14.

The Audit Committee of the Board of Directors is composed of three directors. The Audit Committee meets periodically with management and the independent auditors to discuss accounting, financial reporting, auditing and internal control matters. The Audit Committee reviews the Company's financial reports and accounting practices to ascertain they are appropriate in the circumstances. The independent auditors have direct and private access to the Audit Committee.



/s/Louis A. Weil III                      /s/Thomas K. MacGillivray
------------------------                  -------------------------
Louis A. Weil III                         Thomas K. MacGillivray
President and Chief Executive Officer     Treasurer and
                                          Chief Financial Officer


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION


Central Newspapers, Inc. (the "Company") is primarily engaged in the publishing and distribution of newspapers. Principally, revenues are derived from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company has a 13.5% interest in Ponderay Newsprint Company ("Ponderay"), a partnership formed to own and operate a newsprint mill in Washington. The fiscal year ended December 31, 1995 included 53 weeks. The 1994 and 1993 fiscal years each include 52 weeks. The following analysis should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements.

In May 1995 the Phoenix and Indianapolis newspapers announced morning and evening newsroom staff consolidations. These consolidations were completed in the fourth quarter of 1995. The changes are designed to create more resources for expanded coverage of urban and suburban issues along with continued expansion of new forms of information distributions. Operating costs for 1995 were not significantly impacted due to these combinations, but as a result, evening newspaper circulation has declined.

During July 1994, the Company offered to buy the 5,533 shares of Class A common stock of Indianapolis Newspapers, Inc. ("INI") not already owned for $10,000 net in cash per share. On September 12, 1994, the Company purchased 3,591 shares of the Class A common stock of INI. The stock purchase resulted in the Company increasing its ownership of INI to 89.9% and permits INI to be considered part of the consolidated group for federal income tax purposes. In June, 1995, the Company purchased an additional 50 shares of Class A common stock of INI which increased its
ownership of INI to 90.2%.   The purchase of the minority interest did not
have a significant effect on the reported earnings per share for 1994 and 1995.

At the beginning of 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The adoption of SFAS No. 115 resulted in the Company carrying its investments in debt and equity securities at fair value. Net unrealized gains and losses on available-for-sale securities are recorded as a component of shareholders' equity. Unrealized gains and losses on trading securities are reflected in earnings.

1995 Compared to 1994

Operating revenue increased $60.2 million, or 11.6%, to $579.9 million in 1995. The gain resulted from a $51.2 million, or 13.0%, increase in advertising revenue and a $7.7 million, or 6.3%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was up 10.7% from 1994.

Advertising revenue at Phoenix increased 14.5%. The revenue increase reflects a gain of 12.5% in full run linage, a decrease of 3.1% in part run linage and an increase in advertising rates at the beginning of 1995. At Indianapolis, advertising revenue was up 8.5% from the prior year. The revenue increase reflects a gain of 8.1% in full run linage, a decrease of 22.9% in part run linage and advertising rate increases effective January 1, 1995.

Circulation revenue increased 8.6% at Phoenix, reflecting a decrease of 1.0% in the average Sunday circulation and a .7% gain in combined daily circulation. The single copy price of the Sunday newspaper was raised by $.50, or 33.3%, to $2.00 in March 1995.

Circulation revenue increased 1.6% at Indianapolis, reflecting an increase in the daily home delivered price of $.30 to $1.80, or 20%, in March 1995, offset by a loss of 4.8% in combined daily circulation and a loss of 1.3% in Sunday circulation.

During the past three years, circulation rates have been increased from time to time. Generally, a rate increase will cause a temporary decline in circulation; however, the evening newspapers are experiencing an ongoing decline in their average annual circulation.

Operating expenses increased $50.0 million, or 11.3%, to $494.0 million. Compensation and fringe benefit costs increased 2.3% during 1995 due primarily to the effects of an additional week in 1995. Newsprint expense was up $33.7 million, or 45.8%, as average newsprint costs were up 43.3% and consumption increased 2.5%. Other operating, distribution and general expenses increased $13.0 million, or 10.9%, from the prior year. Contributing to this increase were the additional costs related to production and delivery of zoned advertising products, increased promotional expenses and higher property taxes. General expenses for 1994 reflected the receipt of a $1.0 million property tax refund. Depreciation expense increased $1.8 million, or 6.9%, due principally to the phase in of a new computer system in Phoenix. Work force reduction costs of $3.3 million for 1995 and $7.1 million for 1994 are associated with the voluntary early retirement programs in Indianapolis and Phoenix, respectively. These programs were undertaken due to economic conditions, increasing costs and changes in technology.

Operating income increased $10.2 million, or 13.4%, to $85.9 million for the year. Excluding the effects of work force reduction costs, operating income for 1995 increased $6.4 million, or 7.8% to $89.2 million. Other income increased $3.5 million, or 58.4%, which reflects higher rates of return on investments and the full year effect of a new cash management policy implemented during July 1994. Other expense of $1.3 million increased $314,000.

Income before income taxes increased $13.4 million, or 16.5%, to $94.0 million. The effective income tax rate for 1995 was 40.5% compared to 40.7% for 1994.

The Company's equity in Ponderay, net of tax benefits, resulted in a loss of $590,000 for 1995 compared to a loss of $3.6 million during 1994 and reflects the improved operations of Ponderay principally due to the effects of newsprint price increases.

Net income for 1995 was $54.0 million compared to $41.3 million during 1994. Earnings per share were $2.03 for 1995, an increase of 31.0% from the $1.55 reported last year. Excluding the effects of work force reduction costs of $3.3 million during 1995 and $7.1 million during 1994, earnings per share would have been $2.11 and $1.71, respectively.

1994 Compared to 1993

During August 1993, Indianapolis Newspapers, Inc. began a program called Indianapolis Market Penetration and Custom Targeting ("IMPACT"). This program utilizes total market coverage, zoned run of press advertising and preprint programs which provide advertisers flexibility in their needs for high penetration and the ability to reach their target markets. The utilization of this program significantly increased the volume of part run advertising.

Operating revenue increased $53.1 million, or 11.4%, to $519.7 million in 1994. The gain resulted from a $48.9 million, or 14.1%, increase in advertising revenue and a $3.8 million, or 3.2%, increase in circulation revenue. Phoenix and Indianapolis combined full run advertising linage was up 11.8% from 1993.

Advertising revenue at Phoenix increased 14.0%. The revenue increase reflects a gain of 12.7% in full run linage, an increase of 5.2% in part run linage and an increase in advertising rates at the beginning of 1994. At Indianapolis, advertising revenue was up 15.2% from 1993. The revenue increase reflects a gain of 10.5% in full run linage, a gain of 100.4% in part run linage and advertising rate increases effective January 1, 1994. The significant gain in Indianapolis part run linage reflects a full year of the IMPACT program.

Circulation revenue increased 4.3% at Phoenix, reflecting a gain of 2.5% in the average Sunday circulation and a 1.8% gain in combined daily circulation. The single copy price of the morning newspaper was raised by $.15, or 42.9%, to $.50 in January 1993.

Circulation revenue increased .9% at Indianapolis, reflecting a loss of 2.2% in combined daily circulation and a loss of 1.7% in Sunday circulation which was offset by the Sunday delivered price increase of $.25, or 20%, to $1.50 in May 1993.

During the past three years, circulation rates have been increased from time to time. Generally, a rate increase will cause a temporary decline in circulation; however, the evening newspapers are experiencing an ongoing decline in their average annual circulation.

Operating expenses increased $43.0 million, or 10.7%, to $444.0 million. Compensation and fringe benefit costs increased 9.2% during 1994 due to the higher volume of production in Phoenix, the full year of operation of the IMPACT program in Indianapolis and changes in the retirement plans. Newsprint expense was up $8.0 million, or 12.2%, as average newsprint prices were up 3.9% and consumption increased 8.2%. Other operating, distribution and general expenses increased $10.4 million, or 9.5%, from the prior year. Contributing to this increase were the additional costs related to the full year of expenses associated with the IMPACT program, increased equipment repair costs and higher circulation and distribution costs. Depreciation expense increased $.8 million, or 3.2%. Work force reduction costs of $7.1 million for 1994 and $1.5 million for 1993 are associated with the voluntary early retirement programs in Indianapolis and Phoenix. These programs were undertaken due to economic conditions, increasing costs and changes in technology.

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

The Company's equity in Ponderay, net of tax benefits, resulted in a loss of $3.6 million for 1994 compared to a loss of $4.3 million during 1993.

Net income for 1994 was $41.3 million compared to $32.1 million during 1993. Earnings per share were $1.55 for 1994, an increase of 28.1% from the $1.21 reported in 1993. Excluding the work force reduction costs of $7.1 million during 1994 and $1.5 million in 1993, earnings per share would have been $1.71 and $1.24, respectively.

Investment In Affiliate

The Company owns a 13.5% interest in Ponderay Newsprint Company ("Ponderay"), a general partnership formed to own and operate a newsprint mill. The Company's investment in Ponderay is accounted for using the equity method, which reflects the Company's share of Ponderay's net income or loss, tax credits and related income tax expense or benefits. Ponderay's operating results include interest expense on long-term debt. While Ponderay's operating results will be affected by movements in newsprint prices, it is currently anticipated that due to recent and planned future newsprint price increases, Ponderay may report operating income in 1996 which will favorably affect the Company's net income. In the event of a downturn in newsprint prices, Ponderay may again experience future operating losses. The Company does not anticipate making additional cash investments to Ponderay during 1996. See Note 11 of Notes to Consolidated Financial Statements.


Capital Resources and Liquidity

Cash provided by operations is the Company's primary source of liquidity. In the past three years, net cash provided from operations in conjunction with cash investments has been sufficient to fund all capital expenditures. Operating activities generated $62.3 million and $41.9 million of cash during 1995 and 1994, respectively, which includes $17.6 million in 1995 and $45.7 million in 1994 of net purchases of trading securities that are classified as operating activities under SFAS No. 115. In 1993 and prior, the purchases of and proceeds from marketable securities were considered to be investing activities. The Company had working capital of $137.8 million at December 31, 1995 and $132.9 million at December 25, 1994.

Total capital expenditures in 1995 were $58.7 million, up from $23.3 million for 1994. It is estimated capital expenditures for 1996 will be approximately $40.0 million which includes the anticipated final expenditures on the Phoenix office building, client-server computer system, editorial system and the Phoenix distribution facilities discussed in Note 16 of Notes to Consolidated Financial Statements.

The Company invested $2.5 million in Ponderay during 1995 and $5.6 million during 1994. See Note 11 of Notes to Consolidated Financial Statements for guarantees of certain debt related to Ponderay. The Company does not anticipate Ponderay cash investments during 1996.

Beginning with the third quarter of 1995, the dividend rate was increased to $.17 for Class A common stock and $.017 for Class B common stock. Cash dividend payments of $16.4 million and $15.2 million were made in 1995 and 1994.

The Company purchased 3,591 shares of Class A common stock of Indianapolis Newspapers, Inc. in September 1994 at a total cost of $36.2 million which increased its ownership of Indianapolis Newspapers, Inc. to 89.9%. The Company purchased additional shares in 1995 in the amount of $500,000 which increased ownership to 90.2%.

In January 1996, the Company announced that it reached an agreement to acquire the common stock of McCormick & Company, Inc., the publisher of the Alexandria Louisiana Daily Town Talk and parent of McCormick Graphics, Inc. The purchase price of this acquisition is $62.0 million. The Company anticipates using a portion of its existing investments in marketable securities to finance this acquisition.

The Company has significant cash balances and a consistent ability to generate cash flow from operations. The Company foresees no difficulty in maintaining its present financial condition and liquidity. Funding of the above acquisition, current and future capital programs and investments in partnerships is considered adequate for the foreseeable future.

Inflation

The impact of inflation on the Company's operations has become less significant with lower inflation rates in recent years. Generally, the Company has been able to offset the inflationary effects of operating expenses by increasing advertising and circulation rates. During 1993, newsprint prices declined due to an oversupply in the newsprint industry. During 1994 and 1995, the Company experienced an overall increase in the average cost of newsprint of 3.9% and 43.3%. The Company's newsprint suppliers have announced an additional price increase that is expected to become effective during the second quarter of 1996.

                  INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Central Newspapers, Inc.


We have audited the accompanying consolidated statement of financial position of Central Newspapers, Inc. and Subsidiaries as of December 31, 1995 and December 25, 1994 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Newspapers, Inc. and Subsidiaries as of December 31, 1995 and December 25, 1994 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 2, the Company adopted, effective at the beginning of 1994, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



/s/ Geo. S. Olive & Co. LLC
---------------------------
Geo. S. Olive & Co. LLC
Indianapolis, Indiana
February 7, 1996

CONSOLIDATED STATEMENT OF INCOME


(In thousands, except share per data)

FOR THE YEAR ENDED:                          Dec. 31   Dec. 25   Dec. 26
                                                1995      1994      1993
Operating revenues:
  Advertising                               $446,693  $395,450  $346,566
  Circulation                                129,537   121,823   118,032
  Other                                        3,671     2,429     1,969
                                             -------   -------   -------
                                             579,901   519,702   466,567
                                             -------   -------   -------
Operating expenses:
  Operating costs                            265,072   222,074   200,200
  Distribution and general                   197,123   188,195   173,444
  Depreciation                                28,487    26,639    25,810
  Work force reduction cost                    3,328     7,064     1,491
                                             -------   -------   -------
                                             494,010   443,972   400,945
                                             -------   -------   -------
Operating income                              85,891    75,730    65,622

Other income--net                              8,154     4,965     2,417
                                             -------   -------   -------
Income before income taxes                    94,045    80,695    68,039

Provision for income taxes                    38,048    32,847    27,948
                                             -------   -------   -------
Income before minority interest and
  equity in Affiliate                         55,997    47,848    40,091

Minority interest in subsidiary               (1,409)   (2,977)   (3,683)

Equity in Affiliate, net of tax benefits        (590)   (3,550)   (4,280)
                                             -------   -------   -------
Net income                                  $ 53,998  $ 41,321  $ 32,128
                                             =======   =======   =======
Net income per common share                 $   2.03  $   1.55  $   1.21
                                             =======   =======   =======
Average common shares outstanding             26,651    26,621    26,571
                                             =======   =======   =======

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION


(In thousands, except share data)
                                                       Dec. 31          Dec.25
                                                          1995            1994
ASSETS

Current assets:
   Cash and cash equivalents                          $ 26,142        $ 22,105
   Marketable securities                               103,390         107,413
   Accounts receivable (net of allowances of
     $1,067 and $1,071)                                 62,355          54,625
   Inventories                                          10,125           9,142
   Deferred income tax benefits                          6,773           7,636
   Other current assets                                  4,233           2,418
                                                       -------         -------
     Total current assets                              213,018         203,339
                                                       -------         -------

Property, plant and equipment:
   Land                                                 16,943          14,665
   Buildings and improvements                          110,265          99,985
   Leasehold improvements                                4,177           4,075
   Machinery and equipment                             322,799         302,333
   Construction in progress                             33,567           9,934
                                                       -------         -------
                                                       487,751         430,992
     Less accumulated depreciation                     206,946         181,675
                                                       -------         -------
                                                       280,805         249,317
                                                       -------         -------

Other assets:
   Land held for development                             1,607           4,148
   Goodwill and other intangibles                       29,009          29,112
   Investment in Affiliate                               5,843           3,989
   Other                                                16,922          10,539
                                                       -------         -------
                                                        53,381          47,788
                                                       -------         -------

TOTAL ASSETS                                          $547,204        $500,444
                                                       =======         =======

See accompanying notes to consolidated financial statements.

                                                       Dec. 31         Dec. 25
                                                          1995            1994
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                   $ 19,122        $ 17,134
   Accrued compensation                                 17,172          16,423
   Dividends payable                                     5,027           4,205
   Accrued expenses and other liabilities               14,567          18,240
   Federal and state income taxes                        1,941
   Deferred revenue                                     17,371          14,430
                                                       -------         -------
     Total current liabilities                          75,200          70,432
                                                       -------         -------

Deferred income taxes                                   23,009          22,216
                                                       -------         -------

Long-term debt                                           2,678           2,678
                                                       -------         -------

Postretirement benefit obligation                       79,327          77,802
                                                       -------         -------

Minority interest in subsidiary                          8,249           7,554
                                                       -------         -------
Shareholders' equity:
   Preferred stock--issuable in series:
     Authorized--25,000,000 shares
     Issued--none
   Class A common stock--without par value:
     Authorized--75,000,000 shares
     Issued--23,520,611 and 23,483,000 shares           18,967          18,182
   Class B common stock--without par value:
     Authorized--50,000,000 shares
     Issued--31,553,000 shares                              63              63
   Retained earnings                                   338,436         300,968
   Net unrealized gain on
    available-for-sale securities                        1,275             549
                                                       -------         -------
                                                       358,741         319,762
                                                       -------         -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $547,204        $500,444
                                                       =======         =======

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(In thousands)

                                                                         Net
                                                                  Unrealized
                                                                     Gain on
                                   Class A   Class B               Available-
                                    Common    Common    Retained     for-Sale
                                     Stock     Stock    Earnings   Securities
                                  --------  --------    --------   ----------
Balance at December 28, 1992       $16,340       $65    $253,592

   Net income (52 weeks)                                  32,128
   Dividends declared:
     Class A common stock                                (10,757)
     Class B common stock                                 (1,470)
   Exercise of stock options           795
   Common stock conversion               2        (2)
                                  --------  --------    --------   ----------

Balance at December 26, 1993        17,137        63     273,493

   Adoption of SFAS No. 115, net of
    deferred income taxes and
    minority interest                                                    $649
   Net income (52 weeks)                                  41,321
   Dividends declared:
     Class A common stock                                (12,204)
     Class B common stock                                 (1,642)
   Exercise of stock options         1,045
   Change in net unrealized gain on
    available-for-sale securities                                        (100)
                                 ---------   -------    --------   ----------
Balance at December 25, 1994        18,182        63     300,968          549

   Net income (53 weeks)                                  53,998
   Dividends declared:
     Class A common stock                                (14,573)
     Class B common stock                                ( 1,957)
   Exercise of stock options           785
   Change in net unrealized gain on
     available-for-sale securities                                        726
                                  --------   -------     --------  ----------
Balance at December 31, 1995       $18,967       $63     $338,436      $1,275
                                  ========   =======     ========  ==========
See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

FOR THE YEAR ENDED:                            Dec. 31  Dec. 25   Dec. 26
                                                  1995     1994      1993
Operating activities:
  Net income                                  $ 53,998 $ 41,321   $32,128
  Items which did not use (provide) cash:
    Depreciation and amortization               29,281   27,284    26,305
    Postretirement and pension benefits          2,072    7,815     2,741
    (Gain) loss on disposition of assets           357     (171)      (56)
    Unrealized gain on trading securities       (1,009)    (105)
    Minority interest in earnings of
     subsidiary                                  1,409    2,977     3,683
    Equity in Affiliate                            540    3,550     4,280
    Deferred income taxes                        1,791      (92)    4,979
    Other                                                   (32)      (37)
  Change in assets and liabilities:
    Net purchases of trading securities        (17,630) (45,682)
    Accounts receivable                         (7,730)  (8,276)   (4,602)
    Inventories                                   (983)     974      (126)
    Other current assets                        (1,429)     428       539
    Accounts payable                             1,056    3,564      (712)
    Accrued compensation                           749    1,257      (310)
    Accrued expenses and other liabilities      (4,869)   3,586       398
    Federal and state income taxes               1,739    1,340     3,591
    Deferred revenue                             2,941    2,159       931
                                                ------   ------    ------
     Net cash provided by operating
      activities                                62,283   41,897    73,732
                                                ------   ------    ------
Investing activities:
  Purchases of property, plant and equipment   (58,676) (23,256)  (16,049)
  Proceeds from disposition of assets            2,452      622       258
  Purchases of available-for-sale securities   (76,726)(234,011) (161,331)
  Proceeds from available-for-sale securities   99,051  274,800   132,087
  Investment in Affiliate                       (2,484)  (5,603)   (3,834)
  Purchase of minority interest in subsidiary     (500) (36,205)
  Purchase of intangibles and other             (5,580)  (3,877)   (6,678)
                                                ------   ------   -------
    Net cash used by investing activities      (42,463) (27,530)  (55,547)
                                                ------   ------   -------

Financing activities:
  Cash dividends paid                          (15,724) (13,308)  (11,956)
  Dividends paid to minority interest             (678)  (1,937)   (1,991)
  Proceeds from exercise of stock options          619      840       684
                                                ------   ------    ------
    Net cash used by financing activities      (15,783) (14,405)  (13,263)
                                                ------   ------    ------
Increase (decrease) in cash and
  cash equivalents                               4,037      (38)    4,922
Cash and cash equivalents,
  beginning of year                             22,105   22,143    17,221
                                                ------   ------    ------
Cash and cash equivalents, end of year        $ 26,142 $ 22,105  $ 22,143
                                                ======   ======    ======
Supplemental cash flow information:
  Income taxes paid during the year           $ 34,492  $31,920   $19,377
  Interest paid during the year                    215      208       221


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Central Newspapers, Inc. and its subsidiaries (the "Company") are primarily engaged in the publishing and distribution of newspapers. Revenues are principally derived from advertising and newspaper sales, in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company also has a 13.5% interest in Ponderay Newsprint Company ("Affiliate"), a partnership formed to own and operate a newsprint mill in Washington.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company, all wholly-owned and majority-owned subsidiaries. Investments in companies in which the Company exercises significant influence and partnerships are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years 1995, 1994 and 1993 included fifty-three, fifty-two and fifty-two weeks, respectively.

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

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using primarily the straight-line method based on the estimated useful lives of the assets. The principal estimated useful lives range from three to fifteen years for machinery and equipment and ten to twenty-five years for buildings and leasehold improvements.

Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods from fifteen to forty years. Amortization amounted to $794,000 for 1995, $639,000 for 1994 and $495,000 for 1993. Accumulated amortization was $2,237,000 and $1,443,000 at the end of 1995 and 1994, respectively.

Investment in Affiliate - The Company uses the equity method of accounting for its 13.5% partnership interest in Ponderay Newsprint Company.

Income Taxes - The Company provides for the determination of deferred tax liabilities and assets at the end of each period based on the difference between financial statement and tax basis of assets and liabilities using presently enacted tax rates. The Company files a consolidated federal income tax return with its wholly-owned subsidiaries. Effective September 12, 1994, Indianapolis Newspapers, Inc. ("INI") became a majority-owned subsidiary for income tax reporting purposes and subsequently, will be included in the Company's consolidated income tax returns. In prior periods, INI filed separate consolidated income tax returns with its majority-owned subsidiary.

Net Income Per Common Share - The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock. The weighted average common shares outstanding were 26,651,007, 26,621,133 and 26,570,973 for 1995, 1994 and 1993. Outstanding stock options are common stock equivalents but are excluded from net income per common share computations as their effect is not significant.

Accounting Changes - At the beginning of the 1994 fiscal year, the Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." During 1993, the Company adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." The Company has not elected early adoption of SFAS No. 123 "Accounting for Stock Based Compensation" or SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets to be Disposed of." Both pronouncements become effective with the Company's first quarter of fiscal 1996. SFAS No. 121 is not expected to have a material effect on the Company's financial statements. The future effects of the adoption of SFAS No. 123 have not yet been determined.

2--MARKETABLE SECURITIES

The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" effective December 27, 1993. Management determines the classification of its investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Securities classified as trading securities are carried at fair value with unrealized gains and losses reported in earnings. The cost of securities sold is based on the specific identification method. All marketable debt securities are classified as current assets. All available-for-sale equity securities are classified as noncurrent assets.

(In thousands)

The following is a summary of securities at December 31, 1995:


                                                 Gross       Gross
                                Amortized   Unrealized  Unrealized      Fair
Available-for-Sale Securities        Cost        Gains      Losses     Value
Debt securities of the
  U.S. Treasury & agencies       $ 35,408       $  158      $   (5)    $35,561
Equity securities                     153        2,624                   2,777
Corporate debt securities           2,783            2                   2,785
                                   ------       ------      ------      ------
                                   38,344        2,784          (5)     41,123
                                   ------       ------      ------      ------
Trading Securities
Debt securities of the
  U.S. Treasury and agencies       19,860          243          (3)     20,100
Corporate debt securities          14,025          286                  14,311
Mortgage-backed securities         19,517          479          (1)     19,995
Preferred stock                    10,515          136         (64)     10,587
Other                                 118                      (67)         51
                                   ------       ------      ------      ------
                                   64,035        1,144        (135)     65,044
                                   ------       ------      ------      ------
                                 $102,379       $3,928       $(140)   $106,167
                                  =======       ======      ======     =======

(In Thousands)

The following is a summary of securities at December 25, 1994:

                                                Gross        Gross
                               Amortized   Unrealized   Unrealized        Fair
Available-for-Sale Securities       Cost        Gains       Losses       Value
Debt securities of the
  U.S. Treasury                 $ 60,724       $     7      $(171)     $60,560
Equity securities                    142         1,563                   1,705
Corporate debt securities            485                       (2)         483
                                 -------       -------       ----      -------
                                  61,351         1,570       (173)      62,748
                                 -------       -------       ----      -------
Trading Securities
Debt securities of the
  U.S. Treasury and agencies     13,927                      (118)      13,809
Corporate debt securities        12,089             6         (15)      12,080
Mortgage-backed securities       20,249           279         (47)      20,481
                                -------        ------        ----      -------
                                 46,265           285        (180)      46,370
                                -------        ------        ----      -------
                               $107,616        $1,855       $(353)    $109,118
                               ========        ======       =====     ========

Included in the Company's earnings for 1995 and 1994 were changes in net unrealized holding gains of $1,009,000 and $105,000, respectively, from trading investments.

Proceeds from the sale of available-for-sale investments totaled approximately $99,051,000 and $274,800,000 in 1995 and 1994. Gross
realized gains and losses for 1995 and 1994 on available-for-sale investments were insignificant. All available-for-sale debt securities had a contractual maturity of one year or less in both 1995 and 1994. The fair value of equity securities in the amounts of $2,777,000 in 1995 and $1,705,000 in 1994 have been classified with other noncurrent assets. Gross realized gains and losses on marketable securities in 1993 were insignificant.

3--PURCHASE OF MINORITY INTEREST AND GOODWILL

During July 1994, the Company made a tender offer for the 5,533 shares of Class A common stock of Indianapolis Newspapers, Inc. not already owned for $10,000 net in cash per share. On September 12, 1994, the Company purchased 3,591 shares of INI which increased the Company's ownership to 89.9% from 71.2%. The total acquisition cost of $36,200,000, including consulting fees, was accounted for using the purchase method of accounting. The fair value of assets acquired was $22,800,000, including $19,700,000 of goodwill. The transaction resulted in a reduction of the minority interest of $13,400,000. In June 1995, the Company purchased an additional 50 shares of INI for $10,000 net in cash per share which increased the Company's ownership to 90.2%. The effects of these purchases were insignificant to earnings for 1995 and 1994.


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

The funded status for the Company's defined benefit plans at year end:


(In thousands)                                             1995     1994

Actuarial present value of plan benefits:
  Vested                                               $180,545  $142,998
  Nonvested                                              10,236     8,165
                                                       --------  --------
  Accumulated benefit obligation                        190,781   151,163
  Effect of future salary increases                      11,999     7,771
                                                       --------  --------
  Projected benefit obligation                          202,780   158,934
Plan assets at fair value                               207,401   168,634
                                                       --------  --------
Plan assets in excess of projected benefit obligation     4,621     9,700
Unrecognized SFAS No. 87 transition asset                (7,548)   (8,831)
Unrecognized prior service cost                           3,680     4,123
Unrecognized net (gain) loss                                716    (3,557)
                                                       --------  --------

Prepaid pension cost                                   $  1,469  $  1,435
                                                       ========  ========

Assumptions used in determining funded status at the end of 1995 were a 9% rate of return, 7% discount rate and a 4% rate of compensation increase. The assumptions for determining funded status at the end of 1994 were a 9% rate of return, 8.75% discount rate and a 5% rate of compensation increase.

Pension expense (income), excluding the special retirement benefits discussed in Note 7, included the following components:

(In thousands)                                     1995     1994     1993

Service cost--benefits earned during the year  $  4,904  $ 5,959  $ 3,231
Interest cost on projected benefit obligation    14,116   12,851   12,492
Return on assets:
  Actual                                        (48,898)      84  (17,927)
  Deferred gain (loss)                           33,542  (14,551)   3,028
Amortization of:
  Transition asset                               (1,283)  (1,286)  (1,286)
  Prior service cost                                444      443      403
  Gain                                              (10)     (10)      (7)
                                               --------  -------  -------
Pension expense (income)                       $  2,815  $ 3,490  $   (66)
                                               ========  =======  =======

Significant assumptions used in determining pension expense (income):
                                                   1995     1994     1993

Expected long-term rate of return                  9.0%     8.5%      9.0%
Discount rate                                      8.75     7.25      8.25
Rate of increase in future compensation levels     5.0      4.0       5.0

Effective January 1, 1994, the pension plans were amended to eliminate the voluntary employee contributions, provide future benefits based on the participants' years of service and average compensation at retirement, enhance pension benefits of participants who begin receiving benefits before age 65 and increase benefits to all eligible retirees. The amendments have been approved by the Internal Revenue Service and were accounted for as of January 1, 1994.

The Company has a wage deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers all eligible employees. Company contributions to this plan were $4,397,000, $4,414,000 and $1,743,000 for 1995, 1994 and 1993. The plan was amended effective January 1, 1994 to increase the allowable amount of participants' contributions and to change the basis of Company contributions.


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


The status of the postretirement benefit obligation at year end:

(In thousands)                                          1995       1994

Accumulated postretirement benefit obligation:
  Retirees                                             $52,077    $36,880
  Fully eligible active plan participants               13,556     14,534
  Other active plan participants                        19,452     14,030
                                                       -------    -------
  Total accumulated postretirement benefit obligation   85,085     65,444
  Unrecognized prior service cost                        4,884      6,811
  Unrecognized net gain (loss)                          (7,544)     8,721
                                                       -------    -------
  Accrued postretirement benefit obligation            $82,425    $80,976
                                                       =======    =======

                                                  1995     1994     1993
The net postretirement benefit cost included
the following components:
  Service cost--benefits earned
   during the year                               $1,941   $2,646   $2,451
  Interest cost on accumulated
   benefit obligation                             5,387    5,765    5,851
  Amortization of unrecognized
   prior service cost                            (1,927)  (1,934)  (1,898)
  Amortization of loss (gain)                      (241)       6

                                                 ------   ------   ------
  Postretirement benefit expense                 $5,160   $6,483   $6,404
                                                 ======   ======   ======

The accumulated postretirement benefit obligation was determined using a discount rate of 7% and a health care cost trend rate of 9% in 1995 decreasing to 5% in the year 2000 and thereafter. Discount rates used for 1994 and 1993 were 8.75% and 7.75%. The effect of a 1% increase each year in the health care cost trend rate used, would result in an increase of approximately $7,368,000 in the accumulated postretirement benefit obligation at the end of 1995 and $799,000 in the aggregate service and interest components of the 1995 expense.

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

7--WORK FORCE REDUCTION

The Company has reduced its work force in response to economic conditions, increasing costs and changes in technology. Early retirement incentive programs contributed to staff reductions. Employees were offered early retirement benefits through a non-qualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs include retirement benefits, severance payments and professional support.


8--OTHER INCOME--NET

(In thousands)                                  1995      1994     1993

Income items:
  Interest                                    $ 7,213   $5,457    $3,083
  Unrealized gain on trading securities         1,009      105
  Gain on disposition of assets                            171
  Dividends                                       572       62        57
  Other                                           708      204       482
                                              -------   ------    ------
                                                9,502    5,999     3,622
                                              -------   ------    ------
Expense items:
  Interest                                        238      204       221
  Loss on disposition of assets                   357                102
  Other                                           753      830       882
                                              -------   ------    ------
                                                1,348    1,034     1,205
                                              -------   ------    ------

Other income--net                             $ 8,154   $4,965    $2,417
                                              =======   ======    ======

9--INCOME TAXES

The provision for income taxes, exclusive of tax benefits from equity in Affiliate, consisted of:

(In thousands)                                   1995      1994     1993

State:
           Currently payable                  $ 7,347   $ 6,376   $ 4,192
           Deferred                               354        54     1,381
                                              -------   -------   -------
                                                7,701     6,430     5,573
                                              -------   -------   -------
Federal:
           Currently payable                   28,910    26,077    17,376
           Deferred                             1,437       340     4,999
                                              -------   -------   -------
                                               30,347    26,417    22,375
                                              -------   -------   -------
Provision for income taxes                    $38,048   $32,847   $27,948
                                              =======   =======   =======

Components of net deferred income tax liability:

(No valuation allowance required)

(In thousands)                                   1995      1994     1993

Depreciation                                  $53,520   $52,982   $47,160
Pension                                           562       549     1,864
Other                                           1,731       641
                                              -------   -------   -------
Gross deferred tax liability                   55,813    54,172    49,024
                                              -------   -------   -------

Postretirement benefits                       (33,124)  (32,020)  (31,015)
Vacation                                       (3,857)   (3,830)   (3,740)
Other                                          (2,596)   (3,742)   (4,126)
                                              -------   -------   -------
Gross deferred tax asset                      (39,577)  (39,592)  (38,881)
                                              -------   -------   -------
Net deferred income tax liability             $16,236   $14,580   $10,143
                                              =======   =======   =======

Reconciliation of the U.S. federal statutory tax rate to the effective tax rate:


(In thousands)                      1995             1994             1993
                               --------------   --------------  --------------

Federal statutory tax rate     $32,916  35.0%   $28,243  35.0%  $23,814  35.0%

State taxes net of federal
 tax effect                      5,006   5.3      4,181   5.2     3,622   5.3
Dividend benefit
 eliminations                      (58)  (.1)       101    .1       335    .5
 Other                             184    .3        322    .4       177    .3
                               -------  -----   -------  -----  -------  -----
Provision for income taxes     $38,048  40.5%   $32,847  40.7%  $27,948  41.1%
                               =======  =====   =======  =====  =======  =====
10--INVENTORIES

Newsprint inventory amounted to $7,559,000 and $5,962,000 at the end of 1995 and 1994. The current value exceeded LIFO value by $8,517,000 and $3,779,000, respectively. Other inventories, consisting primarily of newspaper production supplies, amounted to $2,566,000 and $3,180,000 at the end of 1995 and 1994.


11--INVESTMENT IN AFFILIATE

The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company, which was formed to own and operate a newsprint mill in Washington. Under the terms of a loan agreement, the Company has guaranteed partnership debt in the amount $16,875,000. At the end of 1995 and 1994, $36,400,000 and $33,916,000 had been invested in
Ponderay. The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 34,900 metric tons on a "take if tendered" basis until the debt is repaid. Newsprint purchased from Ponderay amounted to $19,601,000 during 1995 and $14,937,000 during 1994.

Summarized financial data for Affiliate:


(In thousands)                                   1995      1994    1993

Results of operations:
  Net sales                                  $151,690  $100,233  $94,375
  Net loss                                      4,666    40,509   45,713

Financial position:
  Current assets                             $ 27,881  $ 19,484  $19,633
  Property and equipment, at cost--net        278,224   291,033  304,315
  Other assets                                  3,457     1,654    5,690
                                             --------  -------- --------
                                             $309,562  $312,171 $329,638
                                             ========  ======== ========

  Current liabilities                        $ 37,252  $ 34,010  $33,771
  Long-term debt ($125 million
   guaranteed by partners)                    229,048   248,633  267,330
  Partners' capital                            43,262    29,528   28,537
                                             --------  -------- --------
                                             $309,562  $312,171 $329,638
                                             ========  ======== ========

Summary of the Company's investment in Affiliate:


(In thousands)                                  1995       1994     1993

Investment, beginning of year                $ 3,989    $ 3,855   $ 5,315
Equity in partnership loss                      (630)    (5,469)   (6,171)
Additional investments                         2,484      5,603     4,711
                                             -------    -------   -------
Investment, end of year                      $ 5,843    $ 3,989   $ 3,855
                                             =======    =======   =======

Equity in Affiliate:

Equity in partnership loss                   $  (630)   $(5,469)  $(6,171)
Current income tax benefit                      (606)     1,325     4,356
Deferred tax benefit (expense)                   696        594    (2,465)
Other                                            (50)
                                             -------    -------   -------
Equity in Affiliate, net of tax benefits     $  (590)   $(3,550)  $(4,280)
                                             =======    =======   =======

12--LONG-TERM DEBT

The trust indenture relating to the fifty-year 4 1/2% debentures due December 1, 1998 contains various requirements and restrictions as to the financial activities of INI and its subsidiary. There are certain restrictions on capital expenditures and dividend payments by INI. Interest paid amounted to $121,000 for 1995, 1994 and 1993.


13--RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense for 1995, 1994 and 1993 amounted to $4,429,000, $3,843,000 and $4,190,000. Future obligations for minimum annual rentals under noncancelable long-term leases are not considered to be significant.


14--CAPITAL STOCK AND STOCK COMPENSATION PLAN

Class A common stock is entitled to 1/10 of a vote per share. At December 31, 1995, the Company has reserved 2,803,100 shares that are available for issuance under its Stock Compensation Plan, 500,000 shares for issuance under its 401(k) plan and 3,155,300 shares for issuance upon conversion of Class B common stock. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust ("Trust") owns Class B common stock which provides the Trust the majority voting control of the Company.

Dividend declared per share:                 1995       1994      1993

  Class A common stock                       $.62       $.52      $.46
  Class B common stock                       .062       .052      .046

The Stock Compensation Plan provides for the granting of stock options to certain officers, key employees and members of the Board of Directors. The plan also provides for issuance of Class A shares under restricted stock grants to the five most highly compensated employees. The options are granted at prices determined by the Stock Option Committee of the Board of Directors but not less than fair market value on date of grant. Options granted may be incentive or non-qualified options with a term of ten years. Options granted before December 27, 1992 are currently exercisable. Options granted in 1993 and 1995 become exercisable three years from date of grant. There have been no restricted stock grants issued under this plan.


Stock Option Plan Summary:
                                  Reserved
                                   Shares      Shares        Price

Outstanding, December 28, 1992    2,144,500    674,000  $16.625 - 23.000
Granted                                        300,500   23.875
Exercised                           (39,500)   (39,500)  16.625 - 18.000
Cancelled                                      (11,500)  23.000
                                  ---------    -------   ---------------
Outstanding, December 26, 1993    2,105,000    923,500   16.625 - 23.875
Exercised                           (49,050)   (49,050)  16.625 - 18.000
Cancelled                                       (6,000)  23.875
                                  ---------    -------   ---------------
Outstanding, December 25, 1994    2,055,950    868,450   16.625 - 23.875
Additional reserved shares          800,000
Granted                                        543,000   25.750 - 30.625
Exercised                           (52,850)   (52,850)  16.625 - 25.750
Cancelled                                       (7,500)  23.000 - 23.875
                                  ---------  ---------  ----------------
Outstanding, December 31, 1995    2,803,100  1,351,100  $16.625 - 30.625
                                  ---------  ---------  ----------------

Exercisable at December 31, 1995               529,600  $16.625 - 23.000
                                             =========  ================

15--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. Long-term debt has a carrying value of $2,678,000 and a fair value of $2,628,000. Fair value was determined based on current rates offered for similar debt. The Company has guaranteed $16,875,000 of the total $243,085,000 debt of Ponderay. The fair value approximates the guaranteed amount.

16--COMMITMENTS AND CONTINGENCIES

See Note 11 for commitments related to Affiliate.

In 1995, the Internal Revenue Service ("IRS") finalized its adjustments involving investment tax credit issues related to Ponderay. The total adjustments for the years 1987 through 1989 of approximately $119,000 have been recorded in the 1995 financial statements. The IRS has completed its examination of the Company's federal income tax returns through 1993.

There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.

The Board of Directors has approved a total of $28,000,000 for the construction and purchase of distribution centers, computer networking equipment, editorial systems and a client-server computer system in Phoenix. Completion of the distribution centers, networking equipment and editorial systems are anticipated in 1996. Conversion to the new computer system is scheduled for completion by 1997. During 1993, the Board of Directors approved the construction of a new downtown Phoenix office building. Total costs of the building and related expenditures are expected to be $32,000,000 with completion anticipated in 1996. Formal commitments totaling $31,610,000 have been entered into as of December 31, 1995 relating to these projects. Expenditures as of December 31, 1995 related to these commitments approximate $26,425,000.

The Board of Directors has also approved $4,500,000 for a new facility at Topics Newspapers, Inc., $5,300,000 for the purchase of a currently leased building at Indianapolis and $10,000,000 for investments in partnership business ventures. Expenditures on these projects as of December 31, 1995 approximate $5,973,000.

17--SUBSEQUENT EVENT

On January 10, 1996, the Company announced that it reached an agreement to acquire the common stock of McCormick & Company, Inc., the publisher of the Alexandria Louisiana Daily Town Talk (40,400 daily and 41,300 Sunday circulation newspapers) and parent of McCormick Graphics Co., Inc. The purchase price is approximately $62,000,000. The acquisition is expected to close in March 1996.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year. Operating results for the last three years:

(In thousands, except share data)   1st      2nd       3rd       4th
                                Quarter  Quarter   Quarter   Quarter     Total
1995 (53 weeks)

Operating revenues             $136,882 $142,472  $135,504  $165,043  $579,901
Operating expenses              116,790  121,349   118,336   137,535   494,010
                               -------- --------  --------  --------  --------
Operating income                 20,092   21,123    17,168    27,508    85,891
Other income--net                 2,255    2,455     1,820     1,624     8,154
Provision for income taxes       (9,123)  (9,731)   (7,649)  (11,545)  (38,048)
Minority interest                  (304)    (325)     (284)     (496)   (1,409)
Equity in Affiliate--net           (537)    (111)       79       (21)     (590)
                               -------- --------  --------  --------  --------
Net income                     $ 12,383 $ 13,411  $ 11,134  $ 17,070  $ 53,998
                               ======== ========  ========  ========  ========

Net income per common share        $.46     $.51      $.42      $.64     $2.03
                                   ====     ====      ====      ====     =====
1994 (52 weeks)

Operating revenues             $123,528 $129,262  $124,850  $142,062  $519,702
Operating expenses              104,384  106,626   108,078   124,884   443,972
                               -------- --------  --------  --------  --------
Operating income                 19,144   22,636    16,772    17,178    75,730
Other income--net                 1,088    1,192     1,303     1,382     4,965
Provision for income taxes       (8,257)  (9,771)   (7,347)   (7,472)  (32,847)
Minority interest                  (757)  (1,150)     (668)     (402)   (2,977)
Equity in Affiliate--net         (1,014)    (930)     (753)     (853)   (3,550)
                               -------- --------  --------  --------  --------
Net income                     $ 10,204 $ 11,977  $  9,307  $  9,833  $ 41,321
                               ======== ========  ========  ========  ========

Net income per common share        $.38     $.45      $.35      $.37     $1.55
                                   ====     ====      ====      ====     =====
1993 (52 weeks)

Operating revenues             $111,318 $116,943  $110,238  $128,068  $466,567
Operating expenses               99,495   98,873    97,469   105,108   400,945
                               -------- --------  --------  --------  --------
Operating income                 11,823   18,070    12,769    22,960    65,622
Other income--net                   502      615       811       489     2,417
Provision for income taxes       (4,949)  (7,553)   (5,754)   (9,692)  (27,948)
Minority interest                  (405)  (1,038)     (758)   (1,482)   (3,683)
Equity in Affiliate--net         (1,148)    (997)   (1,153)     (982)   (4,280)
                               -------- --------  --------  --------  --------
Net income                     $  5,823 $  9,097  $  5,915  $ 11,293  $ 32,128
                               ======== ========  ========  ========  ========

Net income per common share        $.22     $.34      $.22      $.43     $1.21
                                   ====     ====      ====      ====     =====

TEN-YEAR FINANCIAL HIGHLIGHTS


(In thousands, except share data)

Fiscal Years Ended:             Dec. 31   Dec. 25   Dec. 26   Dec. 27   Dec. 29
                                  1995     1994       1993      1992      1991
                                53 Weeks  52 Weeks  52 Weeks  52 Weeks  52 Weeks
Consolidated Statement of Income

Operating revenues:
  Advertising                  $446,693  $395,450  $346,566  $319,872  $316,950
  Circulation                   129,537   121,823   118,032   112,180   102,459
  Other                           3,671     2,429     1,969     1,548       942
                               --------  --------  --------  --------  --------
                                579,901   519,702   466,567   433,600   420,351
                               --------  --------  --------  --------  --------

Operating expenses:
  Operating costs               265,072   222,074   200,200   187,611   197,584
  Distribution and general      197,123   188,195   173,444   169,105   154,410
  Depreciation                   28,487    26,639    25,810    21,649    17,334
  Work force reduction cost       3,328     7,064     1,491     3,572     3,281
                               --------  --------  --------  --------  --------
                                494,010   443,972   400,945   381,937   372,609
                               --------  --------  --------  --------  --------

Operating income                 85,891    75,730    65,622    51,663    47,742

Other income--net                 8,154     4,965     2,417     1,111     3,735
                               --------  --------  --------  --------  --------
Income before income taxes       94,045    80,695    68,039    52,774    51,477

Provision for income taxes       38,048    32,847    27,948    21,491    20,792
                               --------  --------  --------  --------  --------
Income before minority
  interest and equity
  in Affiliate                   55,997    47,848    40,091    31,283    30,685

Minority interest in
  subsidiary                     (1,409)   (2,977)   (3,683)   (3,105)   (1,729)

Equity in Affiliate, net
  of tax benefits                  (590)   (3,550)   (4,280)   (4,820)   (3,053)
                               --------  --------  --------  --------  --------
Income before cumulative
  effect of accounting change    53,998    41,321    32,128    23,358    25,903

Cumulative effect of accounting
  change                                                      (34,212)
                               --------  --------  --------  --------  --------
Net income (loss)              $ 53,998  $ 41,321  $ 32,128  $(10,854) $ 25,903
                               --------  --------  --------  --------  --------
Class A Share Data

  Income before cumulative
   effect of accounting change    $2.03     $1.55     $1.21      $.88      $.98

  Cumulative effect of accounting
    change                                                      (1.29)
                                   ----      ----      ----      ----      ----
  Net income (loss)                2.03      1.55      1.21      (.41)      .98
                                   ====      ====      ====      ====      ====
  Dividends declared                .62       .52       .46       .42       .40

Other Financial Data

  Total assets                 $547,204  $500,444  $464,688  $432,872  $403,627

  Working capital               137,818   132,907   127,999    90,488    70,217

  Long-term debt                  2,678     2,678     2,678     2,678     2,678

  Shareholders' equity          358,741   319,762   290,693   269,997   290,982

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries. The consolidated financial statements and related notes and discussions for the year ended December 31, 1995 should be read in order to obtain a better understanding of this data.

                                Dec. 30   Dec. 31   Dec. 25   Dec. 27   Dec. 28
                                  1990      1989      1988      1987      1986
                                52 Weeks  53 Weeks  52 Weeks  52 Weeks  52 Weeks
Consolidated Statement of Income

Operating revenues:
  Advertising                  $335,795  $346,924  $337,854  $329,067  $319,237
  Circulation                    94,689    88,160    78,575    72,434    68,806
  Other                           1,175     1,144     1,179     1,197     1,084
                               --------  --------  --------  --------  --------
                                431,659   436,228   417,608   402,698   389,127
                               --------  --------  --------  --------  --------

Operating expenses:
  Operating costs               209,191   213,377   216,788   208,633   193,521
  Distribution and general      151,719   148,015   133,842   129,782   120,969
  Depreciation                   15,902    14,908    13,970    12,190    10,952
  Work force reduction cost       2,082               7,586
                               --------  --------  --------  --------  --------
                                378,894   376,300   372,186   350,605   325,442
                               --------  --------  --------  --------  --------

Operating income                 52,765    59,928    45,422    52,093    63,685

Other income--net                 8,963     8,389     5,918     5,134     5,071
                               --------  --------  --------  --------  --------
Income before income taxes       61,728    68,317    51,340    57,227    68,756

Provision for income taxes       25,813    27,748    18,911    24,071    33,339
                               --------  --------  --------  --------  --------
Income before minority
  interest and equity
  in Affiliate                   35,915    40,569    32,429    33,156    35,417

Minority interest in
  subsidiary                     (3,117)   (3,411)   (3,916)   (3,754)   (3,496)

Equity in Affiliate, net
  of tax benefits                (4,515)    1,309       743         8
                               --------  --------  --------  --------  --------
Income before cumulative
  effect of accounting change    28,283    38,467    29,256    29,410    31,921

Cumulative effect of accounting
  change                                                        3,388
                               --------  --------  --------  --------  --------
Net income (loss)              $ 28,283  $ 38,467  $ 29,256  $ 32,798  $ 31,921
                               ========  ========  ========  ========  ========
Class A Share Data

  Income before cumulative
   effect of an accounting change $1.07     $1.45     $1.10     $1.10     $1.19

  Cumulative effect of accounting
   change                                                         .13
                                  -----     -----     -----     -----     -----
   Net income (loss)               1.07      1.45      1.10      1.23      1.19
                                  =====     =====     =====     =====     =====

  Dividends declared                .40      .325      .325      .325      .325

Other Financial Data

  Total assets                 $383,758  $356,103  $321,809  $300,966  $270,815

  Working capital               122,710   134,755   116,192   106,705   101,566

  Long-term debt                  2,678     2,678     2,678     2,678     2,678

  Shareholders' equity          275,623   257,938   230,316   213,579   189,312

SHAREHOLDER INFORMATION


Since an initial public offering on September 21, 1989, shares of Class A common stock have traded on the New York Stock Exchange under the symbol "ECP." No established trading market currently exists for the Company's Class B common stock. Shares of Class B common stock are convertible into Class A common stock at a ratio of ten B shares for one A share. At December 31, 1995, there were approximately 360 shareholders of record of Class A common stock and 24 shareholders of record of Class B common stock.


Dividends

Dividends declared per share:


                        1995      Class A    Class B

                    1st Quarter      $.14     $.014
                    2nd Quarter       .14      .014
                    3rd Quarter       .17      .017
                    4th Quarter       .17      .017
                                     ----     -----
                                     $.62     $.062
                                     ====     =====

                        1994    Class A  Class B

                    1st Quarter      $.12     $.012
                    2nd Quarter       .12      .012
                    3rd Quarter       .14      .014
                    4th Quarter       .14      .014
                                     ----     -----
                                     $.52     $.052
                                     ====     =====

Shares Outstanding

The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock.

The weighted common shares outstanding were:     1995    26,651,007
                                                 1994    26,621,133
                                                 1993    26,570,973

Form 10-K

The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Chief Financial Officer, Central Newspapers, Inc., 135 North Pennsylvania Street, Suite 1200, Indianapolis, Indiana 46204.

Stock Prices

Calendar Quarter     1st         2nd         3rd          4th

   1995 High       $28         $28 7/8     $30 5/8      $32 5/8
        Low         24 1/8      25 3/8      26 5/8       29 1/4

   1994 High       $29         $30         $28 5/8      $28 5/8
        Low         26 3/4      24 5/8      26           24 3/4




Annual Meeting

The Annual Meeting of Shareholders will be held at the INI Pulliam Production Centre, 8278 Georgetown Road, Indianapolis, Indiana, on April 17, 1996, at 10:00 a.m. local time.


Transfer Agent and Registrar:

                   Norwest Bank Minnesota, N.A.
                   Stock Transfer
                   161 North Concord Exchange
                   Post Office Box 738
                   South St. Paul, Minnesota  55075-0738


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

Dan Quayle
Chairman
  BTC, Inc.

James C. Quayle
President
  Huntington Newspapers, Inc.

Frank E. Russell
Chairman of the Board and Assistant Secretary
  Central Newspapers, Inc.

Louis A. Weil III
President and Chief Executive Officer
  Central Newspapers, Inc.

Corporate Officers and
Executive Management


Frank E. Russell
Chairman of the Board and
Assistant Secretary
  Central Newspapers, Inc.

Louis A. Weil III
President and Chief Executive Officer
  Central Newspapers, Inc.

Eugene S. Pulliam
Executive Vice President
  Central Newspapers, Inc.
President
  Phoenix Newspapers, Inc.
Publisher
  The Indianapolis Star
  The Indianapolis News

Thomas K. MacGillivray
Treasurer and Chief Financial Officer
  Central Newspapers, Inc.

John F. Oppedahl
Publisher and Chief Executive Officer
  Phoenix Newspapers, Inc.

Malcolm W. Applegate
President and General Manager
  Indianapolis Newspapers, Inc.