Form 10-K, Exhibit 13
period 1996-12-29
CENTRAL NEWSPAPERS INC
filed 1997-03-21
CIK 854094

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



/s/Louis A. Weil III                      /s/Thomas K. MacGillivray
--------------------                      -------------------------
Louis A. Weil III                         Thomas K. MacGillivray
President and Chief Executive Officer     Treasurer and
                                          Chief Financial Officer

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITON

GENERAL

The principal line of business of Central Newspapers, Inc. (the "Company") is newspaper publishing. Revenues are derived primarily from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company has a 13.5% interest in Ponderay Newsprint Company ("Ponderay"), a partnership formed to own and operate a newsprint mill in the State of Washington. The following analysis should be read in conjunction with the 1996 consolidated financial statements and the accompanying notes to the consolidated financial statements.

The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the second and fourth quarters of each year. The results for 1996, 1995 and 1994 reflect these seasonal patterns. In addition, the 1996 and 1994 fiscal years each included 52 weeks and fiscal year 1995 included 53 weeks.

RECENT EVENTS

On December 10, 1996, the Company announced that it would acquire the remaining 9.8% of Indianapolis Newspapers, Inc. ("INI") that it does not already own. This transaction, which will be recorded using purchase accounting, will be accomplished by issuing the current minority shareholders one share of a newly created, non-voting, $10,000 stated value INI preferred stock in exchange for each share of INI common stock owned by them. The preferred stock will pay a dividend of $700 per year on a cumulative basis, will be callable in five years by the Company and redeemable at any time by the shareholders at the stated value per share. This transaction, which is not expected to have a material effect on future earnings, occurred on January 3, 1997.

The Company's subsidiary, Phoenix Newspapers, Inc. ("PNI") announced that effective January 18, 1997 publication of its Phoenix afternoon newspaper, The Phoenix Gazette, would cease and PNI would realign the news gathering structure of its morning newspaper, The Arizona Republic. These changes will result in the Company recording a one-time pre-tax charge to earnings of approximately $4.8 million in the first quarter of 1997 and is excepted to result in pre-tax earnings benefits of approximately $5.0 million in 1997 and ongoing annual pre-tax benefits in future years of approximately $6.4 million. Approximately 85 positions will be eliminated as a result of these actions.

On March 12, 1996, the Company purchased 100% of the outstanding common stock of McCormick and Company, Inc. ("McCormick"), the parent company of the Alexandria Daily Town Talk newspaper of Louisiana and McCormick Graphics, Inc., a commercial printing subsidiary. The purchase price was approximately $62.0 million in cash. Since a significant portion of the purchase price was allocated to intangible assets, the amortization of which is not deductible for tax purposes, the Company's net income is expected to be negatively impacted for approximately three years. Thereafter, the acquisition is expected to contribute positively to net income. However, the Company's operating income before interest, taxes, depreciation and amortization ("EBITDA") has been positively impacted since the acquisition.

The Company announced on February 21, 1997 that it acquired for cash 80% of the Westech group of companies. Based in Santa Clara, California the Westech group consists of Westech ExpoCorp., which organizes job fairs for the high-tech industry; HTC, which publishes High Tech Careers magazine, and Jobs America, which organizes job fairs for service industry positions. The Westech group had $20 million of revenues in 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

RESULTS OF OPERATIONS

Fiscal 1996 was a year of record revenues and profits for the Company. Earnings per share for 1996 were $2.31, up $.28 from the $2.03 reported in 1995. The 1995 earnings increased $.48 from the $1.55 earned in 1994. All three years included work force reduction or asset impairment costs that negatively impacted earnings. Earnings per share, adjusted for these costs, would have been $2.43 in 1996, $2.11 in 1995 and $1.71 in 1994. The results for 1995 include an additional week when compared with the 1996 and 1994 periods.

Operating income for 1996, 1995 and 1994 was $99.9 million, $85.9 million and $75.7 million, respectively, rising 16.3% from 1995 to 1996 and by 13.5% from 1994 to 1995. The 1996 results include ten months of activity from the McCormick acquisition and all three years include the effects of asset impairment and/or work force reduction costs. Excluding these items, operating income would have been $103.6 million, $89.2 million and $82.8 million in 1996, 1995 and 1994, respectively. EBITDA for the three year period (excluding asset impairment and work force reduction charges) increased each year to $141.0 million, $117.7 million and $109.4 million.

Net income for 1996 was $61.5 million, up 14.0% over 1995's net income of $54.0 million and 1995 was up 30.7% over 1994's net income of $41.3 million. Had the Company not incurred the charges for asset impairment and work force reductions, net income would have been $64.7 million, $56.2 million, and $45.6 million in 1996, 1995 and 1994, respectively.

OPERATING REVENUES

The Company's operating revenues rose 7.0% from 1995 to 1996 and 11.6% from 1994 to 1995. These comparisons include the effects of the McCormick acquisition which was accounted for as of March 1, 1996 and the fifty-third week in 1995. Excluding these two items, operating revenues would have increased 6.2% and 9.7%.

Total advertising revenues were $479.5 million in 1996, $446.7 million in 1995 and $395.5 million in 1994. The 1995 to 1996 gain of 7.3% and the 1994 to 1995 gain of 13.0% were both affected by the fifty-third week in 1995 and 1996 was impacted by the acquisition of McCormick. Excluding both of these items, comparable increases would have been 7.3% and 11.1%, respectively. The balance of the advertising revenue changes resulted primarily from increases in advertising linage and higher advertising rates. Major market linage volume for the period was:

Full run linage in six column inches:
  (In thousands)
                1996    % change    1995    % change    1994
               -----    --------   -----    --------   -----
Retail         3,280      (7.8%)   3,559       9.2%    3,258
National         439      54.6       284        .4       283
Classified     3,775       4.7     3,607      13.1     3,189
               -----      ----     -----      ----     -----
Total          7,494        .6     7,450      10.7     6,730

Full run linage by major markets:

Phoenix        4,518       .1      4,513      12.8     4,014
Indianapolis   2,976      1.3      2,937       8.1     2,716

The 1995 linage amounts include the effects of the fifty-third week. Areas of particular advertising strength in 1996 included real estate and automotive advertising in Phoenix and major department stores and automotive in Indianapolis. Areas which showed a decrease in linage during 1996 included certain areas of retail advertising; primarily the department store category in Phoenix and the grocery store category in both major markets. Advertising revenues were further enhanced by Phoenix rate increases ranging from 5% to 8% and Indianapolis rate increases ranging from 4.5% to 7%. Both newspapers also raised rates at various times throughout 1995.

Circulation revenues for 1996, 1995 and 1994 were $134.1 million, $129.5 million and $121.8 million, or increases of 3.6% for the 1995 to 1996 period and 6.3% for the 1994 to 1995 period. Excluding the effects of McCormick and the fifty-third week of 1995, the corresponding increases would have been 3.0% and 4.4%, respectively. The combined average daily and Sunday circulation amounts for Phoenix and Indianapolis were:

Combined average daily circulation:

                       1996     % change        1995    % change    1994
                    -------     --------     -------    --------  -------
   Phoenix          456,555       ( .1%)     461,101       .7%    457,846
   Indianapolis     285,543       (5.5)      302,138     (4.8)    317,246


Sunday circulation:

   Phoenix          584,496       ( .1)      585,226     (1.0)    591,087
   Indianapolis     402,710         .8       399,347     (1.3)    404,468

In 1995, the Phoenix and Indianapolis newspapers consolidated their morning and evening newsroom staffs. These changes were designed to create more resources for expanded coverage of urban and suburban issues along with continued expansion of new forms of information distribution. Due to the combinations, the morning and evening newspaper products have similar news content which has caused most duplicate subscribers to drop their evening subscriptions resulting in decreased combined average daily circulation in both markets. Circulation rate increases more than offset the decline in the number of papers sold.

Circulation revenues were favorably impacted by a Phoenix home delivered price increase of $.35 per week to a range of $3.00 to $3.50 in August, 1995 and a Sunday single copy price increase of $.50 to $2.00 in March, 1995. Indianapolis instituted September 1996 increases for the weekly home delivery price of The Indianapolis Star of $.30 per week to $3.60 and a single copy price increase for the Sunday Star of $.25 to $1.75. Indianapolis also increased prices for the home delivered afternoon paper by $.30 to $1.80 and the daily single copy price of both papers from $.35 to $.50 in March, 1995.

OPERATING EXPENSES

Compensation costs, which include payroll and fringe benefits, increased 2.5% to $228.3 million in 1996 and 2.6% to $222.7 million in 1995. Excluding McCormick and the fifty-third week of 1995, compensation costs would have increased 2.1% for the 1995 to 1996 period and 1.0% for 1994 compared with 1995. Although 1996 year-over-year headcount has decreased approximately 2.8%, the 1996 increase in costs is attributable to a change in the discount rate used in postretirement and pension calculations and one-time labor costs associated with a move to a new Phoenix office building.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITION

Newsprint and ink expense increased 2.8% to $113.2 million in 1996 and 44.4% to $110.1 million in 1995. Excluding the effects of McCormick and the fifty-third week in 1995, newsprint and ink would have increased 2.0% for the 1995 to 1996 period and 41.6% for the 1994 to 1995 period. The increase in year-over-year comparisons is due to the effects of rapidly escalating newsprint prices throughout 1995 which reached a peak in early 1996 followed by decreasing prices throughout the last three quarters of 1996. Newsprint consumption for 1996 when compared with 1995 (excluding McCormick) decreased
 .4% compared with a 2.5% consumption increase in 1995 versus 1994 levels.

Other operating costs for 1996, 1995 and 1994 were $137.9 million, $129.4 million and $116.9 million, respectively, for a 1995 to 1996 increase of 6.6% and a 1994 to 1995 increase of 10.6%. Excluding the effects of McCormick and the fifty-third week of 1995, operating costs would have increased 5.0% and 9.5%. Items contributing to the 1995 to 1996 increase included operating duplicate office facilities, implementation of a new client server computer system, additional circulation costs and new distribution centers in Phoenix. The 1994 to 1995 operating cost increases related to production and delivery of zoned advertising products, promotional expenses and higher property taxes.

Depreciation and amortization expense was $35.5 million, $28.5 million and $26.6 million for 1996, 1995 and 1994, respectively. Excluding the McCormick acquisition, 1996 depreciation and amortization expense would have been $33.4 million. The 1995 to 1996 comparable increase of 17.4% is associated with depreciation expense of the Phoenix client server computer system, a packaging facility in Indianapolis and additional distribution centers. The 1994 to 1995 increase of 6.9% was primarily due to the first phase of the client server computer system and a new inserting facility in Indianapolis.

During 1996 the Company recognized asset impairment costs for a Phoenix office building that is being held for disposal and a charge for the premature retirement of a Phoenix conveyor system. These losses were recorded using the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" which the Company adopted during 1996.

The Company recorded work force reduction costs of $1.3 million, $3.3 million and $7.1 million in 1996, 1995 and 1994, respectively. The 1996 amount relates primarily to voluntary early retirement programs in Indianapolis and work force reduction costs related to the consolidation of the Muncie, Indiana subsidiary's morning and evening newspapers. The 1995 and 1994 work force reduction costs related to voluntary early retirement programs in Indianapolis and Phoenix which were undertaken due to economic conditions, increasing costs and changes in technology.

NON-OPERATING ITEMS

Other non-operating income (primarily investment income), was $4.0 million, $8.2 million and $5.0 million for 1996, 1995 and 1994. The $4.2 million decrease in 1996 compared with 1995 is attributable to a reduction in investible cash from the acquisition of McCormick and a general reduction in interest rates. The $3.2 million increase in income when comparing 1995 with 1994 reflects higher rates of return on investments and the full year effect of a new cash management policy implemented in July 1994.

Income tax expense for 1996, 1995 and 1994 was $42.4 million, $38.0 million and $32.8 million, respectively; reflecting effective tax rates of 40.8%, 40.5% and 40.7%. The increase in the effective income tax rate in 1996 over 1995 is primarily due to the McCormick goodwill which is not tax-deductible offset by benefits received from filing a consolidated state income tax return in Arizona.

Income from Equity in Affiliate increased $2.3 million to $1.7 million in 1996 from a loss of $.6 million in 1995. A loss in the amount of $3.6 million from the Equity in Affiliate was reported in 1994. These changes are attributable to fluctuations in the sales price of newsprint realized by Ponderay.

INVESTMENT IN AFFILIATE

The Company's investment in Ponderay is accounted for using the equity method, which reflects the Company's share of Ponderay's net income or loss, tax credits and related income tax expense or benefit. Ponderay's operating results include interest expense on its long-term debt. Since Ponderay's operating results are significantly affected by movements in newsprint prices, the Company's net income will be impacted positively or negatively depending on the volatility of newsprint pricing. Based upon current pricing, Ponderay is expected to report a loss in 1997. The Company does not anticipate making additional cash investments in Ponderay during 1997. See further discussion in Note 10 to the 1996 Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operations is the Company's primary source of liquidity. Net cash provided by operating activities of $122.0 million, $62.3 million and $41.9 million in 1996, 1995 and 1994, respectively, include the effects of net purchases of trading securities. Operating cash flows, excluding the impact of net purchases of trading securities were $81.3 million, $79.9 million and $87.6 million for the comparable periods. Changes between the years are attributable to increases in earnings and changes in working capital. Principal uses of cash in 1996 were capital expenditures, the acquisition of McCormick, payment of dividends and the repurchase of Class A common stock.
At the end of 1996, the Company's cash and investments in marketable securities totaled $61.7 million, down $67.8 million from $129.5 million at the end of 1995. Working capital at the end of 1996 was $92.3 million, down $45.5 million from the end of 1995. These reductions were primarily from the acquisition of McCormick and the repurchase of the Class A common stock.

Total capital expenditures in 1996 were $46.5 million, down from $58.7 million in 1995 and up from $23.3 million in 1994. The majority of these expenditures in 1996 and 1995 relate to the new Phoenix office building completed in 1996 and a client server computer system placed in service in 1996 and 1995. It is expected that capital expenditures for 1997 will be approximately $28.0 million. As of December 29, 1996, there are no significant formal commitments related to future capital projects.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
FINANCIAL CONDITON

On March 19, 1996 the Board of Directors of the Company authorized the repurchase of up to 1,000,000 shares of the Company's Class A common stock. The shares may be purchased within the next three years on the open market or in privately negotiated transactions. For the year ending December 29, 1996 the Company repurchased 490,100 shares in the aggregate amount of $18.0 million.

The Company guarantees debt related to Ponderay which is discussed in Note 10 to the Consolidated Financial Statements.

Dividends of $.72 per share on Class A common stock and $.072 per share on Class B common stock were declared during the year. This represents an increase over the prior year of $.10 per share on the Class A common stock and $.01 per share on the Class B common stock. Cash dividend payments of $19.6 million, $16.4 million and $15.2 million were made in 1996, 1995 and 1994.

The Company has significant cash balances and a consistent ability to generate cash flow from operations. At this time, the Company foresees no difficulty in maintaining its present financial condition and liquidity. Funding for planned current and future capital programs, the repurchase of Class A common stock, the retirement of minority preferred stock of INI and projected working capital needs is considered adequate for the foreseeable future.

INFLATION AND CHANGING PRICES

Over the past several years, the impact of inflation on the Company's operations has become less significant because of lower overall inflation rates. However, the Company and the newspaper industry as a whole have experienced wide fluctuations in newsprint pricing. Variations in newsprint pricing can have a significant impact on earnings for any given year. The Company has attempted to offset newsprint price increases through the conservation of newsprint and by increasing advertising and circulation rates.

NEW ACCOUNTING STANDARDS

The Company adopted in 1996 SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The application of this standard resulted in a charge to earnings of $2.5 million, net of tax.

The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" in 1996. The statement prescribes accounting and reporting standards for all stock based compensation plans. SFAS No. 123 allows companies to continue to use existing methods for recognizing the expense of these plans and provide pro forma earnings per share and other disclosures in the financial statements using the fair value method prescribed in the statement. The Company has elected the pro forma disclosure provisions of this statement.

OUTLOOK FOR 1997

The Company foresees continued growth in advertising revenues for 1997 derived from increased advertising linage and rates. Despite the closure of The Phoenix Gazette in January, 1997, circulation revenue is also expected to increase modestly due to September, 1996 Indianapolis price increases and circulation growth. Non-newsprint operating expenses are expected to increase at a comparable rate with revenue growth. Newsprint and ink expense, the second largest expense category, is expected to be lower in 1997 than 1996 levels. If so, the Company expects favorable financial performance in 1997 compared with 1996.

FORWARD LOOKING STATEMENTS

This document contains material that is forward-looking in nature. From time to time, the Company may provide forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. All forward-looking statements are based upon information available to the Company at the time they are made and the Company assumes no obligation to update any forward-looking statements. The Company notes that a variety of factors could cause the Company's actual results to differ materially from the expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include, but are not limited to:

*    economic weakness in the Company's geographic markets
* weakness in retail and/or classified advertising revenue due to factors including retail consolidations, declines in the advertising budgets of major customers, and increased competition from print and non-print products
* declines in circulation due to changing reader preferences and/or new forms of information dissemination
*    fluctuations in the price of newsprint
* an increase in distribution and/or production costs over anticipated levels
*    the negative impact of issues related to labor agreements.

                       INDEPENDENT AUDITOR'S REPORT


Board of Directors and Shareholders
Central Newspapers, Inc.


We have audited the accompanying consolidated statement of financial position of Central Newspapers, Inc. and Subsidiaries as of December 29, 1996 and December 31, 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Newspapers, Inc. and Subsidiaries as of December 29, 1996 and December 31, 1995 and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 29, 1996, in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company adopted, effective at the beginning of 1994, SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."


/s/Geo. S. Olive & Co., LLC
---------------------------
Geo. S. Olive & Co. LLC
Indianapolis, Indiana
February 3, 1997

CONSOLIDATED STATEMENT OF INCOME

(In thousands, except share data)

FOR THE YEAR ENDED:                  Dec. 29   Dec. 31   Dec. 25
                                        1996      1995      1994
                                    --------  --------  --------
Operating revenues:
  Advertising                       $479,474  $446,693  $395,450
  Circulation                        134,133   129,537   121,823
  Other                                6,708     3,671     2,429
                                     -------   -------   -------
                                     620,315   579,901   519,702
                                     -------   -------   -------
Operating expenses:
  Compensation                       228,316   222,748   217,078
  Newsprint and ink                  113,171   110,085    76,247
  Other operating costs              137,875   129,362   116,944
  Depreciation and amortization       35,528    28,487    26,639
  Asset impairment cost                4,226
  Work force reduction cost            1,340     3,328     7,064
                                     -------   -------   -------
                                     520,456   494,010   443,972
                                     -------   -------   -------
Operating income                      99,859    85,891    75,730

Other income--net                      4,009     8,154     4,965
                                     -------   -------   -------
Income before income taxes           103,868    94,045    80,695

Provision for income taxes            42,431    38,048    32,847
                                     -------   -------   -------
Income before minority interest and
  equity in Affiliate                 61,437    55,997    47,848

Minority interest in subsidiary       (1,629)   (1,409)   (2,977)

Equity in Affiliate, net of tax        1,726      (590)   (3,550)
                                     -------    ------   -------
Net income                          $ 61,534  $ 53,998  $ 41,321
                                    ========  ========  ========
Net income per common share         $   2.31  $   2.03  $   1.55
                                    ========  ========  ========
Average common shares outstanding     26,619    26,651    26,621


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(In thousands, except share data)
                                               Dec. 29   Dec. 31
                                                  1996      1995
                                               -------   -------
ASSETS

Current assets:
 Cash and cash equivalents                    $ 36,149  $ 26,142
 Marketable securities                          25,612   103,390
 Accounts receivable (net of allowances of
   $1,638 and $1,067)                           90,023    62,355
 Inventories                                     8,912    10,125
 Deferred income taxes                           7,263     6,773
 Other current assets                            3,503     4,233
                                               -------   -------
   Total current assets                        171,462   213,018
                                               -------   -------

Property, plant and equipment:
 Land                                           18,225    16,943
 Buildings and improvements                    121,785   110,265
 Leasehold improvements                          4,255     4,177
 Machinery and equipment                       367,173   322,799
 Construction in progress                        1,414    33,567
                                               -------   -------
                                               512,852   487,751
   Less accumulated depreciation               215,872   206,946
                                               -------   -------
                                               296,980   280,805
                                               -------   -------

Other assets:
 Land held for development                       3,118     1,607
 Goodwill and other intangibles                 75,449    29,009
 Investment in Affiliate                         8,867     5,843
 Other                                          31,096    16,922
                                               -------   -------
                                               118,530    53,381
                                               -------   -------



TOTAL ASSETS                                  $586,972  $547,204
                                              ========  ========

See accompanying notes to consolidated financial statements.

                                               Dec. 29   Dec. 31
                                                  1996      1995
                                               -------   -------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Accounts payable                             $ 19,079  $ 19,122
 Accrued compensation                           17,052    17,172
 Dividends payable                               5,180     5,027
 Accrued expenses and other liabilities         13,914    14,567
 Federal and state income taxes                  5,880     1,941
 Deferred revenue                               18,034    17,371
                                                ------    ------
     Total current liabilities                  79,139    75,200
                                                ------    ------
Deferred income taxes                           26,602    23,009
                                                ------    ------
Long-term debt                                   2,678     2,678
                                                ------    ------
Postretirement benefit obligation               81,759    79,327
                                                ------    ------
Minority interest in subsidiary                  9,244     8,249
                                                ------    ------
Shareholders' equity:
 Preferred stock--issuable in series:
   Authorized--25,000,000 shares
   Issued--none
 Class A common stock--without par value:
   Authorized--75,000,000 shares
   Issued--23,237,711 and 23,520,611 shares     24,259    18,967
 Class B common stock--without par value:
   Authorized--50,000,000 shares
   Issued--31,553,000 shares                        63        63
 Retained earnings                             363,365   338,436
 Unamortized value of restricted stock          (1,627)
  Net unrealized gain on
    available-for-sale securities                1,490     1,275
                                               -------   -------
                                               387,550   358,741
                                               -------   -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $586,972  $547,204
                                              ========  ========


CENTRAL NEWSPAPERS, INC.
Consolidated Statement of Shareholders' Equity


(In thousands, except share data)                                                                                     Unrealized
                                                                                                         Unamortized      Gain on
                                                    Common Stock            Common Stock                    Value of   Available-
                                                      Class A                Class B           Retained   Restricted     for-Sale
                                                  Shares    Amount       Shares     Amount     Earnings        Stock   Securities
                                              ----------  --------   ----------   --------     --------  -----------   ----------
BALANCE AT DECEMBER 27, 1993                  23,431,450   $17,137   31,578,000        $63     $273,493

 Adoption of SFAS No. 115, net of deferred
   income taxes and minority interest                                                                                        $649
 Net income (52 weeks)                                                                           41,321
 Dividends declared:
   Class A common stock                                                                         (12,204)
   Class B common stock                                                                          (1,642)
 Exercise of stock options                        49,050     1,045
 Common stock conversion                           2,500                (25,000)
 Change in net unrealized gain on
    available-for-sale securities                                                                                            (100)
                                              ----------  --------   ----------   --------     --------  -----------   ----------
BALANCE AT DECEMBER 25, 1994                  23,483,000    18,182   31,553,000         63      300,968                       549

 Net income (53 weeks)                                                                           53,998
 Dividends declared:
   Class A common stock                                                                         (14,573)
   Class B common stock                                                                          (1,957)
 Exercise of stock options                        37,611       785
 Change in net unrealized gain on
   available-for-sale securities                                                                                              726
                                              ----------  --------   ----------   --------     --------  -----------   ----------
BALANCE AT DECEMBER 31, 1995                  23,520,611    18,967   31,553,000         63      338,436                     1,275

 Net income (52 weeks)                                                                           61,534
 Dividends declared:
   Class A common stock                                                                         (16,856)
   Class B common stock                                                                          (2,272)
 Exercise of stock options                       154,700     3,928
 Repurchase of Class A common stock             (490,100)     (539)                             (17,477)
 Issuance of restricted stock grants              52,500     1,903                                           ($1,903)
 Amortization of restricted stock grants                                                                         276
 Change in net unrealized gain on
   available-for-sale securities                                                                                              215
                                              ----------  --------   ----------   --------     --------  -----------   ----------
BALANCE AT DECEMBER 29, 1996                  23,237,711   $24,259   31,553,000        $63     $363,365      ($1,627)      $1,490
                                              ==========  ========   ==========   ========     ========  ===========   ==========

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

FOR THE YEAR ENDED:                            Dec. 29    Dec. 31   Dec. 25
                                                  1996       1995      1994
                                               -------    -------    ------
Operating activities:
 Net income                                   $ 61,534   $ 53,998  $ 41,321
 Items which did not use (provide) cash:
   Depreciation and amortization                35,528     29,281    27,284
   Postretirement and pension benefits           2,050      2,072     7,815
   Asset impairment cost                         4,226
   Change in unrealized gain on
    trading securities                             821     (1,009)     (105)
   Minority interest in earnings of
     subsidiary                                  1,629      1,409     2,977
   Equity in Affiliate                          (1,864)       540     3,550
   Deferred income taxes                        (1,543)     1,791       (92)
   Other                                           634        357      (203)
  Change in assets and liabilities:
   Net proceeds (purchases) of
    trading securities                          40,671    (17,630)   (45,682)
    Accounts receivable                        (26,320)    (7,730)    (8,276)
    Inventories                                  1,835       (983)       974
    Other current assets                         2,363     (1,429)       428
    Accounts payable                            (1,041)     1,056      3,564
    Accrued compensation                          (317)       749      1,257
    Accrued expenses and other liabilities      (1,617)    (4,869)     3,586
    Federal and state income taxes               3,338      1,739      1,340
    Deferred revenue                                88      2,941      2,159
                                               -------    -------    -------
     Net cash provided by operating activities 122,015     62,283     41,897
                                               -------    -------    -------
Investing activities:
 Purchases of property, plant and equipment    (46,530)   (58,676)   (23,256)
 Proceeds from disposition of assets             1,975      2,452        622
 Purchases of available-for-sale securities    (24,659)   (76,726)  (234,011)
 Proceeds from available-for-sale securities    62,243     99,051    274,800
 Acquisition of McCormick and Co., Inc.        (60,509)
 Investment in Affiliate                                   (2,484)    (5,603)
 Purchase of minority interest in subsidiary                 (500)   (36,205)
 Purchase of intangibles and other              (5,557)    (5,580)    (3,877)
                                               -------    -------    -------
    Net cash used by investing activities      (73,037)   (42,463)   (27,530)
                                               -------    -------    -------
Financing activities:
 Cash dividends paid                           (18,647)   (15,724)   (13,308)
 Dividends paid to minority interest              (989)      (678)    (1,937)
 Proceeds from exercise of stock options         2,882        619        840
 Principal repayments on long-term debt         (4,200)
 Repurchase of Class A common stock            (18,017)
                                               -------    -------    -------
    Net cash used by financing activities      (38,971)   (15,783)   (14,405)
                                               -------    -------    -------
Increase (decrease) in cash and
  cash equivalents                              10,007      4,037        (38)
Cash and cash equivalents,
  beginning of year                             26,142     22,105     22,143
                                              --------    -------    -------
Cash and cash equivalents, end of year        $ 36,149   $ 26,142   $ 22,105
                                              ========   ========   ========
Supplemental cash flow information:
 Income taxes paid                             $ 40,798  $ 34,492   $ 31,920
 Interest paid                                      615       215        208

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Central Newspapers, Inc. and its subsidiaries (the "Company") are primarily engaged in the publishing and distribution of newspapers. Revenues are principally derived from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company also has a 13.5% interest in Ponderay Newsprint Company ("Affiliate"), a partnership formed to own and operate a newsprint mill in Washington.

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

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and all wholly-owned and majority-owned subsidiaries. Investments in companies in which the Company exercises significant influence are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated.

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years 1996, 1995 and 1994 included fifty-two, fifty-three and fifty-two weeks, respectively.

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

Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using primarily the straight-line method based on the estimated useful lives of the assets. The principal estimated useful lives range from three to fifteen years for machinery and equipment and ten to forty years for buildings and leasehold improvements.

Investment in Affiliate - The Company uses the equity method of accounting for its 13.5% partnership interest in Ponderay Newsprint Company.

Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods of fifteen to forty years.

Income Taxes - The Company provides for the determination of deferred tax liabilities and assets at the end of each period based on the difference between financial statement and tax basis of assets and liabilities using tax rates expected to be in effect when taxes are actually paid or recovered. The Company files a consolidated federal income tax return with its wholly and majority owned subsidiaries.

Net Income Per Common Share - The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock. Outstanding stock options are common stock equivalents but are excluded from net income per common share computations since their effect is not significant.

Accounting Changes - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in the first quarter of 1996. The statement establishes accounting standards for recognizing and measuring impairment of long-lived assets, and requires reducing the carrying amount of any impaired assets to fair value. Application of SFAS No. 121 resulted in a charge to earnings of approximately $2,500,000, net of tax.

The Company also adopted SFAS No. 123, "Accounting for Stock Based Compensation," in 1996. The statement prescribes accounting and reporting standards for all stock-based compensation plans. SFAS No. 123 allows companies to continue to use existing methods for recognizing the expense of these plans and provide pro forma disclosures in the financial statements and earnings per share using the fair value method prescribed in the statement. The Company has elected this approach.

At the beginning of the 1994 fiscal year, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity
Securities."

Reclassification - Certain amounts in the financial statements have been reclassified to conform to the 1996 presentation.

2--MARKETABLE SECURITIES

Management determines the classification of its investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Securities classified as trading securities are carried at fair value with unrealized gains and losses reported in earnings. The cost of securities sold is based on the specific identification method. All marketable debt securities are classified as current assets. Certain available-for-sale equity securities are classified as noncurrent assets.

The following is a summary of securities at December 29, 1996:

(In thousands)
                                               Gross       Gross
                              Amortized   Unrealized  Unrealized          Fair
Available-for-Sale Securities      Cost        Gains      Losses         Value

Debt securities of the
  U.S. Treasury and agencies   $  1,998                               $  1,998
Equity securities                   373       $3,107                     3,480
Other                               268                                    268
                                  -----        -----       ----          -----
                                  2,639        3,107                     5,746
                                  -----        -----       ----          -----
Trading Securities

Debt securities of the
  U.S. Treasury and agencies        806                  $   (4)           802
Corporate debt securities         1,259                      (6)         1,253
Mortgage-backed securities        9,576          184                     9,760
Preferred stock                  11,070           94        (13)        11,151
Other                               213                     (67)           146
                                 ------        -----        ----        ------
                                 22,924          278        (90)        23,112
                                 ------        -----        ----        ------
                               $ 25,563       $3,385     $  (90)      $ 28,858
                                 ======        =====        ====        ======

The following is a summary of securities at December 31, 1995:

(In thousands)
                                                Gross       Gross
                               Amortized   Unrealized  Unrealized         Fair
Available-for-Sale Securities       Cost        Gains      Losses        Value

Debt securities of the
  U.S. Treasury and agencies   $ 35,408       $  158      $   (5)     $ 35,561
Equity securities                   153        2,624                     2,777
Corporate debt securities         2,783            2                     2,785
                                 ------        -----         ----       ------
                                 38,344        2,784          (5)       41,123
                                 ------        -----         ----       ------
Trading Securities

Debt securities of the
  U.S. Treasury and agencies     19,860          243          (3)       20,100
Corporate debt securities        14,025          286                    14,311
Mortgage-backed securities       19,517          479          (1)       19,995
Preferred stock                  10,515          136         (64)       10,587
Other                               118                      (67)           51
                                 ------        -----        ----        ------
                                 64,035        1,144        (135)       65,044
                                -------        -----        ----       -------
                               $102,379       $3,928       $(140)     $106,167
                                =======        =====        ====       =======

Included in the Company's earnings for 1996, 1995 and 1994 were changes in net unrealized holding gains of $(821,000), $1,009,000 and $105,000, respectively, from trading investments.

Proceeds from the sale of available-for-sale investments totaled approximately $62,243,000, $99,051,000 and $274,800,000 in 1996,
1995 and 1994. Gross realized gains and losses for 1996, 1995 and 1994 on available-for-sale investments were insignificant. All available-for-sale debt securities had a contractual maturity of one year or less at the end of 1996. The fair value of equity securities in the amounts of $3,246,000 in 1996 and $2,777,000 in 1995 have been classified with other noncurrent assets.

3--ACQUISITIONS

On March 12, 1996, the Company acquired 100% of the outstanding common stock of McCormick and Company, Inc. ("McCormick"), the parent company of the Alexandria Daily Town Talk newspaper of Louisiana and McCormick Graphics, Inc., a commercial printing subsidiary. The purchase price of approximately $62,000,000 was paid entirely with cash. The amount of the purchase price allocated to goodwill was approximately $47,473,000 and is being amortized over forty years.

In July 1994, the Company made a tender offer for the 5,533 shares of Class A common stock of Indianapolis Newspapers, Inc. ("INI") not already owned for $10,000 net in cash per share. On September 12, 1994, the Company purchased 3,591 shares of INI which increased the Company's ownership to 89.9% from 71.2%. The total acquisition cost of $36,200,000, including consulting fees, was accounted for using the purchase method of accounting. The fair value of assets acquired was $22,800,000, including $19,700,000 of goodwill. The transaction resulted in a reduction of the minority interest of $13,400,000. In June 1995, the Company purchased an additional 50 shares of INI for $10,000 net in cash per share which increased the Company's ownership to 90.2%. The effects of these purchases were insignificant to earnings for 1996, 1995 and 1994. See Note 16 for discussion on the acquisition of the remaining minority interest of INI.

4--EMPLOYEE BENEFIT PLANS

The Company has defined benefit plans to provide pension benefits to all employees who have met certain eligibility requirements. Benefits are based primarily on length of service, wages earned, age and the amount of optional employee contributions. The Company's policy is to fund at least the minimum amount required by ERISA. Assets of the plans consist primarily of stocks, bonds and short-term investments. During 1996, the defined benefit plan of McCormick was combined into the defined benefit plan of the Company. The plan assets of McCormick exceeded the projected benefit obligation by approximately $5,308,000.

The funded status for the Company's defined benefit plans at year end:

(In thousands)                                     1996      1995
                                                -------   -------
Actuarial present value of plan benefits:
 Vested                                        $195,864  $180,545
 Nonvested                                        9,941    10,236
                                                -------   -------
 Accumulated benefit obligation                 205,805   190,781
 Effect of future salary increases               11,335    11,999
                                                -------   -------
 Projected benefit obligation                   217,140   202,780
Plan assets at fair value                       241,397   207,401
                                                -------   -------
Plan assets in excess of projected
 benefit obligation                              24,257     4,621
Unrecognized SFAS No. 87 transition asset        (6,265)   (7,548)
Unrecognized prior service cost                   3,236     3,680
Unrecognized net (gain) loss                    (14,226)      716
                                                -------    ------
Prepaid pension cost                           $  7,002  $  1,469
                                                =======    ======

Assumptions used in determining funded status at the end of 1996 were a 9% rate of return, 7.5% discount rate and a 4% rate of compensation increase. The assumptions for determining funded status at the end of 1995 were a 9% rate of return, 7% discount rate and a 4% rate of compensation increase.

Pension expense included the following components:

(In thousands)                                      1996     1995       1994
                                                   -----     -----     -----
Service cost--benefits earned during the year   $  6,861   $ 4,904   $ 5,959
Interest cost on projected benefit obligation     14,575    14,116    12,851
Return on assets:
  Actual                                         (35,418)  (48,898)       84
  Deferred gain (loss)                            18,274    33,542   (14,551)
Amortization of:
  Transition asset                                (1,283)   (1,283)   (1,286)
  Prior service cost                                 444       444       443
  Loss (gain)                                         39       (10)      (10)
                                                   -----     -----     -----
 Pension expense                                $  3,492   $ 2,815   $ 3,490
                                                   =====     =====     =====
Significant assumptions used in determining pension expense:

                                           1996     1995    1994
                                           ----     ----    ----
Expected long-term rate of return          9.0%     9.0%    8.5%
Discount rate                              7.00     8.75    7.25
Rate of increase in future
 compensation levels                        4.0      5.0     4.0

The Company has a wage deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers all eligible employees.
Company contributions to this plan were $4,600,000, $4,397,000 and $4,414,000 for 1996, 1995 and 1994.

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


The status of the postretirement benefit obligation at year end:

(In thousands)                                     1996      1995
                                                 ------    ------
Accumulated postretirement benefit obligation:
  Retirees                                      $55,048   $52,077
  Fully eligible active plan participants        14,340    13,556
  Other active plan participants                 20,511    19,452
                                                 ------    ------
  Total accumulated postretirement benefit
    obligation                                   89,899    85,085
  Unrecognized prior service cost                 2,957     4,884
  Unrecognized net loss                          (8,198)   (7,544)
                                                 ------    ------
Accrued postretirement benefit obligation       $84,658   $82,425
                                                 ======    ======
The net postretirement benefit cost included the following components:

                                          1996    1995      1994
                                          ----    ----      ----
  Service cost--benefits earned
   during the year                       $2,859  $1,941   $2,646
  Interest cost on accumulated
   benefit obligation                     5,974   5,387    5,765
  Amortization of unrecognized
   prior service cost                    (1,927) (1,927)  (1,934)
  Amortization of loss (gain)               128    (241)       6
                                          -----   -----    -----
  Postretirement benefit expense         $7,034  $5,160   $6,483
                                          =====   =====    =====

The accumulated postretirement benefit obligation was determined using a discount rate of 7.5% and a health care cost trend rate of 8% in 1996 decreasing to 5% in the year 2000 and thereafter. Discount rates used for 1995 and 1994 were 7.0% and 8.75%. The effect of a 1% increase each year in the health care cost trend rate, would result in an increase of approximately $7,815,000 in the accumulated postretirement benefit obligation at the end of 1996 and $1,048,000 in the aggregate service and interest components of the 1996 expense.

6--WORK FORCE REDUCTION

The Company has reduced its work force in response to economic conditions, increasing costs and changes in technology. Early retirement incentive programs contributed to the staff reductions. Employees were offered early retirement benefits through a non-qualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs include retirement benefits, severance payments and professional support.

7--OTHER INCOME--NET

(In thousands)                           1996     1995      1994
                                        -----    -----     -----
Income items:
  Interest                            $ 5,196   $7,213    $5,457
  Change in unrealized gain on
   trading securities                    (821)   1,009       105
    Gain on disposition of assets                            171
  Dividends                               960      572        62
  Other                                    79      708       204
                                        -----    -----     -----
                                        5,414    9,502     5,999
                                        =====    =====     =====
Expense items:
  Interest                                618      238       204
  Loss on disposition of assets           391      357
  Other                                   396      753       830
                                        -----    -----     -----
                                        1,405    1,348     1,034
                                        -----    -----     -----
Other income--net                     $ 4,009   $8,154    $4,965
                                        =====    =====     =====

8--INCOME TAXES

The provision for income taxes, exclusive of tax effects from equity in earnings of Affiliate, consisted of:

(In thousands)                           1996      1995      1994
                                      -------   -------   -------
State:
   Currently payable                  $ 8,007   $ 7,347   $ 6,376
   Deferred                              (301)      354        54
                                        -----     -----     -----
                                        7,706     7,701     6,430
                                        -----     -----     -----
Federal:
   Currently payable                   35,967    28,910    26,077
   Deferred                            (1,242)    1,437       340
                                       ------    ------    ------
                                       34,725    30,347    26,417
                                       ------    ------    ------
Provision for income taxes            $42,431   $38,048   $32,847
                                       ======    ======    ======
Components of net deferred income tax liability:

(No valuation allowance required)

(In thousands)                           1996      1995      1994
                                      -------   -------   -------
Depreciation                          $55,533   $53,520   $52,982
Pension                                 2,490       562       549
Other                                   1,647     1,731       641
                                       ------    ------    ------
Gross deferred tax liability           59,670    55,813    54,172
                                       ------    ------    ------
Postretirement benefits               (33,938)  (33,124)  (32,020)
Vacation                               (3,995)   (3,857)   (3,830)
Other                                  (2,398)   (2,596)   (3,742)
                                       ------    ------    ------
Gross deferred tax asset              (40,331)  (39,577)  (39,592)
                                       ------    ------    ------
Net deferred income tax liability     $19,339   $16,236   $14,580
                                       ======    ======    ======

Reconciliation of the U.S. federal statutory tax rate to the effective tax rate:

(In thousands)                     1996              1995             1994
                              --------------    --------------  ---------------
Federal statutory tax rate    $36,354  35.0%    $32,916  35.0%  $28,243   35.0%

State taxes net of federal
 tax effect                     5,009   4.8       5,006   5.3     4,181    5.2

Goodwill and other              1,068   1.0         126    .2       423     .5
                               ------  ----      ------  ----    ------   ----
Provision for income taxes    $42,431  40.8%    $38,048  40.5%  $32,847   40.7%
                               ======  ====      ======  ====    ======   ====

9--INVENTORIES

Newsprint inventory, valued at LIFO, amounted to $6,455,000 and $7,559,000 at the end of 1996 and 1995. If the FIFO inventory valuation method had been exclusively used for newsprint, the value would have been $3,352,000 and $8,517,000 higher in respective years. Other inventories, consisting primarily of newspaper production supplies, amounted to $2,457,000 and $2,566,000 at the end of 1996 and 1995.

10--INVESTMENT IN AFFILIATE

The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company, which was formed to own and operate a newsprint mill in Washington. Under the terms of a loan agreement, the Company has guaranteed certain partnership bank debt in the amount of $16,875,000. At the end of 1996 and 1995, $36,400,000 had been invested in Ponderay. The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 34,900 metric tons on a "take if tendered" basis until the debt is repaid. Newsprint purchased from Ponderay amounted to $22,177,000 during 1996 and $19,601,000 during 1995.

Summarized financial data for Affiliate:

(In thousands)                                 1996      1995     1994
                                           --------  --------  -------
Results of operations:
  Net sales                                $160,979  $151,690  $100,233
  Net income (loss)                          22,399    (4,666)  (40,509)

Financial position:
  Current assets                           $ 17,934  $ 27,881  $ 19,484
  Property and equipment, at cost--net      263,013   278,224   291,033
  Other assets                                3,098     3,457     1,654
                                            -------   -------   -------
                                           $284,045  $309,562  $312,171
                                            =======   =======   =======

  Current liabilities                      $ 18,336  $ 37,252  $ 34,010
  Long-term debt ($125 million
    guaranteed by partners)                 200,048   229,048   248,633
  Partners' capital                          65,661    43,262    29,528
                                            -------   -------   -------
                                           $284,045  $309,562  $312,171
                                            =======   =======   =======

Summary of the Company's investment in Affiliate:

(In thousands)                                 1996       1995      1994
                                            -------    -------   -------
Investment, beginning of year               $ 5,843    $ 3,989   $ 3,855
Equity in partnership income (loss)           3,024       (630)   (5,469)
Additional investments                                   2,484     5,603
                                              -----      -----     -----
Investment, end of year                     $ 8,867    $ 5,843   $ 3,989
                                              -----      -----     -----
Equity in Affiliate:

Equity in partnership income (loss)         $ 3,024    $  (630)  $(5,469)
Current income tax (expense) benefit         (1,425)      (606)    1,325
Deferred tax benefit                            265        696       594
Other                                          (138)       (50)
                                              -----      -----     -----
Equity in income (loss) in Affiliate,
  net of tax                                $ 1,726    $  (590)  $(3,550)
                                              =====      =====     =====
11--LONG-TERM DEBT

The trust indenture relating to the fifty-year 4 1/2% debentures due December 1, 1998 contains various requirements and restrictions as to the financial activities of INI and its subsidiary. There are certain restrictions on capital expenditures and dividend payments by INI. Interest paid on this and other debt amounted to $347,000 in 1996 and $121,000 for 1995 and 1994.

12--RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense for 1996, 1995 and 1994 amounted to $5,000,000, $4,429,000 and $3,843,000. Future obligations for minimum annual rentals under noncancelable long-term leases are not considered to be significant.

13--CAPITAL STOCK AND STOCK COMPENSATION PLAN

Class A common stock is entitled to 1/10 of a vote per share. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust ("Trust") owns Class B common stock which provides the Trust the majority voting control of the Company. At December 29, 1996, the Company has reserved 2,648,400 shares of Class A common stock for issuance under its Stock Compensation Plan, 500,000 shares for issuance under its 401(k) plan and 3,155,300 shares for issuance upon conversion of Class B common stock.

Dividends declared per share:        1996       1995      1994
                                     ----       ----      ----
  Class A common stock               $.72       $.62      $.52
  Class B common stock               .072       .062      .052

The Company's Stock Compensation Plan provides for the granting of stock options and the issuance of restricted stock grants to certain officers, key employees and members of the Board of Directors. Options issued under this plan are granted at prices determined by the Compensation Committee of the Board of Directors but not less than fair market value on the date of the grant. Options granted may be incentive or non-qualified options with a term of ten years. Options granted before December 26, 1993 and Board of Director member options are currently exercisable. Options granted in 1995 and prior to September 13, 1996 are exercisable three years from date of grant and options granted after September 13, 1996 become exercisable ratably over a three year period beginning on the first anniversary of the grant.

The Company has historically accounted for employee stock compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation costs are recognized if options are granted at an exercise price equal to the current market value of the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," was adopted by the Company on January 1, 1996. As permitted by SFAS No. 123, the Company has elected to continue accounting for employee stock compensation under the APB No. 25 rules, but will disclose pro forma results using SFAS No. 123's alternative accounting treatment, which calculates the total compensation expense to be recognized as the fair value of the award at the date of grant.
The fair value of options granted in 1996 and 1995 was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions:

                                                       1996        1995
                                                       ----        ----
          Risk-free interest rates               6.5 - 6.6%   6.0 -7.0%
          Dividend yields                              2.0%        2.0%
          Expected volatility                         27.0%       27.0%
          Weighted average expected
            life of options                     4 - 6 years     6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effects on net income and earnings per share of this statement are as follows:

                                         1996       1995
                                         ----       ----
(In thousands, except per share data)

          Net income:
            As reported               $ 61,534   $53,998
            Pro forma                   60,316    53,543

          Earnings per share:
            As reported               $   2.31   $  2.03
            Pro forma                     2.27      2.00

The following is a summary of the status of the Company's Stock
Compensation Plan as of and for the three years ended December 29, 1996:

                                                                  Weighted
                                                             Average Per Share
                                                             -----------------
                                      Reserved               Exercise   Market
                                        Shares     Shares       Price    Price
                                     ---------    -------    --------   ------
Outstanding, December 27, 1993       2,105,000    923,500      $21.13    $27.38
Exercised                              (49,050)   (49,050)      17.11     27.56
Cancelled                                          (6,000)      23.88      ---
                                     ---------    -------
Outstanding, December 25, 1994       2,055,950    868,450       21.34     27.13
Additional reserved shares             800,000
Granted                                           543,000       28.34     28.34
Exercised                              (52,850)   (52,850)      20.35     28.81
Cancelled                                          (7,500)      23.75      ---
                                     ---------  ---------
Outstanding, December 31, 1995       2,803,100  1,351,100       24.18     31.38
Granted                                           339,000       37.36     37.36
Exercised                             (154,700)  (154,700)      19.20     36.08
Cancelled                                         (51,500)      26.58      ---
                                     ---------  ---------
Outstanding, December 29, 1996       2,648,400  1,483,900       27.63     42.88
                                     =========  =========

The following table summarizes information about stock options outstanding at December 29, 1996:

                            Outstanding                       Exercisable
                   ------------------------------------    -------------------
                                               Weighted               Weighted
                                                Average                Average
Exercise                            Average    Exercise               Exercise
Price Range        Shares            Life(a)      Price    Shares        Price
                   -------          --------    -------   -------     --------
$15.00 - $19.99    179,400             4.5      $17.75    179,400       $17.75
$20.00 - $24.99    454,500             6.4       23.48    454,500        23.48
$25.00 - $29.99    236,000             8.3       25.74      4,000        25.69
$30.00 - $34.99    277,500             8.7       30.63      4,000        34.75
$35.00 - $39.99    336,500             9.6       37.36       --           ---
                 ---------                                -------
                 1,483,900             7.6       27.63    641,900        22.00
                 =========                                =======

(a) Weighted Average contractual life remaining in years

In 1996, the Company issued restricted stock grants to certain key executives who have a critical impact on the long-term performance of the Company. The Compensation Committee of the Board of Directors awarded 52,500 shares of Class A common stock whereby transfer restrictions lapse at the end of five years from the award date or as early as three years upon achieving certain performance goals. The restricted stock grants have all the rights of shareholders, including the right to receive dividends, except for conditions regarding transferability of shares and the termination of employment. Upon issuance of the shares, unearned compensation equivalent to the market value at the date of grant was recorded as unamortized value of restricted stock and is being charged to earnings over the period during which the restrictions lapse. During 1996, compensation expense in the amount of $276,000 has been recorded related to these restricted stock grants.

During 1996 the Board of Directors of the Company authorized the repurchase of up to 1,000,000 shares of the Company's Class A common stock. For the year ending December 29, 1996, the Company has repurchased 490,100 shares.

14--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximate the fair value. The Company has guaranteed $16,875,000 of the total $243,085,000 debt of Ponderay. The carrying value approximates the guaranteed amount.

15--CONTINGENCIES

See Note 10 for commitments related to Affiliate.

There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.

16--SUBSEQUENT EVENTS

On December 10, 1996, the Company announced that it would acquire the remaining 9.8% of Indianapolis Newspapers, Inc. that it does not already own. The transaction, which will be recorded using purchase accounting, will be accomplished by issuing the current minority shareholders one share of a newly created, non-voting, $10,000 stated value INI preferred stock in exchange for each share of common stock owned by them. The preferred stock will pay a dividend of $700 per year on a cumulative basis, will be callable in five years and redeemable at any time by the shareholders at the stated value per share. This transaction, which is not expected to have a material effect on future earnings, occurred on January 3, 1997.

The Company's subsidiary, Phoenix Newspapers, Inc. announced that effective January 18, 1997, PNI would cease publication of its Phoenix afternoon newspaper, The Phoenix Gazette. As a result of these actions, the Company will record a one-time pretax charge to earnings of approximately $4,800,000 in the first quarter of 1997.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year. Operating results for the last three years:

(In thousands, except                1st      2nd       3rd       4th
   share data)                   Quarter  Quarter   Quarter   Quarter     Total
                                 -------  -------   -------   -------    ------
1996 (52 weeks)

Operating revenues              $147,896 $152,717  $149,018  $170,684  $620,315
Operating expenses               133,597  132,166   124,723   129,970   520,456
                                 -------  -------   -------   -------   -------
Operating income                  14,299   20,551    24,295    40,714    99,859
                                 -------  -------   -------   -------   -------
Other income--net                  1,593    1,197       804       415     4,009
Provision for income taxes        (6,592)  (9,082)  (10,229)  (16,528)  (42,431)
Minority interest                   (182)    (326)     (408)     (713)   (1,629)
Equity in Affiliate--net             691      656       604      (225)    1,726
                                 -------  -------   -------   -------   -------
Net income                      $  9,809 $ 12,996  $ 15,066  $ 23,663  $ 61,534
                                 =======  =======   =======   =======   =======
Net income per common share     $    .37 $    .49  $    .57  $    .89  $   2.31
                                     ===      ===       ===       ===      ====
1995 (53 weeks)

Operating revenues              $136,882 $142,472  $135,504  $165,043  $579,901
Operating expenses               116,790  121,349   118,336   137,535   494,010
                                 -------  -------   -------   -------   -------
Operating income                  20,092   21,123    17,168    27,508    85,891
Other income--net                  2,255    2,455     1,820     1,624     8,154
Provision for income taxes        (9,123)  (9,731)   (7,649)  (11,545)  (38,048)
Minority interest                   (304)    (325)     (284)     (496)   (1,409)
Equity in Affiliate--net            (537)    (111)       79       (21)     (590)
                                 -------  -------   -------   -------   -------
Net income                      $ 12,383 $ 13,411  $ 11,134  $ 17,070  $ 53,998
                                 =======  =======   =======   =======   =======
Net income per common share         $.46     $.51      $.42      $.64     $2.03
                                     ===      ===       ===       ===      ====

1994 (52 weeks)

Operating revenues              $123,528 $129,262  $124,850  $142,062  $519,702
Operating expenses               104,384  106,626   108,078   124,884   443,972
                                 -------  -------   -------   -------   -------
Operating income                  19,144   22,636    16,772    17,178    75,730
Other income--net                  1,088    1,192     1,303     1,382     4,965
Provision for income taxes        (8,257)  (9,771)   (7,347)   (7,472)  (32,847)
Minority interest                   (757)  (1,150)     (668)     (402)   (2,977)
Equity in Affiliate--net          (1,014)    (930)     (753)     (853)   (3,550)
                                 -------  -------   -------   -------   -------
Net income                      $ 10,204 $ 11,977  $  9,307  $  9,833  $ 41,321
                                 =======  =======   =======   =======   =======
Net income per common share         $.38     $.45      $.35      $.37     $1.55
                                     ===      ===       ===       ===      ====


TEN-YEAR FINANCIAL HIGHLIGHTS
Central Newspapers, Inc. and Subsidiaries
                                                     Growth Rates
                                              --------------------------
                                                 Compounded      Annual     Dec. 29    Dec. 31    Dec. 25    Dec. 26
                                              10-Year  5-Year    1-Year      1996       1995       1994       1993
(In thousands, except share data              1986-96  1991-96   1995-96   52 Weeks   53 Weeks   52 Weeks   52 Weeks
Summary of Operations
   Operating revenues                            4.8%     8.1%      7.0%   $620,315   $579,901   $519,702   $466,567
   Operating expenses                            4.8%     6.9%      5.4%    520,456    494,010    443,972    400,945
                                                                            -------    -------    -------    -------
   Operating income                              4.6%    15.9%     16.3%     99,859     85,891     75,730     65,622
   Other income - net                                                         4,009      8,154      4,965      2,417
                                                                            -------     ------     ------     ------
   Income before income taxes                    4.2%    15.1%     10.4%   $103,868    $94,045    $80,695    $68,039
   Income before minority interest and
     equity in Affiliate                         5.7%    14.9%      9.7%    $61,437    $55,997    $47,848    $40,091
   Income before cumulative effect of
     accounting change                           6.8%    18.9%     14.0%    $61,534    $53,998    $41,321    $32,128
   Cumulative effect of accounting changes
                                                                             ------     ------     ------     ------
   Net income (loss)                             6.8%    18.9%     14.0%    $61,534    $53,998    $41,321    $32,128

Cash Flow Data (a)
   Provided by operating activities (e)          8.7%    16.7%     94.2%   $120,969    $62,283    $41,897    $73,732
   Effect of trading securities                                             (40,671)    17,630     45,682
   Capital spending                              3.7%   -10.7%    -20.7%    (46,530)   (58,676)   (23,256)   (16,049)
                                                                             ------     ------     ------     ------
   Operating free cash flow                      5.3%     NM       59.0%    $33,768    $21,237    $64,323    $57,683
   Dividends paid                               10.6%    12.0%     18.6%    $18,647    $15,724    $13,308    $11,956
   Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")(b)  6.6%    15.6%     19.8%   $140,953   $117,706   $109,433    $92,923

Class A Share Data and Other Share Information
   Income before cumulative effect of
     accounting changes                          6.9%    18.7%     13.8%      $2.31      $2.03      $1.55      $1.21
   Cumulative effect of accounting changes
                                                                               ----       ----       ----       ----
   Net income (loss)                             6.9%    18.7%     13.8%      $2.31      $2.03      $1.55      $1.21
   Dividends declared                            8.3%    12.5%     16.1%      $0.72      $0.62      $0.52      $0.46
   Book value per share at year-end              7.5%     6.0%      9.2%     $14.68     $13.45     $12.00     $10.93
   Market price per share at year-end                    17.8%     36.7%    $42.875    $31.375    $27.125    $27.625
   Class A common equivalent shares at year-end                          26,393,011 26,675,911 26,638,300 26,589,250
   Average shares outstanding used to
     calculate income (loss) per share (c)                               26,619,136 26,651,007 26,621,133 26,570,973
Balance Sheet Data
   Total assets                                  8.0%     7.8%      7.3%   $586,972   $547,204   $500,444   $464,688
   Working capital                              -0.9%     5.6%    -33.0%     92,323    137,818    132,907    127,999
   Long-term debt                                                             2,678      2,678      2,678      2,678
   Shareholders' equity                          7.4%     5.9%      8.0%    387,550    358,741    319,762    290,693

Ratios
   Return on average shareholders' equity (d)                                 16.49%     15.92%     13.54%     11.46%
   EBITDA as a percentage of operating revenues (b)                           22.72%     20.30%     21.06%     19.92%

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries.
The consolidated financial statements and related notes and discussions for the year ended December 29, 1996 should be read in order to obtain a better understanding of this data.

(a) Cash flows from investing and financing activities, which are not presented, are an integral part of  total cash activities.
(b)EBITDA excludes the effects of non-operating income and the costs associated with asset impairments and workforce reduction costs. The use of EBITDA should not be construed as an alternative measure of the Company's income or cash flows from operating activities since EBITDA excludes significant costs of doing business.
(c) See Note #1  for discussion on computation of number of shares used in computing earnings per share.
(d) The return on average shareholders' equity is calculated using  income before cumulative effect of accounting changes.
(e)Amounts for 1996, 1995 and 1994 include the effects of trading securities on cash flows provided by operating activities.
NM Not meaningful


                                        TEN-YEAR FINANCIAL HIGHLIGHTS
                                  Central Newspapers, Inc. and Subsidiaries

                                                 Dec. 27    Dec. 29    Dec. 30    Dec. 31    Dec. 25    Dec. 27
                                                   1992       1991       1990       1989       1988       1987
(In thousands, except share data)               52 Weeks   52 Weeks   52 Weeks   53 Weeks   52 Weeks   52 Weeks
Summary of Operations
   Operating revenues                           $433,600   $420,351   $431,659   $436,228   $417,608   $402,698
   Operating expenses                            381,937    372,609    378,894    376,300    372,186    350,605
                                                 -------    -------    -------    -------    -------    -------
   Operating income                               51,663     47,742     52,765     59,928     45,422     52,093
   Other income - net                              1,111      3,735      8,963      8,389      5,918      5,134
                                                  ------     ------     ------     ------     ------     ------
   Income before income taxes                    $52,774    $51,477    $61,728    $68,317    $51,340    $57,227
   Income before minority interest and
     equity in Affiliate                         $31,283    $30,685    $35,915    $40,569    $32,429    $33,156
   Income before cumulative effect of
     accounting change                           $23,358    $25,903    $28,283    $38,467    $29,256    $29,410
   Cumulative effect of accounting changes       (34,212)                                                 3,388
                                                  ------     ------     ------     ------     ------     ------
   Net income (loss)                            ($10,854)   $25,903    $28,283    $38,467    $29,256    $32,798

Cash Flow Data (a)
   Provided by operating activities (e)          $67,634    $55,787    $58,965    $65,924    $44,973    $43,220
   Effect of trading securities
   Capital spending                              (26,175)   (82,067)   (50,178)   (27,208)   (25,036)   (28,443)
                                                  ------     ------     ------     ------     ------     ------
   Operating free cash flow                      $41,459   ($26,280)    $8,787    $38,716    $19,937    $14,777
   Dividends paid                                $10,870    $10,598    $10,267    $12,678     $8,418     $8,531
   Earnings before interest, income taxes,
    depreciation and amortization ("EBITDA")(b)  $76,884    $68,357    $70,749    $74,836    $66,978    $64,283

Class A Share Data and Other Share Information
   Income before cumulative effect of
     accounting changes                            $0.88      $0.98      $1.07      $1.45      $1.10      $1.10
   Cumulative effect of accounting changes        ($1.29)                                                  0.13
                                                   -----       ----       ----       ----       ----       ----
   Net income (loss)                              ($0.41)     $0.98      $1.07      $1.45      $1.10      $1.23
   Dividends declared                              $0.42      $0.40      $0.40     $0.325     $0.325     $0.325
   Book value per share at year-end               $10.17     $10.98     $10.40      $9.74      $8.66      $8.01
   Market price per share at year-end             $22.250    $18.875    $16.875    $22.750
  Class A common equivalent shares at year-end 26,549,750 26,497,250 26,494,250 26,494,250 26,604,250 26,661,850
   Average shares outstanding used to
     calculate income (loss) per share (c)     26,514,750 26,495,961 26,494,250 26,517,800 26,656,300 26,661,850

Balance Sheet Data
   Total assets                                  $432,872   $403,627   $383,758   $356,103   $321,809   $300,966
   Working capital                                 90,488     70,217    122,710    134,755    116,192    106,705
   Long-term debt                                   2,678      2,678      2,678      2,678      2,678      2,678
   Shareholders' equity                           269,997    290,982    275,623    257,938    230,316    213,579

Ratios
   Return on average shareholders' equity (d)       8.33%      9.14%     10.60%     15.76%     13.18%     14.60%
   EBITDA as a percentage of operating revenues(b) 17.73%     16.26%     16.39%     17.16%     16.04%     15.96%

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries.
The consolidated financial statements and related notes and discussions for the year ended December 29, 1996 should be read in order to obtain a better understanding of this data.

(a) Cash flows from investing and financing activities, which are not presented, are an integral part of  total cash activities.
(b)EBITDA excludes the effects of non-operating income and the costs associated with asset impairments and workforce reduction costs. The use of EBITDA should not be construed as an alternative measure of the Company's income or cash flows from operating activities since EBITDA excludes significant costs of doing business.
(c) See Note #1  for discussion on computation of number of shares used in computing earnings per share.
(d) The return on average shareholders' equity is calculated using  income before cumulative effect of accounting changes.
(e)Amounts for 1996, 1995 and 1994 include the effects of trading securities on cash flows provided by operating activities.

SHAREHOLDER INFORMATION

Since an initial public offering on September 21, 1989, shares of Class A common stock have traded on the New York Stock Exchange under the symbol "ECP." No established trading market currently exists for the Company's Class B common stock. Shares of Class B common stock are convertible into Class A common stock at a ratio of ten B shares for one A share. At December 29, 1996, there were approximately 337 shareholders of record of Class A common stock and 24 shareholders of record of Class B common stock.

Dividends

Dividends declared per share:

                    1996            Class A    Class B

                    1st Quarter        $.17      $.017
                    2nd Quarter         .17       .017
                    3rd Quarter         .19       .019
                    4th Quarter         .19       .019
                                        ---       ----
                                       $.72      $.072
                                        ===       ====

                    1995            Class A    Class B

                    1st Quarter        $.14      $.014
                    2nd Quarter         .14       .014
                    3rd Quarter         .17       .017
                    4th Quarter         .17       .017
                                        ---       ----
                                       $.62      $.062
                                        ===       ====
Shares Outstanding

The net income per common share is computed based on the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock.

The weighted common shares outstanding were:
        1996              26,619,136
        1995              26,651,007
        1994              26,621,133

Form 10-K

The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Chief Financial Officer, Central
Newspapers, Inc., 135 North Pennsylvania Street, Suite 1200,
Indianapolis, Indiana 46204.

Closing Stock Prices

Calendar Quarter     1st         2nd         3rd          4th

   1996 High       $37 7/8     $38 3/8     $39          $44
        Low         30 3/4      34 1/4      33 1/2       38 1/8

   1995 High       $28         $28 7/8     $30 5/8      $32 5/8
        Low         24 1/8      25 3/8      26 5/8       29 1/4

Annual Meeting

The Annual Meeting of Shareholders will be held at the Phoenix
Newspapers, Inc. headquarters, 200 E. Van Buren Street, Phoenix,
Arizona 85004 on April 24, 1997, at 10:00 a.m. local time.

Transfer Agent and Registrar

                   Norwest Bank Minnesota, N.A.
                   Stock Transfer
                   161 North Concord Exchange
                   Post Office Box 738
                   South St. Paul, Minnesota  55075-0738

CORPORATE DIRECTORY

Board of Directors and Corporate Officers

Malcolm W. Applegate
President and General Manager
  Indianapolis Newspapers, Inc.
Director
  Central Newspapers, Inc.

William A. Franke
Chairman
  America West Airlines, Inc.
Chairman and Chief Executive Officer
  America West Holdings Corporation
President
  Franke & Company, Inc.
Director
  Central Newspapers, Inc.

Eugene S. Pulliam
Executive Vice President
  Central Newspapers, Inc.
President
  Phoenix Newspapers, Inc.
Publisher
  The Indianapolis Star
  The Indianapolis News
Director
  Central Newspapers, Inc.

Dan Quayle
Vice President
  United States of America
  1988-1992
Chairman
  Campaign America
Director
  Central Newspapers, Inc.

Frank E. Russell
Chairman of the Board and Assistant Secretary
  Central Newspapers, Inc.
Director
  Central Newspapers, Inc.

Richard Snell
Chairman and Chief Executive Officer
  Pinnacle West Capital Corp.
Director
  Central Newspapers, Inc.

Louis A. Weil III
President and Chief Executive Officer
  Central Newspapers, Inc.
Director
  Central Newspapers, Inc.

Eric S. Tooker
General Counsel and Corporate Secretary
  Central Newspapers, Inc.

Thomas K. MacGillivray
Treasurer and Chief Financial Officer
  Central Newspapers, Inc.

Kent E. Agness
Partner
  Barnes & Thornburg
Director
  Central Newspapers, Inc.

Executive Management
Central Newspapers, Inc.

Louis A. Weil III
President and Chief Executive Officer
  Central Newspapers, Inc.

Eugene S. Pulliam
Executive Vice President
  Central Newspapers, Inc.
President
  Phoenix Newspapers, Inc.
Publisher
  The Indianapolis Star
  The Indianapolis News

Frank E. Russell
Chairman of the Board and Assistant Secretary
  Central Newspapers, Inc.

Thomas K. MacGillivray
Treasurer and Chief Financial Officer
  Central Newspapers, Inc.

Malcolm W. Applegate
President and General Manager
  Indianapolis Newspapers, Inc.

John F. Oppedahl
Publisher and Chief Executive Officer
  Phoenix Newspapers, Inc.

Robert L. Lowry
Controller and Director of Accounting
  Central Newspapers, Inc.

Kevin J. Salcido
Human Resources Director
  Central Newspapers, Inc.

Bill Toner
Chief Information Officer
  Central Newspapers, Inc.

Eric S. Tooker
General Council and Corporate Secretary
  Central Newspapers, Inc.

Henry F. Bird
Publisher and Vice President
  Muncie Newspapers, Inc.

David A. Lewis
Publisher
  Topics Newspapers, Inc.

John E. Newhouse
Publisher and Chief Executive Officer
  Alexandria Newspapers, Inc.

Michael E. Quayle
Publisher
  Vincennes Sun-Commercial