Form 10-K, Exhibit 13
period 1997-12-28
CENTRAL NEWSPAPERS INC
filed 1998-03-19
CIK 854094

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

Price Waterhouse LLP, independent auditors, has been appointed by the Board of Directors, to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Central Newspapers, Inc. The Price Waterhouse LLP report appears on page 23.

The Audit Committee of the Board of Directors is comprised of three outside directors. The Audit Committee meets periodically with management and the independent auditors to discuss accounting, financial reporting, auditing and internal control matters. The Audit Committee reviews the Company's financial reports and accounting practices to ascertain they are appropriate in the circumstances. The independent auditors have direct and private access to the Audit Committee.




/s/ Louis A. Weil III                           /s/ Thomas K. MacGillivray
---------------------                           --------------------------
Louis A. Weil III                               Thomas K. MacGillivray
President and Chief Executive Officer           Vice President and
                                                Chief Financial Officer


MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

The Company's principal line of business is newspaper publishing. Revenues are derived primarily from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company also has an 80% interest in the Westech group of companies, which is predominantly in the jobs fair business and a 13.5% interest in Ponderay, a partnership formed to own a newsprint mill in the State of Washington. The following analysis should be read in conjunction with the fiscal 1997 consolidated financial statements and the accompanying notes to the consolidated financial statements.

The Company's business tends to be seasonal, with peak revenues and profits generally occurring in the second and fourth quarters of each year. The results for 1997, 1996 and 1995 reflect these seasonal patterns. In addition, the 1997 and 1996 fiscal years each included 52 weeks and fiscal year 1995 included 53 weeks.


RECENT EVENTS

In December 1997, the Board of Directors authorized additional repurchases of up to $100.0 million of the Company's Class A common stock. The shares may be purchased within the subsequent three years on the open market or in privately negotiated transactions. This authorization replaces the March 19, 1996, repurchase program under which 745,000 shares of Class A common stock had been repurchased at a cost of approximately $33.2 million.

In June 1997, the Company completed the registration and resale of 2,354,733 shares of its Class A common stock priced at $64.125 per share. The shares were sold by three non-profit beneficiaries of the estate of Enid Goodrich, the widow of an original investor in the Company. No new shares were issued in this transaction and the Company received no proceeds from the sale.

In May 1997, the Company repurchased an aggregate of 1,177,367 shares of its Class A common stock from three non-profit organizations for total consideration of $58.6 million.

In February 1997, the Company acquired 80% of Westech for $34.8 million. Westech consists of Westech ExpoCorp., which organizes job fairs for the high tech industry; High Technology Careers, which publishes High Technology Careers Magazine and Virtual Job Fair (http://www.vjf.com), an internet-based resume posting and research service; and JobsAmerica, which organizes job fairs for service industry positions. Westech had $32.2 million of revenues in 1997. In June 1997, Westech acquired the assets of Target Career Fairs, a Boston-based company that organizes job fairs for the high-technology industry in the eastern portion of the U.S., including the cities of Boston, Raleigh, Orlando, Philadelphia and St. Louis. Target had 1996 revenues of approximately $3 million.

In October 1997, the Company acquired an 80% interest in Home Buyer's Fair LLC which provides internet based services and information for people who are moving and corporations which are relocating employees. The Company has an option to purchase the remaining 20%. The acquisition is not expected to have a material impact on future earnings.

In January 1997, the Company ceased publication of its afternoon newspaper, The Phoenix Gazette, and realigned the news gathering structure of its morning newspaper, The Arizona Republic. These changes resulted in the Company recording a one-time pre-tax charge to earnings of approximately $4.3 million in 1997, and resulted in a reduction in operating expenses of approximately $5.0 million in 1997 and anticipated ongoing annual operating expense savings in future years of approximately $6.4 million. A substantial portion of the savings were derived from the approximately 85 positions eliminated as a result of these actions.

In January 1997, the Company acquired the remaining 9.8% of Indianapolis Newspapers, Inc. ("INI") common stock that it did not already own. This transaction, which was recorded using purchase accounting, was accomplished by issuing the minority shareholders an aggregate of 1,892 shares of newly created, non-voting, INI preferred stock with an aggregate stated value of $18.9 million in exchange for the shares of INI common stock owned by them. The preferred stock provides for aggregate annual dividends of $1.3 million on a cumulative basis, is callable five years from the date of issuance by INI, and is redeemable at any time by the shareholders of INI at the stated value plus accrued but unpaid dividends. This transaction is not expected to have a material effect on future earnings.

In March 1996, the Company purchased 100% of the outstanding common stock of McCormick and Company, Inc. ("McCormick"), which owns the Alexandria Daily Town Talk newspaper of Alexandria, Louisiana and McCormick Graphics, Inc., a commercial printing subsidiary. The purchase price was approximately $62.0 million in cash. Since a significant portion of the purchase price was allocated to intangible assets, the amortization of which is not deductible for tax purposes, the Company's net income may be negatively impacted for approximately three years from the date of acquisition. Thereafter, the acquisition is expected to contribute positively to net income. However, the Company's operating income before interest, taxes, depreciation and amortization ("EBITDA") has been positively impacted since the acquisition.

RESULTS OF OPERATIONS

Fiscal 1997 was the fourth consecutive year of record revenues and profits for the Company. Basic earnings per share for 1997 were $3.17, up $.86 from the $2.31 reported in 1996. Basic earnings per share for 1996 increased $.28 from the $2.03 earned in 1995. All three years included work force reduction and/or asset impairment costs ("special charges") that negatively impacted earnings. Basic earnings per share, adjusted to exclude these costs, would have been $3.40 in 1997, $2.43 in 1996 and $2.11 in 1995. Diluted earnings per share for 1997, 1996 and 1995 were $3.08, $2.28 and $2.01, and excluding the special charges would have been $3.31, $2.39 and $2.09, respectively. The results for 1995 include an additional week when compared with the 1997 and 1996 periods.

Operating income for 1997, 1996 and 1995 was $141.0 million, $99.9 million and $85.9 million, respectively, rising 41.2% in 1997 and by 16.3% in 1996. The 1997 results include the effects of the Westech and McCormick acquisitions (the "acquisitions"), while 1996 includes the acquisition of McCormick for ten months. All three years include the effects of the special charges. EBITDA for the three year period (excluding asset impairment and work force reduction costs) increased each year to $193.1 million, $141.0 million and $117.7 million for 1997, 1996 and 1995, respectively.
Operating results, exclusive of special charges, acquisitions and the fifty-third week of 1995:

(In millions)
                                   Fiscal Year Ended
                                   -----------------
                                                        1996-1997     1995-1996
                               1997     1996     1995   % change      % change
                              ------   ------   ------  --------      --------
Advertising revenue           $521.0   $471.4   $439.3    10.5          7.3
Circulation revenue            139.2    131.0    127.2     6.3          3.0
Other revenue                    4.5      3.0      3.7    50.0        (18.9)
                              ------   ------   ------
  Total revenue                664.7    605.4    570.2     9.8          6.2
                              ------   ------   ------
Compensation                   226.8    223.8    219.2     1.3          2.1
Newsprint and ink              101.2    110.1    107.9    (8.1)         2.0
Other operating costs          162.4    134.5    128.0    20.7          5.1
Depreciation and amortization   36.9     33.4     28.5    10.5         17.2
                              ------   ------   ------
  Total expenses               527.3    501.8    483.6     5.1          3.8
                              ------   ------   ------
Operating income              $137.4   $103.6   $ 86.6    32.6         19.6
                              ======   ======   ======

Net income for 1997 was $81.5 million, up 32.4% over 1996's net income of $61.5 million which increased 14.0% over 1995's net income of $54.0 million. If the Company had not incurred the special charges, net income would have been $87.5 million, $64.7 million and $56.2 million in 1997, 1996 and 1995, respectively.


OPERATING REVENUES

The Company's operating revenues rose 15.4% in 1997 and 7.0% in 1996. These comparisons include the effects of the acquisitions and the fifty-third week of 1995. Excluding these items, operating revenues would have increased 9.8% and 6.2%.

Total advertising revenues were $541.3 million in 1997, $479.5 million in 1996 and $446.7 million in 1995. The gains in 1997 and 1996 of 12.9% and 7.3%, respectively, were both affected by the acquisitions and the 1995 to 1996 comparison was also impacted by the fifty-third week of 1995. Excluding these items, comparable increases would have been 10.5% and 7.3%, respectively. The balance of the advertising revenue changes resulted primarily from increases in advertising linage and higher advertising rates. Major market linage volume for the period was:

(In thousands)
                                     Full run linage in six column inches (1)
                         -----------------------------------------------------
                                                        1996-1997    1995-1996
                           1997      1996       1995    % change     % change

By advertising category:
Retail                   2,679.8   2,507.2   2,708.5       6.9       (7.4)
National                   460.2     325.4     218.2      41.4       49.1
Classified               3,110.8   2,817.6   2,666.8      10.4        5.7
                         -------   -------   -------
  Total                  6,250.8   5,650.2   5,593.5      10.6        1.0
                         =======   =======   =======
By major market:
Phoenix                  2,828.9   2,668.6   2,657.0       6.0         .4
Indianapolis             3,421.9   2,981.6   2,936.5      14.8        1.5
                         -------   -------   -------
  Total                  6,250.8   5,650.2   5,593.5      10.6        1.0
                         =======   =======   =======

Net advertising revenue $541,311  $479,474  $446,693      12.9        7.3

(1) For comparability, linage statistics for 1997, 1996 and 1995 exclude linage of the Phoenix Gazette which ceased publication in January 1997.

Advertising revenue in 1997 increased primarily due to linage gains. Areas of particular strength in 1997 included recruitment and national advertising in both major markets. Advertising rates are adjusted at varying times throughout the year and in varying amounts based upon local market conditions for each type of advertising category.

Circulation revenues for 1997, 1996 and 1995 were $143.2 million, $134.1 million and $129.5 million, respectively for increases of 6.7% for the 1997 period and 3.6% for the 1996 period. The increase in 1997 was primarily a result of a circulation distribution system change in Indianapolis (resulting in a revenue increase of $10.7 million in 1997) and a September 1996 increase in the single copy price (from $1.50 to $1.75) and home delivered price (from $1.50 to $1.80) of the Sunday newspaper, both in Indianapolis. The last price increases in Phoenix were in 1995. The closure of The Phoenix Gazette in January 1997 did not have a significant impact on revenues since The Arizona Republic gains in daily circulation in 1997 were greater than Gazette losses. The combined average daily and Sunday circulation for Phoenix and Indianapolis were:

(In millions)


                                Fiscal year ended        1996-1997    1995-1996
                            -----------------------
                            1997     1996      1995       % change     % change
                            ----     ----      ----       --------     --------
Combined Average Daily Circulation:
Phoenix                   460,184  455,131   459,109         1.1         ( .9)
Indianapolis              271,712  285,355   300,990        (4.8)        (5.2)

Sunday Average Circulation:
Phoenix                   583,288  583,162   581,337          --           .3
Indianapolis              391,727  402,884   399,539        (2.8)          .8

Other revenues increased $25.0 million in 1997 versus 1996 due primarily to Westech's jobs fair business which was acquired in 1997.


OPERATING EXPENSES

Compensation costs, which include payroll and fringe benefits, increased 5.0% to $239.8 million in 1997 and 2.5% to $228.3 million in 1996. Excluding the acquisitions and the fifty-third week of 1995, compensation costs would have increased 1.3% in 1997 and 2.1% in 1996. Headcount for 1997 compared with 1996 decreased approximately 3.7%, due primarily to the Indianapolis circulation distribution system change and the closure of The Phoenix Gazette, offset by increased headcount in the advertising, marketing and information technology areas. Headcount decreased 2.8% in 1996 but compensation costs increased due to the change in the discount rates used in the postretirement and pension calculations and one-time labor costs associated with the move of personnel in Phoenix to a new office building.

Newsprint and ink expense decreased 6.8% to $105.5 million in 1997 and increased 2.8% to $113.2 million in 1996. Excluding the acquisitions and the fifty-third week in 1995, newsprint expense would have decreased 8.1% for 1997 and increased 2.0% in 1996. The major factor in newsprint expense fluctuations was decreasing prices throughout 1996 which leveled out in early 1997 and subsequent newsprint price increases over the last three quarters of 1997. Newsprint consumption for 1997, when compared with 1996, increased 6.8% due to higher advertising linage in both major markets and to a new product initiative targeting the southeast region of the Phoenix metropolitan area.

Other operating costs for 1997, 1996 and 1995 were $177.8 million, $137.9 million and $129.4 million, respectively, representing a 1997 increase of 29.0% and a 1996 increase of 6.6%. Excluding the effects of the acquisitions, and the fifty-third week of 1995, other operating costs would have increased 20.7% and 5.1%. Significant items contributing to the 1997 increase included the change in the circulation delivery system in Indianapolis (which increased 1997 expense by $11.0 million), costs associated with a new Phoenix promotional/marketing program, higher Arizona Republic delivery costs due to increased circulation and computer system design enhancements. Items contributing to the 1996 versus 1995 increase included operating duplicate office facilities, implementation of a new client server computer system, additional circulation costs and the opening of new distribution centers in Phoenix.

Depreciation and amortization expense was $42.0 million, $35.5 million and $28.5 million for 1997, 1996 and 1995, respectively. Excluding the acquisitions, 1997 and 1996 depreciation and amortization expense would have been $36.9 million and $33.4 million, for increases of 10.5% and 17.2%. The 1997 increase was primarily due to a new office building and client server computer system in Phoenix and new distribution centers and inserting equipment at both locations and the amortization of goodwill associated with the acquisitions.

During 1996, the Company recognized asset impairment costs for a Phoenix office building held for sale and a charge for the premature retirement of a Phoenix conveyor system. These losses were recorded using the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which the Company adopted during 1996.

The Company recorded work force reduction costs in 1997 of $10.0 million. Approximately $4.2 million resulted from the closure of The Phoenix Gazette where approximately 85 positions were eliminated. The balance of the charges relates to composing room and transportation work force reductions of 40 individuals and the conversion from the carrier-based work force to an agent-based circulation arrangement, both in Indianapolis.


NON-OPERATING ITEMS

Other non-operating income (primarily investment income), was $4.3 million, $5.5 million and $9.5 million for 1997, 1996 and 1995, respectively. The decreases from year to year reflect the reduction in investable cash resulting from the acquisitions and the repurchases of common stock. Other non-operating expenses increased due to interest expense on short-term borrowings used for the repurchase of common stock.

Income tax expense for 1997, 1996 and 1995 was $58.8 million, $42.4 million and $38.0 million, respectively, reflecting effective tax rates of 41.1%, 40.8% and 40.5%, respectively. The increase in the effective tax rates was the result of non-tax deductible goodwill associated with the acquisitions offset, in part, by tax benefits received from filing a consolidated state income tax return in Arizona.


EQUITY IN AFFILIATE

The Company's investment in Ponderay is accounted for using the equity method, which reflects the Company's share of Ponderay's net income or loss and related income tax expense or benefit. Ponderay's operating results include interest expense on its long-term debt. Equity income (loss) from Affiliate, net of tax, was $(.3) million, $1.7 million and $(.6) million in 1997, 1996 and 1995, respectively. These changes were mostly attributable to fluctuations in newsprint prices realized by Ponderay over the respective periods. Based upon current and anticipated 1998 newsprint pricing, Ponderay is expected to report income in 1998. The Company does not anticipate making additional cash investments in Ponderay during 1998. See further discussion in Note 11 to the 1997 Consolidated Financial Statements.


LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities is the Company's primary source of liquidity. Net cash provided by operating activities for 1997, 1996 and 1995 was $153.8 million, $122.0 million and $62.3 million, respectively. Net cash provided by operating activities, excluding the effects of net proceeds from (or purchases of) trading securities for 1997, 1996 and 1995 was $142.2 million, $81.3 million and $79.9 million, respectively. Changes between all years were primarily attributable to increases in earnings and/or changes in working capital. The principal uses of cash in 1997 were the repurchases of Class A common stock, acquisitions, capital expenditures and the payment of dividends. As of December 28, 1997, the Company's available cash and investments totaled $48.4 million, down $13.3 million from the end of 1996. Working capital for the same period decreased $27.6 million to $64.7 million due primarily to the use of a short-term credit facility for the repurchase of common stock.

Total capital expenditures for 1997 were $25.1 million compared with $46.5 million for the comparable 1996 period. The Company plans approximately $30.0 million of capital expenditures in 1998. As of December 28, 1997, there were no significant formal commitments related to future capital expenditures.

In December 1997, the Board of Directors authorized additional repurchases of up to $100.0 million of the Company's Class A common stock. The shares may be purchased within the subsequent three years on the open market or in privately negotiated transactions. This authorization replaces the March 19, 1996 repurchase program under which 745,000 shares of Class A common stock had been repurchased in 1997 and 1996 at a total cost of $33.2 million.

In May 1997, the Company repurchased 1,177,367 shares of its Class A common stock (not related to the March 1996 authorized repurchase) from three non-profit beneficiaries of the estate of Enid Goodrich. The aggregate $58.6 million transaction utilized existing cash and investments for part of the repurchase with $39.4 million being obtained from a $60 million uncommitted, unsecured short-term bank line of credit that the Company obtained May 8, 1997. As of December 28, 1997, $10.0 million remained outstanding under this short-term bank line of credit.

In February 1997, the Company acquired Westech for approximately $34.8 million.

Dividends of $.80 per share on the Class A common stock and $.08 on the Class B common stock were declared during the year. Total Class A and B dividends paid during 1997 were $20.1 million.

The Company guarantees debt related to Ponderay which is discussed in Note 11 to the Consolidated Financial Statements.

The Company demonstrates a consistent ability to generate net cash flow from operations. Management believes that existing cash and investments, net cash flows from operations and available bank credit resources are sufficient to enable the Company to maintain its current level of operations. Financing for future investing opportunities is expected to come from a combination of existing cash, new debt facilities and/or the use of equity.

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

NEW ACCOUNTING STANDARDS

In 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." The application of this standard resulted in a 1996 charge to earnings of $2.5 million, net of tax.

The Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation" in 1996. The statement prescribes accounting and reporting standards for all stock-based compensation plans. SFAS No. 123 allows companies to continue to use existing methods for recognizing the expense of these plans and provide pro forma earnings per share and other disclosures in the financial statements using the fair value method prescribed in the statement. The Company elected the pro forma disclosure provisions of this statement.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which established new standards in reporting earnings per share. This standard is effective for reporting periods ending after December 15, 1997, including interim periods, and therefore has been adopted in this report by the Company. Earnings per share amounts for all prior periods have been restated.

YEAR 2000 PLANS

In 1997, the Company instituted a program to analyze and evaluate all internal systems, equipment and operations to ensure their year 2000 compliance. As of December 28, 1997, phase one of this program was completed which included reviewing all significant systems and equipment and documenting where modifications are required. Phase two of this program, which is scheduled to be completed by the end of 1998, includes prioritized system modification and testing. The Company believes that it has fully quantified the total expense of converting the systems, equipment and operations to be fully year 2000 compliant and the Company does not expect the costs to be material.

In addition, the Company has initiated a program to review year 2000 compliance by all major suppliers in order to determine any exposure to year 2000 issues. It is not anticipated that non-compliance to year 2000 concerns by major vendors could have a material adverse effect on the Company.


OUTLOOK FOR 1998

The Company foresees continued growth in advertising revenues in 1998, but at a rate less than that experienced during 1997. Despite the closure of The Phoenix Gazette in January 1997 circulation revenue is also expected to increase modestly in 1998 when compared with 1997 due to circulation gains in Phoenix and circulation delivery changes in Indianapolis. Non-newsprint operating expenses are expected to increase at a rate comparable with revenue growth. The cost of newsprint expense, the second largest expense item, is expected to increase significantly in 1998. Nonetheless, the Company still expects net income to increase in 1998.


FORWARD-LOOKING STATEMENTS

This document contains material that is forward-looking in nature. From time to time, the Company may provide forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. These forward-looking statements may be identified by use of words such as "anticipate," "believe," or "expect" or derivations thereof. All forward-looking statements are based upon information available to the Company at the time they are made and the Company assumes no obligation to update any forward-looking statements. The Company notes that a variety of factors could cause the Company's actual results to differ materially from the expectations expressed in the forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include, but are not limited to:

*    economic weakness in the Company's geographic markets
* weakness in retail and/or classified advertising revenue due to factors including retail consolidations, declines in the advertising budgets of major customers and increased competition from print and non-print products
* declines in circulation due to changing reader preferences and/or new forms of information dissemination
*    fluctuations in the price of newsprint
* an increase in distribution and/or production costs over anticipated levels
*    the negative impact of issues related to labor agreements
*    new competitors emerging in our markets

                     Report of Independent Accountants

To the Board of Directors and Shareholders of Central Newspapers, Inc.

In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Central Newspapers, Inc. and its subsidiaries at December 28, 1997, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Central Newspapers, Inc. for the two years ended December 29, 1996, prior to restatement of earnings per share for the adoption of Statement of Financial Accounting Standard No. 128, were audited by other independent accountants whose report dated February 3, 1997 expressed an unqualified opinion on those financial statements. We have audited the adjustments that were applied to restate the 1995 and 1996 earnings per share. In our opinion, such adjustments are appropriate and have been properly applied to the 1995 and 1996 financial statements.


/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP
Indianapolis, Indiana
February 2, 1998

CONSOLIDATED STATEMENT OF INCOME


FOR THE YEAR ENDED:                  Dec. 28   Dec. 29   Dec. 31
                                        1997      1996      1995
                                     -------   -------   -------
(In thousands, except per share data)
Operating revenues:
  Advertising                       $541,311  $479,474  $446,693
  Circulation                        143,153   134,133   129,537
  Other                               31,673     6,708     3,671
                                    --------  --------  --------
                                     716,137   620,315   579,901
                                    --------  --------  --------
Operating expenses:
  Compensation                       239,783   228,316   222,748
  Newsprint and ink                  105,467   113,171   110,085
  Other operating costs              177,829   137,875   129,362
  Depreciation and amortization       42,022    35,528    28,487
  Asset impairment cost                          4,226
  Work force reduction cost            9,999     1,340     3,328
                                     -------   -------   -------
                                     575,100   520,456   494,010
                                     -------   -------   -------

Operating income                     141,037    99,859    85,891

Other income
   (principally investment income)     4,318     5,486     9,502

Other expenses                        (2,166)   (1,477)   (1,348)
                                     -------   -------   -------
Income before income taxes           143,189   103,868    94,045

Provision for income taxes            58,797    42,431    38,048
                                     -------   -------   -------
Income before minority interest and
  equity in Affiliate                 84,392    61,437    55,997

Minority interests in subsidiaries    (2,566)   (1,629)   (1,409)

Equity in net earnings (loss)
   of Affiliate                         (331)    1,726      (590)
                                    --------  --------  --------
Net income                          $ 81,495  $ 61,534  $ 53,998
                                    ========  ========  ========
Net income per common share:
 Basic                              $   3.17  $   2.31  $   2.03
 Diluted                                3.08      2.28      2.01

Average common shares outstanding:
 Basic                                25,732    26,619    26,651
 Diluted                              26,473    27,038    26,869

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION


(In thousands)
                                               Dec. 28   Dec. 29
                                                  1997      1996
                                               -------   -------
ASSETS

Current assets:
 Cash and cash equivalents                    $ 36,924  $ 36,149
 Marketable securities                          11,524    25,612
 Accounts receivable (net of allowances of
   $2,959 and $1,638)                           89,707    90,023
 Inventories                                    10,320     8,912
 Deferred income taxes                           7,919     7,263
 Other current assets                            5,712     3,503
                                               -------   -------
   Total current assets                        162,106   171,462
                                               -------   -------
Property, plant and equipment:
 Land                                           18,616    18,225
 Buildings and improvements                    122,409   121,785
 Leasehold improvements                          4,412     4,255
 Machinery and equipment                       383,626   367,173
 Construction in progress                        8,071     1,414
                                               -------   -------
                                               537,134   512,852
   Less accumulated depreciation               250,451   215,872
                                               -------   -------
                                               286,683   296,980
                                               -------   -------

Other assets:
 Land held for development                       3,116     3,118
 Goodwill and other intangibles                122,729    75,449
 Investment in Affiliate                         8,321     8,867
 Other                                          31,356    31,096
                                              --------  --------
                                               165,522   118,530
                                              --------  --------
TOTAL ASSETS                                  $614,311  $586,972
                                              ========  ========

See accompanying notes to consolidated financial statements.

(In thousands, except share data)              Dec. 28   Dec. 29
                                                  1997      1996
                                               -------   -------
LIABILITIES AND SHAREHOLDERS' EQUITY


Current liabilities:
 Accounts payable                             $ 19,672  $ 19,079
 Short-term bank debt                           10,000
 Accrued compensation                           20,061    17,052
 Dividends payable                               5,613     5,180
 Accrued expenses and other liabilities         16,825    13,914
 Federal and state income taxes                  1,578     5,880
 Deferred revenue                               23,618    18,034
                                               -------   -------
     Total current liabilities                  97,367    79,139
                                               -------   -------
Deferred income taxes                           26,882    26,602
                                               -------   -------
Long-term debt                                             2,678
                                               -------   -------
Postretirement and other
  noncurrent liabilities                        86,997    81,759
                                               -------   -------
Minority interests in subsidiaries               1,866     9,244
                                               -------   -------
Redeemable preferred stock issued
  by subsidiary                                 18,920
                                               -------   -------
Shareholders' equity:
 Preferred stock--issuable in series:
   Authorized--25,000,000 shares
   Issued--none
 Class A common stock--without par value:
   Authorized--75,000,000 shares
   Issued and outstanding 22,017,626
        and 23,237,711 shares                   29,934    24,259
 Class B common stock--without par value:
   Authorized--50,000,000 shares
   Issued and outstanding--31,345,500
        and 31,553,000 shares                       63        63
 Retained earnings                             352,531   363,365
 Unamortized value of restricted stock          (1,924)   (1,627)
 Unrealized gain on
    available-for-sale securities                1,675     1,490
                                              --------  --------
                                               382,279   387,550
                                              --------  --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $614,311  $586,972
                                              ========  ========


See accompanying notes to consolidated financial statements.

CENTRAL NEWSPAPERS, INC.
Consolidated Statement of Shareholders' Equity


(In thousands, except share data)                                                                         Unrealized
                                                                                               Unamortized    Gain on
                                             Class A                Class B                       Value of Available-
                                           Common Stock           Common Stock        Retained  Restricted   for-Sale
                                         Shares     Amount      Shares      Amount    Earnings     Stock   Securities
                                     ----------    -------  ----------     -------    -------- ----------- ----------
BALANCE AT DECEMBER 26, 1994         23,483,000    $18,182  31,553,000         $63    $300,968                  $549

  Net income (53 weeks)                                                                 53,998
  Dividends declared:
    Class A common stock                                                               (14,573)
    Class B common stock                                                                (1,957)
  Exercise of stock options              37,611        785
  Change in net unrealized gain on
     available-for-sale securities                                                                               726
                                     ----------    -------  ----------     -------    -------- ----------- ----------
BALANCE AT DECEMBER 31, 1995         23,520,611     18,967  31,553,000          63     338,436                 1,275

  Net income (52 weeks)                                                                 61,534
  Dividends declared:
    Class A common stock                                                               (16,856)
    Class B common stock                                                                (2,272)
  Exercise of stock options             154,700      3,928
  Repurchase of Class A common stock   (490,100)      (539)                            (17,477)
  Issuance of restricted stock           52,500      1,903                                        $(1,903)
  Amortization of restricted stock                                                                    276
  Change in net unrealized gain on
    available-for-sale securities                                                                                215
                                     ----------    -------  ----------     -------    -------- ----------- ----------
BALANCE AT DECEMBER 29, 1996         23,237,711     24,259  31,553,000          63     363,365     (1,627)     1,490

  Net income (52 weeks)                                                                 81,495
  Dividends declared:
    Class A common stock                                                               (17,866)
    Class B common stock                                                                (2,512)
  Exercise of stock options, net        174,432      6,144
  Repurchase of Class A common stock (1,432,267)    (1,600)                            (71,852)
  Repurchase of Class B common stock                           (17,500)                    (99)
  Issuance of restricted stock, net
   of cancellations                      18,750      1,131                                         (1,131)
  Amortization of restricted stock                                                                    834
  Common stock conversion                19,000               (190,000)
  Change in net unrealized gain on
    available-for-sale securities                                                                                185
                                     ----------    -------  ----------     -------    -------- ----------- ----------
BALANCE AT DECEMBER 28, 1997         22,017,626    $29,934  31,345,500         $63    $352,531    ($1,924)    $1,675
                                     ==========    =======  ==========     =======    ======== =========== ==========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

FOR THE YEAR ENDED:                            Dec. 28  Dec. 29  Dec. 31
                                                  1997     1996     1995
                                               -------  -------  -------

Operating activities:
 Net income                                   $ 81,495 $ 61,534 $ 53,998
 Items which did not use (provide) cash:
   Depreciation and amortization                42,022   35,528   29,281
   Postretirement and pension benefits           6,593    2,050    2,072
   Asset impairment cost                                  4,226
   Unrealized gain (loss) on
    trading securities                              96      821   (1,009)
   Minority interests in subsidiaries
      earnings                                   2,566    1,629    1,409
   Equity in Affiliate earnings (loss)             331   (1,864)     540
   Deferred income taxes                          (583)  (1,543)   1,791
   Other                                         2,299      634      357
  Change in current assets and liabilities:
    Net proceeds from (purchases of)
     trading securities                         11,631   40,671  (17,630)
   Accounts receivable                           2,985  (26,320)  (7,730)
   Inventories                                  (1,409)   1,835     (983)
   Other current assets                         (1,826)   2,363   (1,429)
   Accounts payable                              1,606   (1,041)   1,056
   Accrued compensation                          2,935     (317)     749
   Accrued expenses and other liabilities          949   (1,617)  (4,869)
   Federal and state income taxes               (1,905)   3,338    1,739
   Deferred revenue                              4,038       88    2,941
                                               -------  -------   ------
     Net cash provided by operating
      activities                               153,823  122,015   62,283

 Investing activities:
 Purchases of property, plant and equipment    (25,135) (46,530) (58,676)
 Proceeds from disposition of assets               407    1,975    2,452
 Purchases of available-for-sale securities             (24,659) (76,726)
 Proceeds from available-for-sale securities     2,057   62,243   99,051
 Acquisitions                                  (44,219) (60,509)
 Other                                          (3,816)  (5,557)  (8,564)
                                               -------  -------   ------
    Net cash used by investing activities      (70,706) (73,037) (42,463)
                                               -------  -------  -------
Financing activities:
 Cash dividends paid                           (20,111) (18,647) (15,724)
 Dividends paid to minority interest            (1,159)    (989)    (678)
 Proceeds from exercise of stock options         3,279    2,882      619
 Borrowings of short-term debt                  39,400
 Repayments of short-term debt                 (29,400)
 Repayments of long-term debt                     (800)  (4,200)
 Repurchases of common stock                   (73,551) (18,017)
                                               -------  -------  -------
    Net cash used by financing activities      (82,342) (38,971) (15,783)
                                               -------  -------  -------
Increase in cash and cash equivalents              775   10,007    4,037

Cash and cash equivalents,
  beginning of period                           36,149   26,142  $ 22,105
                                              -------- --------  --------
Cash and cash equivalents, end of period      $ 36,924 $ 36,149  $ 26,142
                                              ======== ========  ========
Supplemental cash flow information:
 Issuance by subsidiary of redeemable
  preferred stock in exchange for
  Class A common stock of subsidiary         $ 18,920
 Income taxes paid                             62,172 $ 40,798  $ 34,492
 Interest paid                                  1,706      615       215

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - Central Newspapers, Inc. and its subsidiaries (the "Company") are primarily engaged in the publishing and distribution of newspapers. Revenues are principally derived from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. The Company also has an 80% interest in the Westech group of companies which are predominantly in the jobs fair business and a 13.5% interest in Ponderay Newsprint Company ("Affiliate"), a partnership formed to own a newsprint mill in the State of Washington.

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

Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years 1997 and 1996 included fifty-two weeks and fiscal year 1995 included fifty-three weeks.

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

Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods of fifteen to forty years. Amortization expense amounted to $4,945,000 in 1997, $1,928,000 in 1996 and $794,000 in 1995.
Accumulated amortization was $9,130,000 and $4,185,000 at the end of 1997 and 1996, respectively.

The Company reviews goodwill and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the undiscounted expected future cash flows from use of the asset are less than its carrying value, an impairment loss would be recognized.

Income Taxes - The Company provides for the determination of deferred tax liabilities and assets at the end of each period based on the difference between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect when taxes are actually paid or recovered. The Company files a consolidated federal income tax return with its wholly and majority-owned subsidiaries.

Net Income Per Common Share - In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which requires companies to present basic earnings per share (EPS) and diluted EPS. The Company has adopted this new standard in 1997 and has restated EPS for all prior periods.

Basic EPS is computed based upon the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock.

Diluted EPS includes the effect of stock options granted under the Company's Stock Compensation Plan.

Accounting Changes - The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in the first quarter of 1996. The statement establishes accounting standards for recognizing and measuring impairment of long-lived assets, and requires reducing the carrying amount of any impaired assets to fair value. Application of SFAS No. 121 resulted in a charge to earnings in 1996 of approximately $2,500,000, net of tax.

The Company also adopted SFAS No. 123, "Accounting for Stock-Based Compensation," in 1996. The statement prescribes accounting and reporting standards for all stock-based compensation plans. The Company has elected to continue to use existing methods for recognizing the expense of these plans and provide pro forma disclosures in the financial statements and EPS using the fair value method prescribed in the statement.

Reclassifications - Certain amounts in the financial statements have been reclassified to conform to the 1997 presentation.

2--BASIC AND DILUTED EARNINGS PER SHARE

The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations as required by SFAS No. 128, "Earnings Per Share":

(In thousands, except per share data)


                                        1997     1996      1995
                                        ----     ----      ----
Basic EPS Computation:
  Numerator (Net income)              $81,495  $61,534   $53,998
                                      -------  -------   -------
  Denominator:
   Average common shares outstanding   25,732   26,619    26,651
                                      -------  -------   -------
  Basic EPS                           $  3.17  $  2.31   $  2.03
                                      =======  =======   =======
Diluted EPS Computation:
  Numerator (Net income)              $81,495  $61,534   $53,998
                                      -------  -------   -------
  Denominator:
   Average common shares outstanding   25,732   26,619    26,651
   Stock options                          741      419       218
                                      -------  -------   -------
   Total                               26,473   27,038    26,869
                                      -------  -------   -------
  Diluted EPS                         $  3.08  $  2.28   $  2.01
                                      =======  =======   =======

3--ACQUISITIONS, REDEEMABLE PREFERRED STOCK AND STOCK REPURCHASES

In February 1997, the Company acquired 80% of the Santa Clara, California based Westech group of companies for $34,800,000. The transaction was recorded using purchase accounting. The group, which had 1997 sales of $32,200,000 includes Westech ExpoCorp., which organizes job fairs for the high technology industry, High Technology Careers, which publishes High Technology Careers Magazine and Virtual Job Fair, an internet-based resume posting and research service and JobsAmerica, which organizes job fairs for service industry positions. The transaction generated $32,400,000 of goodwill which is being amortized on a straight line basis over 15 years. In June, 1997, Westech acquired the assets of Target Career Fairs, a Boston-based company that organizes job fairs for the high technology industry in the eastern portion of the U.S., including the cities of Boston, Raleigh, Orlando, Philadelphia and St. Louis. Target had 1996 revenues of approximately $3,000,000. The Company has an option to purchase the remaining 20%.

In January 1997, the Company acquired the remaining 9.8% of Indianapolis Newspapers, Inc. ("INI") common stock that it did not already own. This transaction was accomplished by issuing to the minority shareholders an aggregate of 1,892 shares of newly created, non-voting, INI preferred stock, with an aggregate stated value of $18,920,000 in exchange for the shares of INI common stock owned by them. The preferred stock provides for aggregate annual dividends of $1,324,000 on a cumulative basis, is callable in five years by INI, and is redeemable at any time by the shareholders of INI at the stated value plus accrued but unpaid dividends. The total acquisition consideration of $18,920,000 was accounted for using the purchase method of accounting. This transaction resulted in goodwill of $8,468,000 and a reduction of the minority interest of $9,244,000.

In March 1996, the Company acquired 100% of the outstanding common stock of McCormick and Company, Inc. ("McCormick"), the parent company of the Alexandria Daily Town Talk newspaper of Louisiana and McCormick Graphics, Inc., a commercial printing subsidiary. The purchase price of approximately $62,000,000 was paid entirely with cash. The amount of the purchase price allocated to goodwill was approximately $47,473,000 and is being amortized over forty years.

In December 1997, the Board of Directors authorized the repurchase of up to $100,000,000 of the Company's Class A common stock. The shares may be purchased within the subsequent three years on the open market or in privately negotiated transactions. This authorization replaces the March 19, 1996 repurchase program under which 745,000 shares of Class A common stock had been repurchased at a cost of approximately $33,200,000.

In May 1997, the Company repurchased an aggregate of 1,177,367 shares of the Company's Class A common stock from three non-profit organizations for total consideration of $58,600,000.

In October 1997, the Company acquired an 80% interest in Home Buyer's Fair LLC which provides internet based services and information for people who are moving and corporations which are relocating employees. The Company has an option to purchase the remaining 20%.

4--MARKETABLE SECURITIES

Management determines the classification of its investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Securities classified as trading securities are carried at fair value with unrealized gains and losses reported in earnings. The cost of securities sold is based on the specific identification method. All marketable debt securities and preferred stock are classified as current assets. Certain available-for-sale equity securities are classified as noncurrent assets.

The following is a summary of securities at December 28, 1997:

(In thousands)
                                             Gross       Gross
                               Amortized   Unrealized  Unrealized    Fair
Available-for-Sale Securities    Cost        Gains       Losses      Value
-----------------------------  ---------   ----------   --------   --------

Equity securities             $     128   $    2,794               $  2,922
Other                               283                                 283
                              ---------   -----------   --------   --------
                                    411        2,794                  3,205
                              ---------   -----------   --------   --------
Trading Securities
------------------
Preferred stock                  10,945          118    $     (8)    11,055
Other                               204                      (18)       186
                             ----------   ----------    --------   --------
                                 11,149          118         (26)    11,241
                             ----------   ----------    --------   --------
                             $   11,560   $    2,912    $    (26)  $ 14,446
                             ==========   ==========    ========   ========


The following is a summary of securities at December 29, 1996:

(In thousands)
                                               Gross       Gross
                                 Amortized   Unrealized  Unrealized    Fair
Available-for-Sale Securities      Cost        Gains       Losses      Value
-----------------------------    ---------   ----------  ----------    -----

Debt securities of the
  U.S. Treasury and agencies   $  1,998                             $  1,998
Equity securities                   373     $  3,107                   3,480
Other                               268                                  268
                               --------     --------    ---------   --------
                                  2,639        3,107                   5,746
                               --------     --------    ---------   --------
Trading Securities
------------------
Debt securities of the
  U.S. Treasury and agencies        806                 $     (4)        802
Corporate debt securities         1,259                       (6)      1,253
Mortgage-backed securities        9,576          184                   9,760
Preferred stock                  11,070           94         (13)     11,151
Other                               213                      (67)        146
                               --------      -------    --------    --------
                                 22,924          278         (90)     23,112
                               --------      -------    --------    --------
                               $ 25,563      $ 3,385    $    (90)   $ 28,858
                               ========      =======    ========    ========

Included in the Company's earnings for 1997, 1996 and 1995 were changes in net unrealized holding gains (losses) of $96,000, $(821,000) and $1,009,000, respectively, from trading investments.

Proceeds from the sale of available-for-sale investments totaled approximately $2,057,000, $62,243,000 and $99,051,000 in 1997, 1996
and 1995. Gross realized gains and losses for 1997, 1996 and 1995 on available-for-sale investments based upon the specific identification method, were insignificant. The fair value of equity securities in the amounts of $2,922,000 in 1997 and $3,246,000 in 1996 have been classified with other noncurrent assets.

5--EMPLOYEE BENEFIT PLANS

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

The funded status for the Company's defined benefit plans at year end:

(In thousands)                                     1997      1996
                                                   ----      ----
Actuarial present value of plan benefits:
 Vested                                        $209,591  $195,864
 Nonvested                                       10,190     9,941
                                               --------  --------
 Accumulated benefit obligation                 219,781   205,805
 Effect of future salary increases               14,775    11,335
                                               --------  --------
 Projected benefit obligation                   234,556   217,140
Plan assets at fair value                       279,734   241,397
                                               --------  --------
Plan assets in excess of projected
  benefit obligation                             45,178    24,257
Unrecognized SFAS No. 87 transition asset        (4,981)   (6,265)
Unrecognized prior service cost                   2,792     3,236
Unrecognized net gain                           (39,559)  (14,226)
                                               --------  --------
Prepaid pension cost                           $  3,430  $  7,002
                                               ========  ========
Assumptions used in determining funded status at the end of 1997 were a 9% rate of return, 7.25% discount rate and a 4% rate of compensation increase. The assumptions for determining funded status at the end of 1996 were a 9% rate of return, 7.5% discount rate and a 4% rate of compensation increase.

Pension expense included the following components:

(In thousands)                                      1997      1996      1995

Service cost--benefits earned during the year   $  6,572   $ 6,861   $ 4,904
Interest cost on projected benefit obligation     16,437    14,575    14,116
Return on assets:
  Actual                                         (53,472)  (35,418)  (48,898)
  Deferred gain                                   34,885    18,274    33,542
Amortization of:
  Transition asset                                (1,283)   (1,283)   (1,283)
  Prior service cost                                 444       444       444
  (Gain) loss                                        (11)       39       (10)
                                                --------   -------   -------
Pension expense                                 $  3,572   $ 3,492   $ 2,815
                                                ========   =======   =======

Significant assumptions used in determining pension expense:

                                                  1997     1996     1995
                                                  ----     ----     ----
Expected long-term rate of return                  9.0%     9.0%    9.0%
Discount rate                                      7.50     7.00    8.75
Rate of increase in future compensation levels     4.0      4.0     5.0

The Company has a wage deferral plan qualified under Section 401(k) of the Internal Revenue Code that covers all eligible employees.
Company matching contributions to this plan were $4,517,000, $4,600,000, and $4,397,000 for 1997, 1996 and 1995.

6--POSTRETIREMENT BENEFIT OBLIGATION

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

The status of the postretirement benefit obligation at year end:

(In thousands)                                            1997      1996
                                                          ----      ----
Accumulated postretirement benefit obligation:
  Retirees                                               $51,096   $55,048
  Fully eligible active plan participants                 14,828    14,340
  Other active plan participants                          21,704    20,511
                                                         -------   -------
  Total accumulated postretirement benefit obligation     87,628    89,899
  Unrecognized prior service cost                          1,189     2,957
  Unrecognized net loss                                   (1,330)   (8,198)
                                                         -------   -------
Accrued postretirement benefit obligation                $87,487   $84,658
                                                         =======   =======

The net postretirement benefit cost included the following components:

                                          1997      1996      1995
                                          ----      ----      ----
  Service cost--benefits earned
   during the year                       $3,185    $2,859    $1,941
  Interest cost on accumulated
  benefit obligation                      6,091     5,974     5,387
  Amortization of unrecognized
  prior service cost                     (1,947)   (1,927)   (1,927)
  Amortization of loss (gain)                38       128      (241)
                                         ------    ------    ------
  Postretirement benefit expense         $7,367    $7,034    $5,160
                                         ======    ======    ======

The accumulated postretirement benefit obligation was determined using a discount rate of 7.25% and a health care cost trend rate of 7% in 1997 decreasing to 5% in the year 2000 and thereafter. Discount rates used for 1996 and 1995 were 7.5% and 7.0%, respectively. The effect of a 1% increase each year in the health care cost trend rate, would result in an increase of approximately $8,089,000 in the accumulated postretirement benefit obligation at the end of 1997 and $1,121,000 in the aggregate service and interest components of the 1997 expense.


7--WORK FORCE REDUCTION

The Company has reduced its work force in response to The Phoenix Gazette closure, changes in distribution methods in Indianapolis, economic conditions, increasing costs and changes in technology. Early retirement incentive programs contributed to the staff reductions. Employees were offered early retirement benefits through a non-qualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs include retirement benefits, severance payments, carrier conversion incentives, agency signing bonuses and professional support.


8--OTHER INCOME AND OTHER EXPENSES

(In thousands)                          1997       1996     1995
                                         ----      ----     ----
Income items:
  Interest                            $ 2,598    $5,196    $7,213
  Change in unrealized gain on
   trading securities                     (96)     (821)    1,009
  Gain on disposition of assets            90        72
  Dividends                               830       960       572
  Other                                   896        79       708
                                      -------    ------    ------
  Total                               $ 4,318    $5,486    $9,502
                                      =======    ======    ======
Expense items:
  Interest                              1,710       618       238
  Loss on disposition of assets            56       463       357
  Other                                   400       396       753
                                      -------    ------    ------
  Total                               $ 2,166    $1,477    $1,348
                                      =======    ======    ======

9--INCOME TAXES

The provision for income taxes, exclusive of tax effects from equity in earnings of Affiliate, consisted of:

(In thousands)                           1997      1996      1995
                                         ----      ----      ----
State:
   Currently payable                  $10,903   $ 8,007   $ 7,347
   Deferred                               (60)     (301)      354
                                      -------   -------   -------
                                       10,843     7,706     7,701
                                      -------   -------   -------
Federal:
   Currently payable                   48,477    35,967    28,910
   Deferred                              (523)   (1,242)    1,437
                                      -------   -------   -------
                                       47,954    34,725    30,347
                                      -------   -------   -------
Provision for income taxes            $58,797   $42,431   $38,048
                                      =======   =======   =======

Components of net deferred income tax liability:

(No valuation allowance required)

(In thousands)                           1997      1996      1995
                                         ----      ----      ----
Depreciation                          $57,796   $55,533   $53,520
Pension                                 2,878     2,490       562
Other                                   1,933     1,647     1,731
                                      -------   -------   -------
Gross deferred tax liability           62,607    59,670    55,813
                                      -------   -------   -------
Postretirement benefits               (35,488)  (33,938)  (33,124)
Vacation                               (3,767)   (3,995)   (3,857)
Other                                  (4,351)   (2,398)   (2,596)
                                      -------   -------   -------
Gross deferred tax asset              (43,606)  (40,331)  (39,577)
                                      -------   -------   -------
Net deferred income tax liability     $19,001   $19,339   $16,236

Reconciliation of the U.S. federal statutory tax rate to the effective tax rate:

(In thousands)                      1997            1996             1995
                              --------------   --------------   --------------
Federal statutory tax rate    $50,116  35.0%   $36,354  35.0%   $32,916  35.0%

State taxes net of federal
 tax effect                     7,048   5.0      5,009   4.8      5,006   5.3
Goodwill and other              1,633   1.1      1,068   1.0        126    .2
                              -------  ----    -------  ----    -------  ----
Provision for income taxes    $58,797  41.1%   $42,431  40.8%   $38,048  40.5%
                              =======  ====    =======  ====    =======  ====


10--INVENTORIES

Newsprint inventory, valued at LIFO, amounted to $7,710,000 and $6,455,000 at the end of 1997 and 1996. If the FIFO inventory valuation method had been exclusively used for newsprint, the value would have been $5,139,000 and $3,352,000 higher, respectively. Other inventories, consisting primarily of newspaper production supplies, amounted to $2,610,000 and $2,457,000 at the end of 1997 and 1996.


11--INVESTMENT IN AFFILIATE

The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company, which was formed to own a newsprint mill in the State of Washington. Under the terms of a loan agreement, the Company has guaranteed certain partnership bank debt in the amount of $16,875,000. At the end of 1997 and 1996, $36,400,000
had been invested in Ponderay. The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 28,400 metric tons on a "take if tendered" basis until the debt is repaid. Newsprint purchased from Ponderay amounted to $23,735,000 during 1997 and $22,177,000 during 1996.

Summarized financial data for Affiliate:


(In thousands)                                 1997      1996     1995
                                               ----      ----     ----
Results of operations:
  Net sales                                $131,330  $160,979  $151,690
  Net income (loss)                          (4,040)   22,399    (4,666)

Financial position:
  Current assets                           $ 22,150  $ 17,934  $ 27,881
  Property and equipment, at cost--net      250,038   263,013   278,224
  Other assets                                2,433     3,098     3,457
                                           --------  --------  --------
                                           $274,621  $284,045  $309,562
                                           ========  ========  ========

  Current liabilities                      $ 29,018  $ 18,336  $ 37,252
  Long-term debt ($125 million
     guaranteed by partners)                183,982   200,048   229,048
  Partners' capital                          61,621    65,661    43,262
                                           --------  --------  --------
                                           $274,621  $284,045  $309,562
                                           ========  ========  ========

Summary of the Company's investment in Affiliate:

(In thousands)                          1997       1996      1995
                                        ----       ----      ----

Investment, beginning of year        $ 8,867    $ 5,843   $ 3,989
Equity in partnership income (loss)     (546)     3,024      (630)
Additional investments                                      2,484
                                     -------    -------   -------
Investment, end of year              $ 8,321    $ 8,867   $ 5,843
                                     =======    =======   =======
Equity in Affiliate:

Equity in partnership income (loss)  $  (546)   $ 3,024   $  (630)
Current income tax expense              (377)    (1,425)     (606)
Deferred tax benefit                     593        265       696
Other                                     (1)      (138)      (50)
                                     -------    -------   --------
Equity in net earnings (loss)
  of Affiliate                       $  (331)   $ 1,726   $  (590)
                                     =======    =======   =======


12--SHORT-TERM BORROWINGS AND LONG-TERM DEBT

In May 1997, the Company entered into a $60,000,000 unsecured, uncommitted, short-term credit agreement of which $39,400,000 was drawn to partially fund the repurchase of stock. As of December 28, 1997, $10,000,000 remained outstanding on the short-term credit agreement at an annual interest rate of approximately 6%.

Included in accrued expenses and other liabilities is the $2,678,000 amount relating to the fifty-year 4 1/2% debentures due December 1, 1998. The trust indenture contains various requirements and restrictions as to the financial activities of INI and its subsidiary. There are certain restrictions on capital expenditures and dividend payments by INI.

Interest expense on these facilities and other debt amounted to $1,710,000 in 1997, $347,000 in 1996 and $121,000 in 1995.


13--RENTAL EXPENSE AND LEASE COMMITMENTS

Rental expense for 1997, 1996 and 1995 amounted to $5,532,000, $5,000,000 and $4,429,000. Future obligations for minimum annual rentals under noncancelable long-term leases are not significant.

14--CAPITAL STOCK AND STOCK COMPENSATION PLAN

Class A common stock is entitled to 1/10 of a vote per share. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust ("Trust") owns Class B common stock which provides the Trust the majority voting control of the Company. At December 28, 1997, the Company has reserved 2,400,537 shares of Class A common stock for issuance under its Stock Compensation Plan, 500,000 shares for issuance under its 401(k) plan and 3,134,550 shares for issuance upon conversion of Class B common stock.

Dividends declared per share:        1997       1996      1995
                                     ----       ----      ----
  Class A common stock               $.80       $.72      $.62
  Class B common stock               .080       .072      .062

The Company's Stock Compensation Plan provides for the granting of stock options and the issuance of restricted stock grants to certain officers, key employees and members of the Board of Directors. Options issued under this plan are granted at prices determined by the Stock Option Committee of the Board of Directors but not less than fair market value on the date of the grant. Options granted may be incentive or non-qualified options with a term of ten years. Options granted before December 25, 1994 and Board of Director member options are currently exercisable. Options granted in 1995 and prior to September 13, 1996 are exercisable three years from date of grant and options granted after September 13, 1996 become exercisable ratably over a three year period beginning on the first anniversary of the grant.

The Company has historically accounted for employee stock compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation costs are recognized if options are granted at an exercise price equal to the current market value of the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," was adopted by the Company on January 1, 1996. As permitted by SFAS No. 123, the Company has elected to continue accounting for employee stock compensation under the APB No. 25 rules, but disclose pro forma results using SFAS No. 123's alternative accounting treatment, which calculates the total compensation expense to be recognized as the fair value of the award at the date of grant. The fair value of options granted in 1997, 1996 and 1995 was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions:

                                   1997         1996         1995
                                   ----         ----         ----
Risk-free interest rates           6.2%      6.5 - 6.6%    6.0 - 7.0%
Dividend yields                    1.2%            2.0%          2.0%
Expected volatility               29.0%           27.0%         27.0%
Weighted average expected
   life of options              4 years     4 - 6 years      6 years

Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effects on net income and earnings per share of this statement are as follows:


                                    1997       1996      1995
                                    ----       ----      ----
(In thousands, except per share data)

          Net income:
            As reported          $ 81,495   $ 61,534  $ 53,998
            Pro forma              79,656     60,316    53,543

        Earnings per share:
          As reported
              Basic              $   3.17   $   2.31  $   2.03
              Diluted                3.08       2.28      2.01

          Pro forma
              Basic                  3.10       2.27      2.00
              Diluted                3.01       2.23      1.99

The following is a summary of the status of the Company's Stock
Compensation Plan as of and for the three years ended December 28, 1997:

                                                                 Weighted
                                                            Average Per Share
                                   Shares     Shares        -----------------
                                  Reserved    Under        Exercise    Market
                                 For Grants   Option        Price       Price
                                 ----------   ------        ------------------

Outstanding, December 25, 1994   2,055,950    868,450       $21.34    $27.13
Additional reserved                800,000
Granted                                       543,000        28.34     28.34
Exercised                          (52,850)   (52,850)       20.35     28.81
Cancelled                                      (7,500)       23.75      ---
                                 ---------  ---------
Outstanding, December 31, 1995   2,803,100  1,351,100        24.18     31.38
Granted                                       339,000        37.36     37.36
Exercised                         (154,700)  (154,700)       19.20     36.08
Cancelled                                     (51,500)       26.58      ---
Restricted Shares                  (52,500)
                                 ---------  ---------
Outstanding, December 29, 1996   2,595,900  1,483,900        27.63     42.88
Granted                                       123,975        48.45     48.45
Exercised                         (176,613)  (176,613)       21.53     59.44
Restricted shares-net              (18,750)
Cancelled                                     (10,050)       32.16      ---
                                 ---------  ---------
Outstanding, December 28, 1997   2,400,537  1,421,212        30.18     70.06
                                 =========  =========


The following table summarizes information about stock options outstanding at December 28, 1997:

                            Outstanding                      Exercisable
                   -------------------------------------  --------------------
                                                Weighted              Weighted
                                                Average               Average
Exercise                             Average    Exercise              Exercise
Price Range        Shares            Life(a)    Price     Shares      Price
-----------        ------            ------     -----     ------      -----
$15.00 - $24.99    476,950             5.1      $22.53    476,950     $22.53
$25.00 - $34.99    504,000             7.6       28.41      6,000      30.22
$35.00 - $44.99    316,837             8.6       37.37     72,817      37.75
$45.00 - $54.99    114,425             9.2       46.57      4,000      51.75
$55.00 - $74.99      9,000             9.8       72.50       --          --
                 ---------                                -------
                 1,421,212             7.1       30.18    559,767      24.81
                 =========                                =======

(a) Weighted average contractual life remaining in years

The Company issued restricted stock grants to certain key executives who have a critical impact on the long-term performance of the Company. The Compensation Committee of the Board of Directors awarded 19,250 shares and 52,500 shares of Class A common stock in 1997 and 1996, respectively, whereby transfer restrictions lapse at the end of five years from the award date or as early as three years upon achieving certain performance goals. The restricted stock grants have all the rights of shareholders, including the right to receive dividends, except for conditions regarding transferability of shares or upon the termination of employment. Upon issuance of the shares, unearned compensation equivalent to the market value at the date of grant was recorded as unamortized value of restricted stock and is being charged to earnings over the period during which the restrictions lapse. During 1997 and 1996, compensation expense in the amount of $834,000 and $276,000, respectively, has been recorded related to these restricted stock grants.


15--FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of the Company's financial instruments approximate the fair value. The Company has guaranteed $16,875,000 of Ponderay debt. The carrying value approximates the guaranteed amount.


16--CONTINGENCIES

There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.


 TEN-YEAR FINANCIAL HIGHLIGHTS
 Central Newspapers, Inc. and Subsidiaries

                                                           Growth Rates
                                                  ------------------------------
                                                      Compounded          Annual    Dec. 28    Dec. 29    Dec. 31    Dec. 25
                                                  10-Year     5-Year      1-Year       1997       1996       1995       1994
(In thousands, except share data)                 1987-97    1992-97     1996-97   52 Weeks   52 Weeks   53 Weeks   52 Weeks
Summary of Operations
   Operating revenues                                5.9%      10.6%       15.4%   $716,137   $620,315   $579,901   $519,702
   Operating expenses                                5.1%       8.5%       10.5%    575,100    520,456    494,010    443,972
                                                                                 --------------------------------------------
   Operating income                                 10.5%      22.2%       41.2%    141,037     99,859     85,891     75,730
   Other income - net                                                                 2,152      4,009      8,154      4,965
                                                                                 --------------------------------------------
   Income before income taxes                        9.6%      22.1%       37.9%   $143,189   $103,868    $94,045    $80,695
   Income before minority interest and
     equity in Affiliate                             9.8%      22.0%       37.4%    $84,392    $61,437    $55,997    $47,848
                                                                                 ============================================
   Income before cumulative effect of
     accounting change                              10.7%      28.4%       32.4%    $81,495    $61,534    $53,998    $41,321
   Cumulative effect of accounting change
                                                                                 --------------------------------------------
   Net income (loss)                                 9.5%        NM        32.4%    $81,495    $61,534    $53,998    $41,321
                                                                                 ============================================
Cash Flow Data (a)
   Provided by operating activities (e)             13.5%      17.9%       26.1%   $153,823   $122,015    $62,283    $41,897
   Effect of trading securities                                                     (11,631)   (40,671)    17,630     45,682
   Capital spending                                 -1.2%      -0.8%      -46.0%    (25,135)   (46,530)   (58,676)   (23,256)
                                                                                 --------------------------------------------
   Operating free cash flow                         23.0%      23.1%      236.2%   $117,057    $34,814    $21,237    $64,323
                                                                                 ============================================
   Dividends paid                                    9.0%      13.1%        7.9%    $20,111    $18,647    $15,724    $13,308
   Earnings before interest, income taxes,
     depreciation and amortization ("EBITDA")(b)    11.6%      20.2%       37.0%   $193,058   $140,953   $117,706   $109,433

Class A Share Data and Other Share Information
   Basic income per share before cumulative
     effect of accounting change                    11.2%      29.2%       37.2%      $3.17      $2.31      $2.03      $1.55
   Cumulative effect of accounting change
                                                                                 --------------------------------------------
   Basic income (loss) per share                     9.9%        NM        37.2%      $3.17      $2.31      $2.03      $1.55
                                                                                 ============================================
   Diluted income per share before cumulative
     effect of accounting change                    10.8%      28.5%       35.1%      $3.08      $2.28      $2.01      $1.54
   Cumulative effect of accounting change
                                                                                 --------------------------------------------
   Diluted income (loss) per share                   9.6%        NM        35.1%      $3.08      $2.28      $2.01      $1.54
                                                                                 ============================================
   Dividends declared                                9.4%      13.8%       11.1%      $0.80      $0.72      $0.62      $0.52
   Book value per share at year-end                  6.6%       8.4%        3.5%     $15.20     $14.68     $13.45     $12.00
   Market price per share at year-end                          25.8%       63.4%    $70.063    $42.875    $31.375    $27.125
   Class A common equivalent shares at year-end                                  25,152,176 26,393,011 26,675,911 26,638,300
   Average shares outstanding used to
     calculate basic income (loss) per share (c)                                 25,731,737 26,619,136 26,651,007 26,621,133
   Average shares outstanding used to
     calculate diluted income (loss) per share (c)                               26,472,924 27,037,714 26,868,972 26,824,989

Balance Sheet Data
   Total assets                                      7.4%       7.3%        4.7%   $614,311   $586,972   $547,204   $500,444
   Working capital                                  -4.9%      -6.5%      -29.9%     64,739     92,323    137,818    132,907
   Long-term debt                                                                                2,678      2,678      2,678
   Redeemable preferred stock issued
     by subsidiary                                                                   18,920
   Shareholders' equity                              6.0%       7.2%       -1.4%    382,279    387,550    358,741    319,762

Ratios
   Return on average shareholders' equity (d)                                         21.17%     16.49%     15.92%     13.54%
   EBITDA as a percentage of operating revenues (b)                                   26.96%     22.72%     20.30%     21.06%

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries.
The consolidated financial statements and related notes and discussions for the year ended December 28, 1997 should be read in order to obtain a better understanding of this data.

(a) Cash flows from investing and financing activities, which are not presented, are an integral part of  total cash activities.
(b) EBITDA excludes the effects of non-operating income and the costs associated with asset impairments and workforce reduction costs. The use of EBITDA should not be construed as an alternative measure of the Company's income or cash flows from operating activities since EBITDA excludes significant costs of doing business.
(c) See Notes #1 and #2 for discussion on computation of number of shares used in computing earnings per share.
(d) The return on average shareholders' equity is calculated using income before cumulative effect of accounting change.
(e) Amounts for 1997, 1996, 1995 and 1994 include the effects of trading securities on cash flows provided by operating activities.
NM  Not Meaningful

 TEN-YEAR FINANCIAL HIGHLIGHTS
 Central Newspapers, Inc. and Subsidiaries


                                                 Dec. 26    Dec. 27     Dec. 29     Dec. 30    Dec. 31    Dec. 25
                                                    1993       1992        1991        1990       1989       1988
(In thousands, except share data)               52 Weeks   52 Weeks    52 Weeks    52 Weeks   53 Weeks   52 Weeks
Summary of Operations
   Operating revenues                           $466,567   $433,600    $420,351    $431,659   $436,228   $417,608
   Operating expenses                            400,945    381,937     372,609     378,894    376,300    372,186
                                              --------------------------------------------------------------------
   Operating income                               65,622     51,663      47,742      52,765     59,928     45,422
   Other income - net                              2,417      1,111       3,735       8,963      8,389      5,918
                                              --------------------------------------------------------------------
   Income before income taxes                    $68,039    $52,774     $51,477     $61,728    $68,317    $51,340
   Income before minority interest and
     equity in Affiliate                         $40,091    $31,283     $30,685     $35,915    $40,569    $32,429
                                              ====================================================================
   Income before cumulative effect of
     accounting change                           $32,128    $23,358     $25,903     $28,283    $38,467    $29,256
   Cumulative effect of accounting change                   (34,212)
                                              ---------------------------------------------------------------------
   Net income (loss)                             $32,128   ($10,854)    $25,903     $28,283    $38,467    $29,256
                                              =====================================================================
Cash Flow Data (a)
   Provided by operating activities (e)          $73,732    $67,634     $55,787     $58,965    $65,924    $44,973
   Effect of trading securities
   Capital spending                              (16,049)   (26,175)    (82,067)    (50,178)   (27,208)   (25,036)
                                              ---------------------------------------------------------------------
   Operating free cash flow                      $57,683    $41,459    ($26,280)     $8,787    $38,716    $19,937
                                              =====================================================================
   Dividends paid                                $11,956    $10,870     $10,598     $10,267    $12,678     $8,418
   Earnings before interest, income taxes,
     depreciation and amortization ("EBITDA")(b) $92,923    $76,884     $68,357     $70,749    $74,836    $66,978

Class A Share Data and Other Share Information
   Basic income per share before cumulative
     effect of accounting change                   $1.21      $0.88       $0.98       $1.07      $1.45      $1.10
   Cumulative effect of accounting change                    ($1.29)
                                              ---------------------------------------------------------------------
   Basic income (loss) per share                   $1.21     ($0.41)      $0.98       $1.07      $1.45      $1.10
                                              =====================================================================
   Diluted income per share before cumulative
     effect of accounting change                   $1.20      $0.88       $0.98       $1.07      $1.45      $1.10
   Cumulative effect of accounting change                    ($1.29)
                                              ---------------------------------------------------------------------
   Diluted income (loss) per share                 $1.20     ($0.41)      $0.98       $1.07      $1.45      $1.10
                                              =====================================================================
  Dividends declared                               $0.46      $0.42       $0.40       $0.40     $0.325     $0.325
  Book value per share at year-end                $10.93     $10.17      $10.98      $10.40      $9.74      $8.66
  Market price per share at year-end             $27.625    $22.250     $18.875     $16.875    $22.750     ---
  Class A common equivalent shares at year-end26,589,250 26,549,750  26,497,250  26,494,250 26,494,250 26,604,250
  Average shares outstanding used to
    calculate basic income (loss) per share   26,570,973 26,514,750  26,495,961  26,494,250 26,517,800 26,656,300
  Average shares outstanding used to
    calculate diluted income (loss) per share 26,706,479 26,599,647  26,520,742  26,495,731 26,517,800 26,656,300

Balance Sheet Data
   Total assets                                 $464,688   $432,872    $403,627    $383,758   $356,103   $321,809
   Working capital                               127,999     90,488      70,217     122,710    134,755    116,192
   Long-term debt                                  2,678      2,678       2,678       2,678      2,678      2,678
   Redeemable preferred stock issued
    by subsidiary
   Shareholders' equity                          290,693    269,997     290,982     275,623    257,938    230,316

Ratios
   Return on average shareholders' equity (d)      11.46%      8.33%       9.14%      10.60%     15.76%     13.18%
   EBITDA as a percentage of operating revenue     19.92%     17.73%      16.26%      16.39%     17.16%     16.04%

This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries.
The consolidated financial statements and related notes and discussions for the year ended December 28, 1997 should be read in order to obtain a better understanding of this data.

(a) Cash flows from investing and financing activities, which are not presented, are an integral part of  total cash activities.
(b) EBITDA excludes the effects of non-operating income and the costs associated with asset impairments and workforce reduction costs. The use of EBITDA should not be construed as an alternative measure of the Company's income or cash flows from operating activities since EBITDA excludes significant costs of doing business.
(c) See Notes #1 and #2 for discussion on computation of number of shares used in computing earnings per share.
(d) The return on average shareholders' equity is calculated using  income before cumulative effect of accounting change.
(e) Amounts for 1997, 1996, 1995 and 1994 include the effects of trading securities on cash flows provided by operating activities.


QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year. Operating results for the last three years:

(In thousands, except share data)   1st       2nd       3rd       4th
                                Quarter   Quarter   Quarter   Quarter   Total
1997 (52 weeks)
--------------
Operating revenues             $170,968 $179,753  $173,907  $191,509   $716,137
Operating expenses              139,960  140,917   143,359   150,864    575,100
                               -------- --------  --------  --------  ---------
Operating income                 31,008   38,836    30,548    40,645    141,037
Other income--net                 1,092      469       190       401      2,152
Provision for income taxes      (13,534) (16,018)  (12,752)  (16,493)   (58,797)
Minority interest                  (543)    (744)     (688)     (591)    (2,566)
Equity in Affiliate--net           (285)    (150)      180       (76)      (331)
                               -------- --------  --------  --------  ---------
Net income                     $ 17,738 $ 22,393  $ 17,478  $ 23,886  $  81,495
                               ======== ========  ========  ========  =========
Net income per common share:
     Basic                     $    .67 $    .86  $    .69  $    .95  $    3.17
     Diluted                        .66      .83       .67       .92  $    3.08

1996 (52 weeks)
--------------
Operating revenues            $ 147,896 $152,717  $149,018  $170,684  $ 620,315
Operating expenses              133,597  132,166   124,723   129,970    520,456
                               -------- --------  --------  --------  ---------
Operating income                 14,299   20,551    24,295    40,714     99,859
Other income--net                 1,593    1,197       804       415      4,009
Provision for income taxes       (6,592)  (9,082)  (10,229)  (16,528)   (42,431)
Minority interest                  (182)    (326)     (408)     (713)    (1,629)
Equity in Affiliate--net            691      656       604      (225)     1,726
                               -------- --------  --------  --------  ---------
Net income                     $  9,809 $ 12,996  $ 15,066  $ 23,663  $  61,534
                               ======== ========  ========  ========  =========

Net income per common share:
     Basic                     $    .37 $    .49  $    .57  $    .89  $    2.31
     Diluted                        .36      .48       .56       .88       2.28

1995 (53 weeks)
--------------
Operating revenues             $136,882 $142,472  $135,504  $165,043  $579,901
Operating expenses              116,790  121,349   118,336   137,535   494,010
                               -------- --------  --------  --------  --------
Operating income                 20,092   21,123    17,168    27,508    85,891
Other income--net                 2,255    2,455     1,820     1,624     8,154
Provision for income taxes       (9,123)  (9,731)   (7,649)  (11,545)  (38,048)
Minority interest                  (304)    (325)     (284)     (496)   (1,409)
Equity in Affiliate--net           (537)    (111)       79       (21)     (590)
                               -------- --------  --------  --------  --------
Net income                     $ 12,383 $ 13,411  $ 11,134  $ 17,070  $ 53,998
                               ======== ========  ========  ========  ========
Net income per common share:
     Basic                         $.46     $.51      $.42      $.64     $2.03
     Diluted                        .46      .51       .41       .63      2.01


SHAREHOLDER INFORMATION

Since an initial public offering on September 21, 1989, shares of Class A common stock have traded on the New York Stock Exchange under the symbol "ECP." No established trading market currently exists for the Company's Class B common stock. Shares of Class B common stock are convertible into Class A common stock at a ratio of ten B shares for one A share. At February 11, 1998, there were approximately 332 shareholders of record of Class A common stock and 22 shareholders of record of Class B common stock.


Dividends

Dividends declared per share:

                        1997         Class A   Class B

                    1st Quarter       $.19     $.019
                    2nd Quarter        .19      .019
                    3rd Quarter        .21      .021
                    4th Quarter        .21      .021
                                      ----     -----
                                      $.80     $.080
                                      ====     =====


                       1996          Class A   Class B

                    1st Quarter       $.17     $.017
                    2nd Quarter        .17      .017
                    3rd Quarter        .19      .019
                    4th Quarter        .19      .019
                                      ----     -----
                                      $.72     $.072
                                      ====     =====
Shares Outstanding

Net income per common share is computed based on the weighted average number of common shares outstanding in each year. Class B common stock is included in the computation as if converted to Class A common stock at a ratio of ten shares of Class B common stock to one share of Class A common stock.

Weighted average common shares outstanding:
(Used for computing basic earnings per share)
(In thousands)
                              1997   25,732
                              1996   26,619
                              1995   26,651


Form 10-K

The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Chief Financial Officer, Central
Newspapers, Inc., 200 E. Van Buren Street, Phoenix, AZ 85004.

Stock Prices

Calendar Quarter     1st         2nd         3rd          4th

   1997 High       $50 3/4     $71 5/8     $76 1/4      $76 7/8
        Low         43 3/8      47 7/8      65 7/8       65 3/8

   1996 High       $37 7/8     $38 3/8     $39 3/8      $44 1/4
        Low         30 3/4      34 1/8      33 3/8       38 1/4



Annual Meeting

The Annual Meeting of Shareholders will be held at the Phoenix
Newspapers, Inc. headquarters, 200 E. Van Buren Street, Phoenix,
Arizona on May 15, 1998, at 10:00 a.m. local time.


Transfer Agent and Registrar:

                   Norwest Bank Minnesota, N.A.
                   Stock Transfer
                   161 North Concord Exchange
                   Post Office Box 738
                   South St. Paul, Minnesota  55075-0738

Executive Management

Robert L. Lowry
Director of Accounting and Controller

Kevin J. Salcido
Human Resources Director

Bill Toner
Chief Information Officer

John E. Newhouse, II
Publisher and Chief Executive Officer
Alexandria Newspapers, Inc.

Dale A. Duncan
President and General Manager
Indianapolis Newspapers, Inc.

Eugene S. Pulliam
Executive Vice President, Central Newspapers, Inc.
Publisher, The Indianapolis Star, The Indianapolis News

Henry C. Bird
Publisher and Vice President
Muncie Newspapers, Inc.

John F. Oppedahl
President, Publisher and Chief Executive Officer
Phoenix Newspapers, Inc.

David A. Lewis
Publisher
Topics Newspapers, Inc.

Michael E. Quayle
Publisher
Vincennes Sun-Commercial

Fred H. Faltersack
President
Westech ExpoCorp.




Board of Directors

Frank E. Russell
Chairman of the Board

Louis A. Weil III
President and Chief Executive Officer

Ricahrd Snell
Chairman and CEO
  Pinnacle West Capital Corp.

Dan Quayle
Vice President, United States of America 1988-1992
Chairman
  Campaign America

William A. Franke
Chairman and CEO
  America West Holdings Corporation
Chairman, America West Airlines, Inc.
President
  Franke & Company, Inc.

L. Ben Lytle
President and CEO
Anthem, Inc.

Eugene S. Pulliam
Executive Vice President
  Central Newspapers, Inc.
Publisher
  The Indianapolis Star
  The Indianapolis News



Corporate Officers

Louis A. Weil III
President and Chief Executive Officer

Thomas K. MacGillivray
Vice President and Chief Financial Officer

Eric S. Tooker
Vice President, General Counsel and Corporate Secretary

Frank E. Russell
Chairman of the Board


