Form 10-K, Exhibit 13
period 1997-12-28
CENTRAL NEWSPAPERS INC
filed 1998-03-19
CIK 854094

Independent Auditor's Report

Board of Directors and Shareholders
Central Newspapers, Inc.

We have audited the accompanying consolidated statement of financial position of Central Newspapers, Inc. and Subsidiaries as of December 29, 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two fiscal years in the period ended December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Central Newspapers, Inc. and Subsidiaries as of December 29, 1996 and the consolidated results of their operations and their cash flows for each of the two fiscal years in the period ended December 29, 1996, in conformity with generally accepted accounting principles.


/s/ Geo. S. Olive & Co. LLC
---------------------------
Geo. S. Olive & Co. LLC
Indianapolis, Indiana
February 3, 1997