Form 10-K405, Exhibit 13
period 1998-12-27
CENTRAL NEWSPAPERS INC
filed 1999-03-19
CIK 854094

                                                                    Exhibit 13.1


      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      FORWARD-LOOKING STATEMENTS

      The information below and elsewhere in this Annual Report contains material that is forward-looking in nature. From time to time, we may provide forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. We may identify these forward-looking statements by the use of words such as "anticipate," "believe," "expect," "plan," "foresee," or derivations thereof. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for these statements. We want to ensure that these statements are accompanied by meaningful cautionary language to comply with the safe harbor under the Act. We assume no obligation to update any forward-looking statements. A variety of factors could cause our actual results to differ materially from the expectations expressed in the forward-looking statements, including, but not limited to, the following:

- declines in circulation due to changing reader preferences and/or new forms of information dissemination;

-     economic weakness in geographic markets;

- weakness in advertising categories due to factors including retail consolidations, declines in the advertising budgets of major customers, and increased competition from print and non-print products and new competitors emerging in our markets;

-     the negative impact of issues related to labor agreements;

-     unexpected fluctuations in the price of newsprint;

- an increase in distribution and/or production costs over anticipated levels; and

-     an increase in actual interest rates over expected rates.

      GENERAL

      Our principal line of business is newspaper publishing. We derive revenues primarily from advertising and newspaper sales in the Phoenix, Arizona and Indianapolis, Indiana metropolitan areas. We also own:

- an 80% interest in the Westech group of companies, which is predominantly in the jobs fair business;

- a 13.5% interest in Ponderay newsprint company, a partnership that owns a newsprint mill in the State of Washington;

- an 89% interest in Homebuyer's Fair, Inc., which provides internet-based services and information for people who are moving and for corporations that are relocating employees, as well as information regarding schools across the nation; and

- a 100% interest in Carantin & Co. Inc., which provides direct marketing support services to its clients.

      You should read the following information with our fiscal 1998 consolidated financial statements, including the accompanying notes.

      Our business tends to be seasonal, with peak revenues and profits generally occurring in the second and fourth quarters of each year. The results for 1998, 1997 and 1996 reflect these seasonal patterns.

      RECENT EVENTS

      On March 9, 1999, the Board of Directors elected Kathryn L. Munro and Myrta J. Pulliam as new directors.

      On January 22, 1999, Dan Quayle resigned from our Board of Directors to concentrate on his campaign for the Republican United States Presidential nomination.

      On January 20, 1999, Eugene S. Pulliam, Publisher of The Star and The News in Indianapolis, and executive vice president and director of CNI, died at the age of 84.

      On December 16, 1998, we acquired 100% of Carantin & Co. Inc, a Phoenix-based company that provides direct marketing support services to its clients.

      On December 8, 1998, our Board of Directors declared a two-for-one split of the Class A and Class B Common Stock. The Board also declared a dividend of $0.12 per share of its Class A Common Stock and $0.012 of its Class B Common Stock. The stock split and cash dividend were distributed on January 8, 1999 to shareholders of record as of the close of business on December 18, 1998. We have restated all shares and per share amounts in this Annual Report to reflect the impact of the stock split.

      In addition, on December 8, 1998, it was announced that Frank E. Russell would retire as Chairman of CNI at the end of the year. The board elected current President and Chief Executive Officer Louis A. Weil as chairman of the Company effective December 31, 1998.

      On October 23, 1998, we repurchased 5,000,000 shares of Class A Common Stock from the Nina Mason Pulliam Charitable Trust at $30 per share (plus interest from September 16, 1998), or a total of $150.8 million. In addition, in November 1998, we repurchased 3,000,000 shares of Class A Common Stock from the Charitable Trust at $33.50 per share, or a total of $100.5 million. We financed these repurchases with a $300 million revolving credit facility consisting of a $200 million five-year facility and a $100 million 365-day revolving credit facility. We may use the credit facility for general corporate purposes, including the repurchase of Common Stock.

      In December 1997, the Board of Directors authorized additional repurchases of up to $100 million of our Class A Common Stock over a three-year period. We may purchase the shares on the open market or in privately negotiated transactions. We have repurchased a total of 2,039,660 shares under this authorization through December 27, 1998 at a total cost of about $65.5 million. These numbers do not include the stock repurchase described in the previous paragraph.

      In October 1997, we acquired an 80% interest in Homebuyer's Fair, Inc., which provides internet-based services and information for people who are moving and for corporations that are relocating employees. In September 1998, Homebuyer's Fair acquired 100% of National School Reporting Services, Inc., which provides internet-based information regarding schools across the nation. As a result of the transaction, we now own 89% of the combined entity, with an option to purchase the remaining 11% on or after December 31, 2001.

      See Note 3 of the Notes to Consolidated Financial Statements for additional information regarding Common Stock repurchases and acquisitions.

      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- (Continued)

      RESULTS OF OPERATIONS

      We achieved our fifth consecutive year of record revenues and profits in 1998. The following table summarizes our operating income, net income, and earnings per share for 1998, 1997, and 1996:

(In millions, except share data)           Fiscal Year Ended (1)                    Excluding Special Charges
                                 -------------------------------------       --------------------------------------
                                   1998           1997           1996           1998           1997           1996
-------------------------------------------------------------------------------------------------------------------
Operating Income                $  152.6       $  141.0       $   99.9       $  154.0       $  151.0       $  105.4
-------------------------------------------------------------------------------------------------------------------
Net Income                          88.5           81.5           61.5           89.4           87.4           64.8
-------------------------------------------------------------------------------------------------------------------
Basic EPS                           1.83           1.58           1.16           1.84           1.70           1.22
-------------------------------------------------------------------------------------------------------------------
Diluted EPS                         1.78           1.54           1.14           1.79           1.65           1.20
-------------------------------------------------------------------------------------------------------------------

(1) All three years included work force reduction and/or asset impairment costs ("special charges") that decreased earnings.

Net income in 1998 (excluding special charges) increased 2.3% over 1997 primarily due to:

-     a 3.9% increase in advertising revenue;

- other revenue growth of 25.8% from increased online, direct marketing, job fairs, and specialty publication revenue;

- effective cost control which resulted in only a 1.6% increase in compensation expense and a 1.5% increase in newsprint consumption;

-     our average newsprint cost per ton increasing only 5.6%; and

- other operating costs increasing 10.6% as detailed below under operating expenses.

      OPERATING REVENUE

      Our major sources of operating revenue are derived principally from advertising and newspaper copy sales. Advertising currently accounts for about 75% of our consolidated revenue. Circulation revenue from the sale of newspaper copies accounts for approximately 20%. The remaining 5% is derived from other revenue sources such as online, database marketing, job fair revenue and special publications. The following table summarizes our operating revenue for the 1998, 1997, and 1996 fiscal years:

(In millions)                        Fiscal Year Ended                   1998-1997     1997-1996
                          -------------------------------------          ---------     ---------
                           1998            1997            1996          % change      % change
-----------------------------------------------------------------------------------------------
Advertising              $562.4          $541.3          $479.5             3.9          12.9
-----------------------------------------------------------------------------------------------
Circulation               150.4           143.1           134.1             5.1           6.7
-----------------------------------------------------------------------------------------------
Other                      39.8            31.7             6.7            25.8         372.2
-----------------------------------------------------------------------------------------------
TOTAL OPERATING
REVENUE                  $752.6          $716.1          $620.3             5.1          15.4
-----------------------------------------------------------------------------------------------

      Gains in advertising revenue primarily resulted from increases in advertising linage (column inches of printed material that has appeared in the newspaper) and rates. Advertising rates were adjusted at varying times throughout the year and in varying amounts based on local market conditions for each type of advertising category. Our major market linage was as follows:

(In thousands)        Full run linage in six column inches (1)       1998-1997     1997-1996
                      ----------------------------------------       ---------     ---------
                          1998          1997           1996           % change     % change
--------------------------------------------------------------------------------------------
BY CATEGORY:
Retail                  2,776.6        2,679.8        2,507.2            3.6          6.9
--------------------------------------------------------------------------------------------
National                  469.9          460.2          325.4            2.1         41.4
--------------------------------------------------------------------------------------------
Classified              3,134.0        3,110.8        2,817.6            0.8         10.4
--------------------------------------------------------------------------------------------
 TOTAL                  6,380.5        6,250.8        5,650.2            2.1         10.6
--------------------------------------------------------------------------------------------

BY MAJOR MARKET:
Phoenix                 2,904.4        2,828.9        2,668.6            2.7          6.0
--------------------------------------------------------------------------------------------
Indianapolis            3,476.1        3,421.9        2,981.6            1.6         14.8
--------------------------------------------------------------------------------------------
 TOTAL                  6,380.5        6,250.8        5,650.2            2.1         10.6
--------------------------------------------------------------------------------------------

(1) For comparability, linage statistics for 1998, 1997 and 1996 exclude linage of The Phoenix Gazette, which ceased publication in January 1997.

      Advertising revenue in 1998 improved by $21.1 million, or 3.9%, from 1997 on a 2.1% increase in full-run run-of-paper ("ROP") linage. Advertising revenue in 1997 increased 12.9% from 1996 on a 10.6% increase in full-run ROP linage. The 1998 advertising revenue increase primarily resulted from gains in classified recruitment in both major markets and retail gains in the Phoenix market.

      Circulation revenue for 1998, 1997 and 1996 was $150.4 million, $143.1 million and $134.1 million, respectively, for increases of 5.1% for the 1998 period and 6.7% for the 1997 period. The increase in 1998 and 1997 resulted primarily from a circulation distribution system change in Indianapolis, which began in 1997 (resulting in a revenue increase of $4.3 million in 1998 and $10.7 million in 1997). A March 1998 increase in the home-delivered price of The Arizona Republic and a new tiered pricing structure based on subscription term launched in Indianapolis in February 1998 also contributed to the revenue gain. The closure of The Phoenix Gazette in January 1997 did not have a significant impact on revenues because The Arizona Republic gains in daily circulation were greater than Gazette losses. The combined average daily and Sunday circulation for Phoenix and Indianapolis were:

                                                      Fiscal Year Ended              1998-1997     1997-1996
                                                      -----------------              ---------     ---------
                                             1998           1997           1996      % change      % change
------------------------------------------------------------------------------------------------------------
COMBINED AVERAGE DAILY CIRCULATION:
Phoenix                                    467,276        460,184        455,131        1.5           1.1
------------------------------------------------------------------------------------------------------------
Indianapolis                               267,985        271,712        285,355       (1.4)         (4.8)
------------------------------------------------------------------------------------------------------------

SUNDAY AVERAGE CIRCULATION:
Phoenix                                    585,890        583,288        583,162        0.5            --
------------------------------------------------------------------------------------------------------------
Indianapolis                               390,479        391,727        402,884        (.3)          (2.8)
------------------------------------------------------------------------------------------------------------


      Other revenue increased $8.2 million in 1998, or 25.8%, due to revenue gains from online, direct marketing, job fairs and specialty publications.

      OPERATING EXPENSES

      Our operating expenses fall into four main categories. Compensation expense, which includes fringe benefits, currently accounts for about 41% of our total costs. Newsprint and ink account for about 19% and other operating costs about 33% of total costs. Depreciation and amortization account for the remainder, which is about 7%. The following table summarizes our costs (excluding special charges) for the 1998, 1997, and 1996 fiscal years:

(In millions)                               Fiscal year Ended                1998-1997      1997-1996
                                  ----------------------------------         ---------      ---------
                                    1998          1997          1996         % change       % change
-----------------------------------------------------------------------------------------------------
Compensation                      $ 243.6       $ 239.8       $ 228.3           1.6            5.0
-----------------------------------------------------------------------------------------------------
Newsprint and Ink                   112.9         105.5         113.2           7.1           (6.8)
-----------------------------------------------------------------------------------------------------
Other Operating Costs               196.8         177.8         137.9          10.6           29.0
-----------------------------------------------------------------------------------------------------
Depreciation and
Amortization                         45.4          42.0          35.5           8.1           18.3
-----------------------------------------------------------------------------------------------------
TOTAL COSTS                       $ 598.7       $ 565.1       $ 514.9           6.0            9.8
=====================================================================================================

(excluding special charges)

      Compensation costs, which include payroll and fringe benefits, increased 1.6% to $243.6 million in 1998 and 5.0% to $239.8 million in 1997. Headcount for 1998 compared with 1997 decreased approximately 2.1% primarily because the Indianapolis circulation distribution system changed from a carrier-based distribution arrangement to an agency-based work force. Increases in compensation costs resulted from merit increases and an increase in employee benefits primarily related to a rise in health care costs. The Indianapolis circulation distribution system change and the closure of The Phoenix Gazette in January 1997 accounted for a 3.7% reduction in headcount in 1997 compared to 1996.

      Newsprint and ink expense increased 7.1% to $112.9 million in 1998 and decreased 6.8% to $105.5 million in 1997. The 1998 increase in newsprint expense was due to a 1.5% increase in newsprint consumption and a 5.6% increase in the average cost per ton of newsprint consumed. Increases in newsprint consumption primarily resulted from higher advertising linage in both major markets and product enhancements in Indianapolis. The 1997 newsprint expense reduction from 1996 primarily resulted from decreasing prices.

      Other operating costs for 1998, 1997, and 1996 were $196.8 million, $177.8 million and $137.9 million, respectively, representing a 1998 increase of 10.6% and a 1997 increase of 29.0%. Major items contributing to the 1998 increase included:

- a change in the circulation delivery system in Indianapolis which began in 1997 and increased 1998 expense by $6.3 million and 1997 expense by $11.0 million;

- costs associated with outside printing of inserts and special publications;

-     promotional/marketing programs in both major markets;

-     higher Arizona Republic delivery costs;

-     increased bad debt expense; and

-     expenses related to the Westech job fair business.

In addition to the increase resulting from the change in the circulation delivery system in 1997, other items contributing to the 1997 versus 1996 increase included operating expenses associated with computer system design enhancements, increased delivery cost of The Arizona Republic, and a new promotional program in Phoenix.

      Depreciation and amortization expense was $45.4 million, $42.0 million, and $35.5 million for 1998, 1997, and 1996, respectively. The 1998 increase was primarily due to information technology projects in Phoenix and pagination and remodeling projects in Indianapolis. The 1997 increase resulted from a new office building and client server computer system in Phoenix, new distribution centers and inserting equipment at both major locations, and amortization of goodwill associated with the acquisitions.

      During 1998, we recognized asset impairment costs of $0.5 million representing the cost of exiting buildings in Muncie, Indiana, including site demolition and asset write-offs. In 1996, we recognized asset impairment costs for a Phoenix office building held for sale and a charge for the premature retirement of a Phoenix conveyor system. These losses were recorded using the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

      We recorded work force reduction costs in all three years. In 1998, $0.8 million in costs primarily related to transportation and state circulation work force reductions of 20 individuals in Indianapolis were recorded. In 1997, $10.0 million in work force reduction costs were recorded. Approximately $4.2 million of these costs resulted from the closure of The Phoenix Gazette where approximately 85 positions were eliminated. The balance of the costs related to composing room and transportation work force reductions of 40 individuals and the conversion from the carrier-based work force to an agent-based circulation arrangement, both in Indianapolis. The 1996 amount relates primarily to voluntary early retirement programs in Indianapolis and work force reduction costs related to the consolidation of the Muncie, Indiana subsidiary's morning and evening newspapers.

      NON-OPERATING ITEMS

      Other non-operating income (primarily investment income) was $4.5 million, $4.3 million, and $5.5 million for 1998, 1997, and 1996, respectively. This income is primarily interest and dividends on available investable cash. Reductions from the 1996 level result from increased cash requirements for acquisitions and repurchases of common stock in 1998 and 1997. Other non-operating expenses were $4.1 million, $2.2 million, and $1.5 million for 1998, 1997, and 1996, respectively. The 1998 increase of $2.0 million primarily resulted from an increase in interest expense related to higher debt levels associated with the purchase of Class A Common Stock from the Nina Mason Pulliam Charitable Trust in the last quarter of 1998, as described more fully in the "Recent Events" section above.

      Income tax expense for 1998, 1997 and 1996 was $63.1 million, $58.8 million and $42.4 million, respectively, reflecting effective tax rates of 41.3%, 41.1% and 40.8%, respectively. The increase in the effective tax rates was the result of non-tax deductible goodwill associated with acquisitions offset, in part, by tax benefits from filing a consolidated state income tax return in Arizona.

      EQUITY IN AFFILIATE

      Our investment in Ponderay is accounted for using the equity method, which reflects our share of Ponderay's net income or loss. Ponderay's operating results include interest expense on its long-term debt. Equity income (loss) from Affiliate, net of tax, was $1.0 million, $(0.3) million and $1.7 million in 1998, 1997, and 1996, respectively. These changes were mostly attributable to fluctuations in newsprint prices realized by Ponderay over the respective periods. We do not anticipate making additional cash investments in Ponderay during 1999. For further discussion see Note 8 to the 1998 Consolidated Financial Statements.

      LIQUIDITY AND CAPITAL RESOURCES

      Net cash provided by operating activities is our primary source of liquidity. Net cash provided by operating activities for 1998, 1997, and 1996 was $133.5 million, $153.8 million and $122.0 million, respectively. Net cash provided by operating activities, excluding the effects of net proceeds from (or purchases of) trading securities for 1998, 1997, and 1996 was $134.9 million, $142.2 million and $81.3 million, respectively. Changes between all years were primarily attributable to increases in earnings and/or changes in working capital. The principal uses of cash in 1998 and 1997 were the repurchases of Class A Common Stock, capital expenditures, acquisitions, the payment of dividends, and repayment of short-term debt. As of December 27, 1998, our available cash and cash equivalents and investments totaled $37.4 million, down $11.0 million from the end of 1997. Working capital for the same period was $13.1 million, down $51.6 million from $64.7 million at December 28, 1997 due primarily to the use of the credit facility for the repurchase of Class A Common Stock.

      Total capital expenditures for 1998 were $34.8 million compared with $25.1 million for the comparable 1997 period. We plan approximately $32 million of capital expenditures in 1999. As of December 27, 1998, we had no significant formal commitments related to future capital expenditures.

      See "Recent Events" above for information regarding Common Stock purchases and acquisitions.

      The Board of Directors declared dividends of $0.45 per share on the Class A Common Stock and $0.045 on the Class B Common Stock during 1998. Total Class A and B dividends paid during 1998 were $21.8 million.

      We have demonstrated a consistent ability to generate net cash flow from operations. Management believes that existing cash and investments, net cash flows from operations and currently available bank credit resources are sufficient to enable us to maintain our current level of operations. We expect financing for future investing opportunities to come from a combination of existing cash, new debt facilities, and/or the use of equity.

      INFLATION AND CHANGING PRICES

      Over the past several years, the impact of inflation on our operations has become less significant because of lower overall inflation rates. However, we and the newspaper industry as a whole have experienced wide fluctuations in newsprint pricing. Variations in newsprint pricing can have a significant impact on earnings for any given year. We have attempted to offset newsprint price increases through the conservation of newsprint and through increased advertising and circulation rates.

      NEW ACCOUNTING STANDARDS

      In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which established new standards in reporting earnings per share. This standard is effective for reporting periods ending after December 15, 1997, including interim periods, and therefore has been adopted in this report by us. Earnings per share amounts for all prior periods have been restated.

      YEAR 2000

      Our Year 2000 project is on schedule to meet its objectives. We have developed a comprehensive program to identify, evaluate, test, upgrade, or replace each of our computer and non-computer based systems in connection with Year 2000 readiness. We have devoted significant resources to the program, including the development of a Year 2000 project team, which reports to senior management on a regular basis, and the construction of a test environment dedicated to the Year 2000 testing process. The Chief Information Officer reports progress at every regularly scheduled Board of Directors meeting and on a weekly basis to our Operating Committee.

      We have been actively implementing new systems and technology since 1995 for reasons unrelated to Year 2000, and these actions have resulted in a number of our major information technology systems becoming Year 2000 compliant.

      The discovery phase of our program has been completed and we have performed several review audits to ensure that all susceptible systems have been identified, including client server, desktop, and all systems with embedded computer chips. All desktop systems, application software, and servers have been updated to a compliant level and all database modules are in the process of being upgraded. We completed the remediation and testing phase for the embedded computer chip systems in December 1998. The testing phase of the project is proceeding and we have completed testing of all significant systems.

      We have requested letters of compliance from each of our vendors and, wherever possible, we have worked with our vendors to determine an appropriate testing and compliance process. This process was completed in December 1998. During early 1999, we anticipate using a third party auditor to review the project. In addition, certain employees have attended a number of Year 2000 training programs and outside consultants have been hired when necessary.

      Total costs associated with our Year 2000 project are estimated to be approximately $8.5 million, of which approximately $6.5 million was incurred in 1998 with the remainder to be incurred in 1999.

      Despite the efforts described above, we could potentially experience a disruption in our operations as a result of potential non-compliance of certain vendors, financial institutions, governmental agencies or other third parties or external systems. This disruption could potentially affect various aspects of our business operations including the timeliness and content of certain newspapers or online products. At this time, we are unable to determine whether the consequences of Year 2000 failures would have a material impact on our results of operations, liquidity or financial condition.

      In an effort to minimize any disruption, we are in the process of creating a comprehensive contingency plan to address potential Year 2000 scenarios. Such plans include maintaining an inventory of critical supplies such as newsprint, ink, and other consumables for at least a 30-45 day production cycle as well as creating a smaller newspaper product designed to maximize advertising content.

      OUTLOOK FOR 1999

      As we look ahead, we foresee continued growth in advertising revenue in 1999, with likely increases in the low to mid-single digits. Factoring in the Indianapolis circulation system change in 1998 and circulation gains anticipated in Phoenix in 1999, we expect circulation revenue to increase at a low single digit rate as well. We expect the cost of newsprint, the second largest expense item, to be about the same as 1998. We expect non-newsprint operating expenses to increase at a rate comparable with revenue growth. As a result, we expect diluted earnings per share to increase in 1999. We plan to use our substantial free cash flow to reduce our debt while continuing to consider additional share repurchases and other investment opportunities in 1999.

      MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The Company's management is responsible for the preparation and content of the consolidated financial statements and other financial information in this annual report. The financial statements have been prepared in conformity with generally accepted accounting principles and include some amounts that must be based on management's estimates and judgments.

      The Company's management maintains an accounting system and related internal controls designed to provide reasonable assurance that there is proper authorization and accounting for all transactions, that financial records are reliable for preparing financial statements and that assets are safeguarded against loss or unauthorized use. This system is supported by written policies and guidelines and the selection and training of qualified personnel.

      PricewaterhouseCoopers LLP, independent accountants, has been appointed by the Board of Directors, to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Central Newspapers, Inc. Their report appears below.

      The Audit Committee of our Board of Directors is comprised of three outside directors. The Audit Committee meets periodically with management and the independent accountants to discuss accounting, financial reporting, auditing and internal control matters. The Audit Committee reviews the Company's financial reports and accounting practices to confirm they are appropriate in the circumstances. The independent accountants have direct and private access to the Audit Committee.



      /s/ Louis A. Weil III             /s/ Thomas K. MacGillivray


      Louis A. Weil III                 Thomas K. MacGillivray
      President and                     Vice President and
      Chief Executive Officer           Chief Financial Officer


--------------------------------------------------------------------------------

      REPORT OF INDEPENDENT ACCOUNTANTS
      TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CENTRAL NEWSPAPERS, INC.

      In our opinion, the accompanying consolidated statement of financial position and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Central Newspapers, Inc. and its subsidiaries at December 27, 1998 and December 28, 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements of Central Newspapers, Inc. for the year ended December 29, 1996, prior to restatement of earnings per share for the adoption of Statement of Financial Accounting Standard No. 128, were audited by other independent accountants whose report dated February 3, 1997 expressed an unqualified opinion on those financial statements. We have audited the adjustments that were applied to restate the 1996 earnings per share. In our opinion, such adjustments are appropriate and have been properly applied to the 1996 financial statements.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Phoenix, Arizona
January 29, 1999

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                                                                   DEC. 27         Dec. 28
(In thousands)                                                       1998           1997
-------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                      $ 24,774       $ 36,924
-------------------------------------------------------------------------------------------
    Marketable securities                                            12,636         11,524
-------------------------------------------------------------------------------------------
    Accounts receivable
-------------------------------------------------------------------------------------------
    (net of allowances of $2,602 and $2,959)                         90,858         89,707
-------------------------------------------------------------------------------------------
    Inventories                                                      11,841         10,320
-------------------------------------------------------------------------------------------
    Deferred income taxes                                             8,430          7,919
-------------------------------------------------------------------------------------------
    Other current assets                                             11,253          5,712
-------------------------------------------------------------------------------------------

            Total current assets                                    159,792        162,106
==========================================================================================


PROPERTY, PLANT AND EQUIPMENT:
    Land                                                             18,985         18,616
-------------------------------------------------------------------------------------------
    Buildings and improvements                                      135,725        122,409
-------------------------------------------------------------------------------------------
    Leasehold improvements                                              687          4,412
-------------------------------------------------------------------------------------------
    Machinery and equipment                                         407,211        383,626
-------------------------------------------------------------------------------------------
    Construction in progress                                          8,237          8,071
-------------------------------------------------------------------------------------------

                                                                    570,845        537,134
     Less accumulated depreciation                                  287,136        250,451
-------------------------------------------------------------------------------------------

                                                                    283,709        286,683
==========================================================================================

OTHER ASSETS:
    Land held for development                                         5,229          3,116
-------------------------------------------------------------------------------------------
    Goodwill and other intangibles                                  127,349        122,729
-------------------------------------------------------------------------------------------
    Investment in Affiliate                                           9,848          8,321
-------------------------------------------------------------------------------------------
    Other                                                            43,432         31,356
-------------------------------------------------------------------------------------------

                                                                    185,858        165,522
-------------------------------------------------------------------------------------------


TOTAL ASSETS                                                       $629,359       $614,311
==========================================================================================


See accompanying notes to consolidated financial statements.

                                            LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                            DEC. 27           Dec. 28
(In thousands, except share data)                                            1998               1997
-------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
-------------------------------------------------------------------------------------------------------
   Accounts payable                                                       $  23,088          $  19,672
-------------------------------------------------------------------------------------------------------
   Short-term bank debt                                                      52,072             10,000
-------------------------------------------------------------------------------------------------------
   Accrued compensation                                                      19,305             20,061
-------------------------------------------------------------------------------------------------------
   Dividends payable                                                          5,217              5,613
-------------------------------------------------------------------------------------------------------
   Accrued expenses and other liabilities                                    18,208             16,825
-------------------------------------------------------------------------------------------------------
   Federal and state income taxes                                                                1,578
-------------------------------------------------------------------------------------------------------
   Deferred revenue                                                          28,789             23,618
-------------------------------------------------------------------------------------------------------

      Total current liabilities                                             146,679             97,367
-------------------------------------------------------------------------------------------------------

DEFERRED INCOME TAXES                                                        26,703             26,882
-------------------------------------------------------------------------------------------------------

LONG-TERM DEBT                                                              200,025
-------------------------------------------------------------------------------------------------------

POSTRETIREMENT AND OTHER NONCURRENT LIABILITIES                              91,001             86,997
-------------------------------------------------------------------------------------------------------

MINORITY INTERESTS IN SUBSIDIARIES                                            2,868              1,866
-------------------------------------------------------------------------------------------------------

REDEEMABLE PREFERRED STOCK ISSUED BY SUBSIDIARY                              18,920             18,920
-------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY:
   Preferred stock -- issuable in series:
      Authorized -- 25,000,000 shares Issued -- none
   Class A Common Stock --  without par value:
      Authorized -- 150,000,000 shares
      Issued and outstanding  -- 34,446,180 and 44,035,252 shares            30,937             29,934
-------------------------------------------------------------------------------------------------------
   Class B Common Stock -- without par value:
      Authorized -- 130,000,000 shares
      Issued and outstanding -- 62,691,000 shares                                63                 63
-------------------------------------------------------------------------------------------------------
Retained earnings                                                           112,104            352,531
-------------------------------------------------------------------------------------------------------
Unamortized value of restricted stock                                        (1,407)            (1,924)
-------------------------------------------------------------------------------------------------------
Unrealized gain on available-for-sale securities                              1,466              1,675
-------------------------------------------------------------------------------------------------------

                                                                            143,163            382,279
-------------------------------------------------------------------------------------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $ 629,359          $ 614,311
======================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

For the Year Ended:                                            DEC. 27          Dec. 28           Dec. 29
(In thousands, except per share data)                            1998             1997             1996
---------------------------------------------------------------------------------------------------------
OPERATING REVENUES:

Advertising                                                   $ 562,408        $ 541,311        $ 479,474
---------------------------------------------------------------------------------------------------------
Circulation                                                     150,446          143,153          134,133
---------------------------------------------------------------------------------------------------------
Other                                                            39,836           31,673            6,708
---------------------------------------------------------------------------------------------------------
                                                                752,690          716,137          620,315
---------------------------------------------------------------------------------------------------------

OPERATING EXPENSES:

Compensation                                                    243,637          239,783          228,316
---------------------------------------------------------------------------------------------------------
Newsprint and ink                                               112,937          105,467          113,171
---------------------------------------------------------------------------------------------------------
Other operating costs                                           196,746          177,829          137,875
---------------------------------------------------------------------------------------------------------
Depreciation and amortization                                    45,418           42,022           35,528
---------------------------------------------------------------------------------------------------------
Work force reduction cost                                           854            9,999            1,340
---------------------------------------------------------------------------------------------------------
Asset impairment cost                                               525                             4,226
---------------------------------------------------------------------------------------------------------

                                                                600,117          575,100          520,456
---------------------------------------------------------------------------------------------------------


OPERATING INCOME                                                152,573          141,037           99,859

Other income (principally investment income)                      4,545            4,318            5,486
---------------------------------------------------------------------------------------------------------
Other expenses                                                   (4,117)          (2,166)          (1,477)
---------------------------------------------------------------------------------------------------------
Income before income taxes                                      153,001          143,189          103,868
---------------------------------------------------------------------------------------------------------
Provision for income taxes                                       63,125           58,797           42,431
---------------------------------------------------------------------------------------------------------
Income before minority interest and Equity in Affiliate          89,876           84,392           61,437
---------------------------------------------------------------------------------------------------------
Minority interests in subsidiaries                               (2,326)          (2,566)          (1,629)
---------------------------------------------------------------------------------------------------------
Equity in net earnings (loss) of Affiliate                          992             (331)           1,726
---------------------------------------------------------------------------------------------------------

Net income                                                    $  88,542        $  81,495        $  61,534
=========================================================================================================


NET INCOME PER COMMON SHARE:

Basic                                                         $    1.83        $    1.58        $    1.16
---------------------------------------------------------------------------------------------------------
Diluted                                                            1.78             1.54             1.14
---------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING:
(combined Class A and equivalent Class B shares)

Basic                                                            48,498           51,464           53,238
---------------------------------------------------------------------------------------------------------
Diluted                                                          49,880           52,946           54,076
---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                  CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                                                       UNREALIZED
                                                                                                        UNAMORTIZED      GAIN ON
                                                 CLASS A                    CLASS B                      VALUE OF       AVAILABLE
                                              COMMON STOCK               COMMON STOCK       RETAINED     RESTRICTED     FOR-SALE
(In thousands, except share data)         SHARES        AMOUNT        SHARES       AMOUNT    EARNINGS       STOCK       SECURITIES
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995           47,041,222      $18,967      63,106,000     $ 63     $338,436                      $ 1,275

Net income (52 weeks)                                                                         61,534
----------------------------------------------------------------------------------------------------------------------------------
Dividends declared:
         Class A Common Stock                                                                (16,856)
----------------------------------------------------------------------------------------------------------------------------------
         Class B Common Stock                                                                 (2,272)
----------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                 309,400        3,928
----------------------------------------------------------------------------------------------------------------------------------
Repurchase of Class A Common Stock       (980,200)        (539)                              (17,477)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of restricted stock              105,000        1,903                                              $(1,903)
----------------------------------------------------------------------------------------------------------------------------------
Amortization of restricted stock                                                                                276
----------------------------------------------------------------------------------------------------------------------------------
Change in unrealized gain on
   available-for-sale securities                                                                                              215
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 29, 1996           46,475,422      $24,259      63,106,000     $ 63     $363,365        $(1,627)      $ 1,490

Net income (52 weeks)                                                                         81,495
----------------------------------------------------------------------------------------------------------------------------------
Dividends declared:
         Class A Common Stock                                                                (17,866)
----------------------------------------------------------------------------------------------------------------------------------
         Class B Common Stock                                                                 (2,512)
----------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                 348,864        6,144
----------------------------------------------------------------------------------------------------------------------------------
Repurchase of Class A Common Stock     (2,864,534)      (1,600)                              (71,852)
----------------------------------------------------------------------------------------------------------------------------------
Repurchase of Class B Common Stock                                     (35,000)                  (99)
----------------------------------------------------------------------------------------------------------------------------------
Issuance of restricted stock               37,500        1,131                                               (1,131)
----------------------------------------------------------------------------------------------------------------------------------
Amortization of restricted stock                                                                                834
----------------------------------------------------------------------------------------------------------------------------------
Common stock conversion                    38,000                     (380,000)
----------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gain on
 available-for-sale securities                                                                                                185
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 28, 1997           44,035,252      $29,934      62,691,000     $ 63     $352,531       $ (1,924)      $ 1,675

Net income (52 weeks)                                                                         88,542
----------------------------------------------------------------------------------------------------------------------------------
Dividends declared:
         Class A Common Stock                                                                (18,543)
----------------------------------------------------------------------------------------------------------------------------------
         Class B Common Stock                                                                 (2,821)
----------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options                 431,088        8,913
----------------------------------------------------------------------------------------------------------------------------------
Repurchase of Class A Common Stock    (10,039,660)      (8,552)                             (307,605)
----------------------------------------------------------------------------------------------------------------------------------
Repurchase of Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
Issuance of restricted stock,
net of cancellations                       19,500          642                                                 (642)
----------------------------------------------------------------------------------------------------------------------------------
Amortization of restricted stock                                                                              1,159
----------------------------------------------------------------------------------------------------------------------------------
Change in net unrealized gain on
 available-for-sale securities                                                                                               (209)
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 27, 1998           34,446,180      $30,937      62,691,000     $ 63     $112,104       $ (1,407)       $1,466
=================================================================================================================================


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

52 WEEKS ENDED                                                    DEC. 27           Dec. 28        Dec. 29
(In thousands)                                                     1998             1997             1996
------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                   $  88,542        $  81,495        $  61,534
   ---------------------------------------------------------------------------------------------------------
Items which did not use (provide) cash:
   Depreciation and amortization                                   45,418           42,022           35,528
   ---------------------------------------------------------------------------------------------------------
   Postretirement and pension benefits                               (589)           6,593            2,050
   ---------------------------------------------------------------------------------------------------------
   Asset impairment cost                                              525                             4,226
   ---------------------------------------------------------------------------------------------------------
   Change in unrealized gain (loss) on trading securities             119               96              821
   ---------------------------------------------------------------------------------------------------------
   Minority interest in earnings of subsidiaries                    2,326            2,566            1,629
   ---------------------------------------------------------------------------------------------------------
   Equity loss (earnings) in Affiliate                               (992)             331           (1,864)
   ---------------------------------------------------------------------------------------------------------
   Deferred income taxes                                           (2,323)            (583)          (1,543)
   ---------------------------------------------------------------------------------------------------------
   Amortization of restricted stock awards                          1,159              834
   ---------------------------------------------------------------------------------------------------------
   Other                                                             (261)           1,465              634
------------------------------------------------------------------------------------------------------------
Change in current assets and liabilities:
   Net proceeds from (purchases of) trading securities             (1,454)          11,631           40,671
   ---------------------------------------------------------------------------------------------------------
   Accounts receivable                                              9,331            2,985          (26,320)
   ---------------------------------------------------------------------------------------------------------
   Inventories                                                     (1,521)          (1,409)           1,835
   ---------------------------------------------------------------------------------------------------------
   Other current assets                                            (6,116)          (1,826)           2,363
   ---------------------------------------------------------------------------------------------------------
   Accounts payable                                                (2,142)           1,606           (1,041)
   ---------------------------------------------------------------------------------------------------------
   Accrued compensation                                              (756)           2,935             (317)
   ---------------------------------------------------------------------------------------------------------
   Accrued expenses and other liabilities                           3,668              949           (1,617)
   ---------------------------------------------------------------------------------------------------------
   Federal and state income taxes                                  (3,199)          (1,905)           3,338
   ---------------------------------------------------------------------------------------------------------
   Deferred revenue                                                 1,759            4,038               88
   ---------------------------------------------------------------------------------------------------------

       Net cash provided by operating activities                  133,494          153,823          122,015
===========================================================================================================

INVESTING ACTIVITIES:
   Purchases of property plant and equipment                      (34,809)         (25,135)         (46,530)
   ---------------------------------------------------------------------------------------------------------
   Purchase of land held for development                           (2,113)
   ---------------------------------------------------------------------------------------------------------
   Proceeds from disposition of assets                                177              407            1,975
   ---------------------------------------------------------------------------------------------------------
   Purchases of available-for-sale securities                                                       (24,659)
   ---------------------------------------------------------------------------------------------------------
   Proceeds from available-for-sale securities                        283            2,057           62,243
   ---------------------------------------------------------------------------------------------------------
   Acquisitions (net of cash acquired)                             (9,244)         (44,219)         (60,509)
   ---------------------------------------------------------------------------------------------------------
   Other                                                           (8,932)          (3,816)          (5,557)
   ---------------------------------------------------------------------------------------------------------

       Net cash used by investing activities                      (54,638)         (70,706)         (73,037)
============================================================================================================

FINANCING ACTIVITIES:
   Cash dividends paid                                            (21,760)         (20,111)         (18,647)
   ---------------------------------------------------------------------------------------------------------
   Dividends paid to minority interest                             (1,324)          (1,159)            (989)
   ---------------------------------------------------------------------------------------------------------
   Proceeds from exercise of stock options                          8,913            3,279            2,882
   ---------------------------------------------------------------------------------------------------------
   Borrowings of short-term debt                                  207,000           39,400
   ---------------------------------------------------------------------------------------------------------
   Repayments of short-term debt                                 (165,000)         (29,400)
   ---------------------------------------------------------------------------------------------------------
   Borrowings of long-term debt                                   200,000
   ---------------------------------------------------------------------------------------------------------
   Repayments of long-term debt                                    (2,678)            (800)          (4,200)
   ---------------------------------------------------------------------------------------------------------
   Repurchase of common stock                                    (316,157)         (73,551)         (18,017)
   ---------------------------------------------------------------------------------------------------------

       Net cash used by financing activities                      (91,006)         (82,342)         (38,971)
============================================================================================================

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  (12,150)             775           10,007
------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD                      36,924           36,149           26,142
------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS END OF PERIOD                         $  24,774        $  36,924        $  36,149
------------------------------------------------------------------------------------------------------------


SUPPLEMENTAL CASH FLOW INFORMATION:
   Issuance by subsidiary of redeemable preferred stock
   in exchange for Class A common stock of subsidiary                            $  18,920
   ---------------------------------------------------------------------------------------------------------
   Income taxes paid                                            $  63,965           62,172        $  40,798
   ---------------------------------------------------------------------------------------------------------
   Interest paid                                                    1,717            1,706              615
   ---------------------------------------------------------------------------------------------------------
   Issuance of restricted stock                                       642              834              276
   ---------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

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

            Fiscal Year - The Company's fiscal year ends on the last Sunday of the calendar year. The fiscal years 1998, 1997 and 1996 included 52 weeks.

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

            Marketable Securities - Management determines the classification of its investments in debt and equity securities at the time of purchase. Securities classified as available-for-sale are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Securities classified as trading securities are carried at fair value with unrealized gains and losses reported in earnings. The cost of securities sold is based on the specific identification method. All marketable debt securities and preferred stock are classified as current assets. Certain available-for-sale equity securities are classified as noncurrent assets.

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

            Property, Plant and Equipment - Property, plant and equipment are carried at cost. Depreciation is computed using primarily the straight-line method based on the estimated useful lives of the assets. The principal estimated useful lives range from three to 15 years for machinery and equipment and 10 to 40 years for buildings and leasehold improvements.

            Investment in Affiliate - The Company uses the equity method of accounting for its 13.5% partnership interest in Ponderay Newsprint Company.

            Goodwill and Other Intangibles - Goodwill acquired before 1970 is not being amortized. Goodwill and other intangibles acquired after 1970 are being amortized on a straight-line basis over periods of 15 to 40 years. Amortization expense amounted to $5,507,000 in 1998, $4,945,000 in 1997 and $1,928,000 in 1996. Accumulated amortization was $11,184,000 and $9,130,000 at the end of 1998 and 1997, respectively.

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

            Net Income Per Common Share - Basic EPS is computed based upon the weighted average number of common shares outstanding in each year. The Class B common stock is included in the computation as if converted to Class A common stock at a ratio of 10 shares of Class B common stock to one share of Class A common stock.

            Diluted EPS includes the effect of stock options granted under the Company's Amended and Restated Stock Compensation Plan, calculated using the treasury stock method.

            On December 8, 1998, the Board of Directors declared a two-for-one split of the Class A and Class B common stock which was distributed on January 8, 1999 to shareholders of record as of the close of business on December 18, 1998. All shares and per share amounts presented herein, have been retroactively restated to reflect the impact of the split.

            Asset Impairment - The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," in the first quarter of 1996. The statement establishes accounting standards for recognizing and measuring impairment of long-lived assets, and requires reducing the carrying amount of any impaired assets to fair value.

            Reclassifications - Certain amounts in the financial statements have been reclassified to conform to the 1998 presentation.

NOTE 2 BASIC AND DILUTED EARNINGS PER SHARE

      The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations as required by SFAS No. 128, "Earnings Per Share":

                                                 1998             1997             1996
-----------------------------------------------------------------------------------------
(In thousands, except per share data)
BASIC EPS COMPUTATION:
   Numerator (Net income)                      $88,542          $81,495          $61,534
-----------------------------------------------------------------------------------------
   Denominator:
   Average Common Shares Outstanding            48,498           51,464           53,238
-----------------------------------------------------------------------------------------
   Basic EPS                                   $  1.83          $  1.58          $  1.16
-----------------------------------------------------------------------------------------

DILUTED EPS COMPUTATION:
   Numerator (Net income)                      $88,542          $81,495          $61,534
-----------------------------------------------------------------------------------------
   Denominator:
   Average Common Shares Outstanding            48,498           51,464           53,238
-----------------------------------------------------------------------------------------
   Stock Options                                 1,382            1,482              838
-----------------------------------------------------------------------------------------
   TOTAL                                        49,880           52,946           54,076
-----------------------------------------------------------------------------------------
   Diluted EPS                                 $  1.78          $  1.54          $  1.14
=========================================================================================


NOTE 3 ACQUISITIONS, REDEEMABLE PREFERRED STOCK AND STOCK REPURCHASES

            On October 23, 1998, pursuant to a September 21, 1998 agreement, we repurchased and retired 5,000,000 shares of Class A Common Stock from the Nina Mason Pulliam Charitable Trust at $30 per share (plus interest from September 16, 1998) for a total consideration of $150.8 million. In addition, in November 1998, we repurchased and retired 3,000,000 shares of our Class A Common Stock, pursuant to the exercise of an option from the Charitable Trust, at $33.50 per share for a total consideration of $100.5 million. These repurchases were financed with a $300 million revolving credit facility arranged by First Chicago Capital Markets, Inc. (a subsidiary of Bank One Corporation), and syndicated to a group of banks. This $300 million revolving credit facility, which closed on November 10, 1998 consists of a $200 million five-year and a $100 million 365-day revolving credit facility. The credit facility may be used for general corporate purposes, including the repurchase of common stock. Under the credit facility, we can choose among loans with interest rates based on either an Alternative Base Rate (fixed rate), an Adjusted LIBOR (floating rate), or a Competitive Bid (a floating rate loan based on bids solicited from the lenders) as those terms are defined in the credit agreement. We must maintain compliance with certain covenants under the terms of the credit facility.

            At our annual meeting of shareholders on May 15, 1998, our shareholders approved an increase in the number of authorized shares of Class A Common Stock from 75,000,000 to 150,000,000 shares and Class B Common Stock from 50,000,000 to 130,000,000 shares.

            In December 1997, the Board of Directors authorized additional repurchases of up to $100.0 million of our Class A Common Stock. The shares may be purchased within the subsequent three years on the open market or in privately negotiated transactions. We have repurchased and retired a total of 2,039,660 shares under this authorization through December 27, 1998 at a total cost of approximately $65.5 million. This authorization replaces the March 19, 1996, repurchase program under which we repurchased 1,490,000 shares of Class A Common Stock at a cost of approximately $33.2 million.

            In October 1997, we acquired an 80% interest in Homebuyer's Fair, Inc. which provides internet-based services and information for people who are moving and corporations that are relocating employees. In September 1998, Homebuyer's Fair acquired 100% of National School Reporting Services, Inc. which provides internet-based information related to schools across the nation. As a result of the transaction, we now own 89% of the combined entity, with an option to purchase the remaining 11% on or after December 31, 2001.


            In May 1997, we repurchased and retired an aggregate of 2,354,734 shares of Class A Common Stock from three non-profit organizations at a total cost of $58.6 million.

            In February 1997, the Company acquired 80% of the Santa Clara, California based Westech group of companies for $34,800,000. The transaction was recorded using purchase accounting. The group, which had 1997 sales of $32,200,000, includes Westech ExpoCorp., which organizes job fairs for the high-technology industry, High Technology Careers, which publishes High Technology Careers Magazine and Virtual Job Fair, an internet-based resume posting and research service, and JobsAmerica, which organizes job fairs for service industry positions. The transaction generated $32,400,000 of goodwill which is being amortized on a straight line basis over 15 years. In June 1997, Westech acquired the assets of Target Career Fairs, a Boston-based company that organizes job fairs for the high-technology industry in the eastern portion of the U.S., including the cities of Boston, Raleigh, Orlando, Philadelphia and St. Louis. Target had 1996 revenues of approximately $3,000,000. The Company has an option to purchase the remaining 20% of Westech.

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

            In March 1996, the Company acquired 100% of the outstanding common stock of McCormick and Company, Inc. ("McCormick"), the parent company of the Alexandria Daily Town Talk newspaper of Louisiana and McCormick Graphics, Inc., a commercial printing subsidiary. The purchase price of approximately $62,000,000 was paid entirely with cash. The amount of the purchase price allocated to goodwill was approximately $47,473,000 and is being amortized over forty years. Historical pro-forma results have not been presented for the acquisitions described above, as the results are immaterial.

NOTE 4 EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT OBLIGATIONS

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


      The Company's pension benefits and other postretirement benefits consisted of:

                                                                    PENSION BENEFITS             OTHER POSTRETIREMENT BENEFITS
                                                              --------------------------         -----------------------------
      (In Thousands)                                             1998              1997              1998              1997
      ------------------------------------------------------------------------------------------------------------------------
      CHANGE IN BENEFIT OBLIGATION
      Net benefit obligation at beginning of year             $ 234,556         $ 217,140         $  87,630         $  89,899
      ------------------------------------------------------------------------------------------------------------------------
        Service cost                                              6,918             6,572             3,056             3,185
      ------------------------------------------------------------------------------------------------------------------------
        Interest cost                                            16,983            16,437             5,738             6,092
      ------------------------------------------------------------------------------------------------------------------------
        Plan participants' contributions                            426               543               727               630
      ------------------------------------------------------------------------------------------------------------------------
        Plan amendments                                                                              (1,213)             (121)
      ------------------------------------------------------------------------------------------------------------------------
        Actuarial (gain) loss                                    15,668             9,536            (3,345)           (6,887)
      ------------------------------------------------------------------------------------------------------------------------
        Gross benefits paid                                     (16,173)          (15,672)           (5,509)           (5,168)
      ------------------------------------------------------------------------------------------------------------------------
      Net benefit obligation at end of year                   $ 258,378         $ 234,556         $  87,084         $  87,630
      ------------------------------------------------------------------------------------------------------------------------

      CHANGE IN PLAN ASSETS
        Fair value of plan assets
        at beginning of year                                  $ 279,735         $ 241,397
      ------------------------------------------------------------------------------------------------------------------------
        Actual return on plan assets                             44,033            53,467
      ------------------------------------------------------------------------------------------------------------------------
        Employer contributions                                    7,039                           $   4,782         $   4,538
      ------------------------------------------------------------------------------------------------------------------------
        Plan participant's contributions                            426               543               727               630
      ------------------------------------------------------------------------------------------------------------------------
        Gross benefits paid                                     (16,173)          (15,672)           (5,509)           (5,168)
      ------------------------------------------------------------------------------------------------------------------------
      Fair value of plan assets at end of year                $ 315,060         $ 279,735         $      --         $      --
      ------------------------------------------------------------------------------------------------------------------------

      Funded status at end of year                            $  56,682         $  45,179         $ (87,084)        $ (87,630)
      ------------------------------------------------------------------------------------------------------------------------
        Unrecognized net actuarial (gain) loss                  (47,465)          (39,559)           (1,903)            1,330
      ------------------------------------------------------------------------------------------------------------------------
        Unrecognized prior service cost                           2,348             2,792            (1,867)           (1,189)
      ------------------------------------------------------------------------------------------------------------------------
        Unrecognized net transition obligation (asset)           (3,698)           (4,981)
      ------------------------------------------------------------------------------------------------------------------------
      Net amount recognized at end of year                    $   7,867         $   3,431         $ (90,854)        $ (87,489)
      ========================================================================================================================

                                                                PENSION BENEFITS                  OTHER POSTRETIREMENT BENEFITS
                                                        -------------------------------        ----------------------------------
                                                        1998         1997         1996          1998          1997          1996
---------------------------------------------------------------------------------------------------------------------------------
      WEIGHTED-AVERAGE ASSUMPTIONS DECEMBER 31
         Discount rate                                  6.75%        7.25%        7.50%         6.75%         7.25%         7.50%
         Expected return on plan assets                 9.00%        9.00%        9.00%          N/A           N/A           N/A
         Rate of compensation increase                  4.00%        4.00%        4.00%         4.00%         4.00%         4.00%

            For measurement purposes, a 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5 percent for 2000 and remain at that level thereafter.

                                                              PENSION BENEFITS                  OTHER POSTRETIREMENT BENEFITS
                                                  ------------------------------------      ------------------------------------
      (In Thousands)                                 1998          1997          1996          1998          1997          1996
      --------------------------------------------------------------------------------------------------------------------------
      COMPONENTS OF NET PERIODIC BENEFIT COST
      Service cost                                $  6,918      $  6,572      $  6,861      $  3,056      $  3,185      $  2,859
      --------------------------------------------------------------------------------------------------------------------------
      Interest cost                                 16,983        16,437        14,575         5,738         6,092         5,974
      --------------------------------------------------------------------------------------------------------------------------
      Expected return on assets                    (20,447)      (18,587)      (17,144)
      --------------------------------------------------------------------------------------------------------------------------
      Amortization of:
      Transition obligation (asset)                 (1,283)       (1,283)       (1,283)
      --------------------------------------------------------------------------------------------------------------------------
      Prior service cost                               444           444           444          (478)       (1,947)       (1,927)
      --------------------------------------------------------------------------------------------------------------------------
      Actuarial (gain) loss                            (12)          (10)           39          (169)           38           128
      --------------------------------------------------------------------------------------------------------------------------
      Total net periodic benefit cost             $  2,603      $  3,573      $  3,492      $  8,147      $  7,368      $  7,034
      ==========================================================================================================================

            Other postretirement benefits include medical benefits for retirees and their spouses, retiree life insurance, and executive life insurance. Phoenix Newspapers, Inc. also provides dental and vision benefits for retirees and their spouses. In 1997, Phoenix Newspapers, Inc. amended its postretirement benefit plan to provide a Medicare Risk HMO option for their post-65 retirees.

            The company has a wage deferral plan qualified under Section 401 (k) of the Internal Revenue Code that covers all eligible employees. Company matching contributions to this plan were $4,488,000, $4,517,000 and $4,600,000 for 1998, 1997 and 1996, respectively.

            Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                          ONE PERCENTAGE POINT       ONE PERCENTAGE POINT
                                                 INCREASE                    DECREASE
-----------------------------------------------------------------------------------------
      Effect on total of service and
      interest cost components                 $ 1,206,502                $  (909,578)
      Effect on postretirement
      benefit obligation                       $ 9,372,676                $(7,166,507)


NOTES 5 WORK FORCE REDUCTION

            The Company has reduced its work force in response to The Phoenix Gazette closure, changes in distribution methods in Indianapolis, economic conditions, increasing costs and changes in technology. Early retirement incentive programs contributed to the staff reductions. Employees were offered early retirement benefits through a non-qualified supplemental retirement plan and those terminated due to job eliminations received severance payments. Work force reduction costs include retirement benefits, severance payments, carrier conversion incentives, agency signing bonuses and professional support. Work force reduction costs were $854,000, $9,999,000 and $1,340,000 for 1998, 1997 and 1996, respectively.

NOTE 6 INCOME TAXES

      The provision for income taxes, exclusive of tax effects from equity in earnings of Affiliate, consisted of:

      (In thousands)                             1998             1997             1996
      ------------------------------------------------------------------------------------
      STATE:
      Currently payable                        $ 12,075         $ 10,903         $  8,007
      ------------------------------------------------------------------------------------
      Deferred                                     (865)             (60)            (301)
      ------------------------------------------------------------------------------------
                                                 11,210           10,843            7,706
      FEDERAL:
      Currently payable                          53,373           48,477           35,967
      ------------------------------------------------------------------------------------
      Deferred                                   (1,458)            (523)          (1,242)
      ------------------------------------------------------------------------------------
                                                 51,915           47,954           34,725
      Provision for income taxes               $ 63,125         $ 58,797         $ 42,431
      ====================================================================================


      COMPONENTS OF NET DEFERRED INCOME TAX LIABILITY:

      (In thousands)                               1998             1997             1996
      ------------------------------------------------------------------------------------
      Depreciation                             $ 56,666         $ 57,796         $ 55,533
      ------------------------------------------------------------------------------------
      Pension                                     2,752            2,878            2,490
      ------------------------------------------------------------------------------------
      Other                                       1,526            1,933            1,647
      ------------------------------------------------------------------------------------
      Gross deferred tax liability               60,944           62,607           59,670
      ------------------------------------------------------------------------------------

      Post-retirement benefits                  (38,494)         (35,488)         (33,938)
      ------------------------------------------------------------------------------------
      Vacation                                   (3,769)          (3,767)          (3,995)
      ------------------------------------------------------------------------------------
      Other                                      (2,757)          (4,351)          (2,398)
      ------------------------------------------------------------------------------------
      Gross deferred tax asset                  (45,020)         (43,606)         (40,331)
      ------------------------------------------------------------------------------------

      Net deferred income tax liability        $ 15,924         $ 19,001         $ 19,339
      ===================================================================================


      RECONCILIATION OF THE U.S. FEDERAL STATUTORY TAX RATE TO THE EFFECTIVE TAX
      RATE:

      (In thousands)                              1998                     1997                   1996
      --------------------------------------------------------------------------------------------------------------
      Federal statutory tax rate                $53,550      35.0%      $50,116       35.0%      $36,354       35.0%
      --------------------------------------------------------------------------------------------------------------
      State taxes net of federal tax effect       7,286       4.8         7,048        5.0         5,009        4.8
      --------------------------------------------------------------------------------------------------------------
      Goodwill and other                          2,289       1.5         1,633        1.1         1,068        1.0
      --------------------------------------------------------------------------------------------------------------
      Provision for income taxes                $63,125      41.3%      $58,797       41.1%      $42,431       40.8%
      ==============================================================================================================

NOTE 7 INVENTORIES

            Newsprint inventory, valued at LIFO, amounted to $9,639,000 and $7,710,000 at the end of 1998 and 1997. If the FIFO inventory valuation method had been exclusively used for newsprint, the value would have been $5,627,000 and $5,139,000 higher, respectively. Other inventories, consisting primarily of newspaper production supplies, amounted to $2,202,000 and $2,610,000 at the end of 1998 and 1997.


NOTE 8 INVESTMENT IN AFFILIATE

            The Company, through its subsidiaries, has a 13.5% partnership interest in Ponderay Newsprint Company, which was formed to own a newsprint mill in the State of Washington. Under the terms of a loan agreement, the Company has guaranteed certain partnership bank debt in the amount of $16,875,000.

            The Company has committed to purchase for use in Phoenix the lesser of 13.5% of annual newsprint production or 28,400 metric tons on a "take if tendered" basis until the debt is repaid. Newsprint purchased from Ponderay amounted to $19,042,000 during 1998 and $23,735,000 during 1997.

      SUMMARIZED FINANCIAL DATA FOR AFFILIATE:


      (In thousands)                                             1998              1997              1996
      ------------------------------------------------------------------------------------------------------
      RESULTS OF OPERATIONS:
         Net sales                                             $ 144,776         $ 131,330         $ 160,979
      ------------------------------------------------------------------------------------------------------
         Net income (loss)                                        11,304            (4,040)           22,399
      ------------------------------------------------------------------------------------------------------
      FINANCIAL POSITION:
         Current assets                                        $  22,872         $  22,150         $  17,934
      ------------------------------------------------------------------------------------------------------
         Property and equipment, at cost -- net                  233,747           250,038           263,013
      ------------------------------------------------------------------------------------------------------
         Other assets                                              1,844             2,433             3,098
      ------------------------------------------------------------------------------------------------------
                                                               $ 258,463         $ 274,621         $ 284,045
      ======================================================================================================

         Current liabilities                                   $  34,194         $  29,018         $  18,336
      ------------------------------------------------------------------------------------------------------
         Long-term debt
         ($125 million guaranteed by partners)                   151,343           183,982           200,048
      ------------------------------------------------------------------------------------------------------
         Partners' capital                                        72,926            61,621            65,661
      ------------------------------------------------------------------------------------------------------
                                                               $ 258,463         $ 274,621         $ 284,045
      ------------------------------------------------------------------------------------------------------


      SUMMARY OF THE COMPANY'S INVESTMENT IN AFFILIATE:
      (In thousands)                                                1998              1997              1996
      ------------------------------------------------------------------------------------------------------
      Investment, beginning of year                            $   8,321         $   8,867         $   5,843
      ------------------------------------------------------------------------------------------------------
      Equity in partnership income (loss)                          1,527              (546)            3,024
      ------------------------------------------------------------------------------------------------------
      Investment, end of year                                  $   9,848         $   8,321         $   8,867
      ------------------------------------------------------------------------------------------------------

      EQUITY IN AFFILIATE:
      Equity in partnership income (loss)                      $   1,527         $    (546)        $   3,024
      ------------------------------------------------------------------------------------------------------
      Current income tax expense                                  (1,087)             (377)           (1,425)
      ------------------------------------------------------------------------------------------------------
      Deferred tax benefit                                           552               593               265
      ------------------------------------------------------------------------------------------------------
      Other                                                                             (1)             (138)
      ------------------------------------------------------------------------------------------------------
      Equity in net earnings (loss) of Affiliate               $     992         $    (331)        $   1,726
      ------------------------------------------------------------------------------------------------------

NOTE 9 SHORT-TERM BORROWINGS AND LONG-TERM DEBT

            In November 1998, the Company entered into a $100,000,000 unsecured, committed, 365 day credit agreement and a $200,000,000 unsecured, committed, five year credit agreement. Of such borrowings, $252,000,000 was drawn to fund the repurchase of stock. As of December 27, 1998, $52,000,000 remained outstanding on the 365 day revolving credit line, and all $200,000,000 remained outstanding on the five year facility both at annual interest rates approximating 5.5%. Compliance with certain covenants under the terms of the credit facilities must be maintained. As of December 27, 1998, the Company is in compliance with all such covenants.

            Included in 1997 accrued expenses and other liabilities is $2,678,000 relating to the 50-year 4.5% debentures due and paid December 1, 1998.

            Interest expense on these facilities and other debt amounted to $3,922,000 in 1998, $1,710,000 in 1997 and $618,000 in 1996. Such amounts are included in other expense.

NOTE 10 RENTAL EXPENSE AND LEASE COMMITMENTS

            Rental expense for 1998, 1997 and 1996 amounted to, $6,341,000, $5,532,000 and $5,000,000, respectively. Future obligations for minimum annual rentals under noncancelable long-term leases are not significant.

NOTE 11 CAPITAL STOCK AND STOCK COMPENSATION PLAN

            Class A common stock is entitled to 1/10 of a vote per share. The Class B common stock has one vote per share while its dividend and liquidation distributions are 1/10 of the amount of Class A common stock. Class B common stock may be converted into Class A common stock at a ratio of ten shares of Class B common stock for one share of Class A common stock. The Eugene C. Pulliam Trust ("Trust") owns Class B common stock which provides the Trust the majority voting control of the Company. At December 27, 1998, the Company has reserved 4,350,486 shares of Class A common stock for issuance under its Stock Compensation Plan, 1,000,000 shares for issuance under its 401(k) plan and 6,269,100 shares for issuance upon conversion of Class B common stock.

      DIVIDENDS DECLARED PER SHARE:           1998             1997             1996
      ---------------------------------------------------------------------------------
      Class A common stock                 $     .45        $     .40        $     .36
      ---------------------------------------------------------------------------------
      Class B common stock                      .045             .040             .036
      ---------------------------------------------------------------------------------

            The Company's Stock Compensation Plan provides for the granting of stock options and the issuance of restricted stock grants to certain officers, key employees and members of the Board of Directors. Options issued under this plan are granted at prices determined by the Stock Option Committee of the Board of Directors but not less than fair market value on the date of the grant. Options granted may be incentive or non-qualified options with a term of 10 years. Options granted before December 25, 1995, and Board of Director member options are currently exercisable. Options granted in 1995 and prior to September 13, 1996, are exercisable three years from date of grant and options granted after September 13, 1996, become exercisable ratably over a three year period beginning on the first anniversary of the grant.

            The Company has historically accounted for employee stock compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation costs are recognized if options are granted at an exercise price equal to the current market value of the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," was adopted by the Company on January 1, 1996. As permitted by SFAS No. 123, the Company has elected to continue accounting for employee stock compensation under the APB No. 25 rules, but disclose pro forma results using SFAS No. 123's alternative accounting treatment, which calculates the total compensation expense to be recognized as the fair value of the award at the date of grant. The fair value of options granted in 1998, 1997 and 1996 was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions:

                                                         1998             1997             1996
      ----------------------------------------------------------------------------------------------
      Risk-free interest rates                              5.5%             6.2%        6.5 - 6.6%
      ----------------------------------------------------------------------------------------------
      Dividend yields                                       1.2%             1.2%             2.0%
      ----------------------------------------------------------------------------------------------
      Expected volatility                                    30%            29.0%            27.0%
      ----------------------------------------------------------------------------------------------
      Weighted average expected life of options         4 YEARS          4 years         4 - 6 years
      ----------------------------------------------------------------------------------------------
      Fair market value per share granted              $  11.72         $   7.12         $   5.21
      ----------------------------------------------------------------------------------------------


            Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effects on net income and earnings per share of this statement are as follows:

      (In thousands, except per share data)           1998              1997              1996
      -------------------------------------------------------------------------------------------
      NET INCOME:
      -------------------------------------------------------------------------------------------
         As reported                               $   88,542        $   81,495        $   61,534
      -------------------------------------------------------------------------------------------
         Pro forma                                     85,817            79,656            60,316
      -------------------------------------------------------------------------------------------
      EARNINGS PER SHARE:
         As reported
            Basic                                  $     1.83        $     1.58        $     1.16
      -------------------------------------------------------------------------------------------
            Diluted                                      1.78              1.54              1.14
      -------------------------------------------------------------------------------------------
            Pro forma
      -------------------------------------------------------------------------------------------
            Basic                                  $     1.77        $     1.55        $     1.14
      -------------------------------------------------------------------------------------------
            Diluted                                      1.72              1.51              1.12
      -------------------------------------------------------------------------------------------

THE FOLLOWING IS A SUMMARY OF THE STATUS OF THE COMPANY'S STOCK COMPENSATION PLAN AS OF AND FOR THE THREE YEARS ENDED DECEMBER 27, 1998:

                                                                                                        WEIGHTED AVERAGE
                                               SHARES RESERVED FOR GRANTS    SHARES UNDER OPTION         EXERCISE PRICE
      ------------------------------------------------------------------------------------------------------------------
      OUTSTANDING, DECEMBER 31, 1995                   5,606,200                   2,702,200                  $12.09
      ------------------------------------------------------------------------------------------------------------------
      Granted                                                                        678,000                   18.68
      ------------------------------------------------------------------------------------------------------------------
      Exercised                                         (309,400)                   (309,400)                   9.60
      ------------------------------------------------------------------------------------------------------------------
      Cancelled                                                                     (103,000)                  13.29
      ------------------------------------------------------------------------------------------------------------------
      Restricted Shares                                 (105,000)
      ------------------------------------------------------------------------------------------------------------------

      OUTSTANDING, DECEMBER 29, 1996                   5,191,800                   2,967,800                  $13.82
      ------------------------------------------------------------------------------------------------------------------
      Granted                                                                        247,950                   24.23
      ------------------------------------------------------------------------------------------------------------------
      Exercised                                         (353,226)                   (353,226)                  10.77
      ------------------------------------------------------------------------------------------------------------------
      Cancelled                                                                      (20,100)                  16.08
      ------------------------------------------------------------------------------------------------------------------
      Restricted shares,-net                             (37,500)

      OUTSTANDING, DECEMBER 28, 1997                   4,801,074                   2,842,424                  $15.09
      Granted                                                                        718,200                   36.00
      Exercised                                         (431,088)                   (431,088)                  12.46
      Cancelled                                                                      (34,504)                  23.22
      Restricted shares,-net                             (19,500)
      ------------------------------------------------------------------------------------------------------------------

      OUTSTANDING, DECEMBER 27, 1998                   4,350,486                   3,095,032                  $20.21
      ------------------------------------------------------------------------------------------------------------------

      THE FOLLOWING TABLE SUMMARIZES INFORMATION ABOUT STOCK OPTIONS OUTSTANDING AT DECEMBER 27, 1998:

                                                  OUTSTANDING                          EXERCISABLE
                                  -----------------------------------------       -----------------------
                                                                   WEIGHTED                      WEIGHTED
                                                                    AVERAGE                       AVERAGE
                                                   AVERAGE         EXERCISE                      EXERCISE
      EXERCISE  PRICE RANGE         SHARES        LIFE (A)            PRICE          SHARES         PRICE
      ------------------------------------------------------------------------------------------------------
       $  5.00  -  $  14.99      1,070,800            5.1          $  11.97       1,070,800       $ 11.98
       $ 15.00  -  $  24.99      1,289,532            7.4          $  18.11         861,514       $ 17.20
       $ 25.00  -  $  34.99          8,000            8.3          $  25.88           2,667       $ 25.88
       $ 35.00  -  $  44.99        726,700            9.2          $  36.00           6,000       $ 36.25
                                 ---------                                        ---------
                                 3,095,032            7.0          $  20.21       1,940,891       $ 19.89
       =====================================================================================================

      (a) Weighted average contractual life remaining in years

            The Company issued restricted stock grants to certain key executives who have a critical impact on the long-term performance of the Company. The Compensation Committee of the Board of Directors awarded 19,500, 38,500 and 105,000 shares of stock in 1998, 1997, and 1996 respectively, whereby transfer restrictions lapse at the end of five years from the award date or as early as three years upon achieving certain performance goals. On February 23, 1999, transfer restrictions lapsed on 76,000 shares of restricted stock granted in 1996. The restricted stock grants have all the rights of shareholders, including the right to receive dividends, except for conditions regarding transferability of shares or upon the termination of employment. Upon issuance of the shares, unearned compensation equivalent to the market value at the date of grant was recorded as unamortized value of restricted stock and is being charged to earnings over the period during which the restrictions lapse. During 1998, 1997 and 1996 compensation expense in the amount of $642,000, $834,000 and $276,00 respectively, has been recorded related to these restricted stock grants.

NOTE 12 FAIR VALUE OF FINANCIAL INSTRUMENTS

            The carrying amounts of the Company's financial instruments approximate the fair value. The Company has guaranteed $16,875,000 of Ponderay debt. The carrying value approximates the guaranteed amount.

NOTE 13 CONTINGENCIES

            There are various libel and other legal actions that have arisen in the normal course of business and are now pending against the Company. It is the opinion of management that final disposition of such litigation will not have any material adverse effect on the Company's financial position or results of operations.


      END OF SECTION

TEN-YEAR FINANCIAL HIGHLIGHTS
Data excludes special charges (a)

                                                                      Growth Rates
                                                           Compounded                Annual         DEC. 27         Dec. 28
                                                            10-Year      5-Year      1-Year          1998            1997
(In thousands, except share data)                           1988-98      1993-98     1997-98       52 WEEKS        52 Weeks
-----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS:
      Operating revenues                                       6.1%       10.0%       5.1%       $    752,690      $    716,137
                                                                                                 ----------------------------------
      Operating expenses                                       5.1%        8.4%       6.0%            598,738           565,101
                                                                                                 ----------------------------------
      Operating income                                        11.3%       18.1%       1.9%            153,952           151,036
                                                                                                 ----------------------------------
      Other income - net                                                                                  428             2,152
                                                                                                 ----------------------------------
      Income before income taxes                              10.1%       17.3%       0.8%       $    154,380      $    153,188
                                                                                                 ----------------------------------
      Income before minority interest
      and equity in Affiliate                                  9.3%       17.2%       0.4%       $     90,685      $     90,281
                                                                                                 ----------------------------------
      Income before cumulative effect
      of accounting change                                    10.1%       22.0%       2.3%       $     89,351      $     87,384
                                                                                                 ----------------------------------
      Cumulative effect of accounting change
      Net income (loss)                                       10.1%       22.0%       2.3%       $     89,351      $     87,384
                                                                                                 ----------------------------------

CASH FLOW DATA (B)
      Provided by operating activities (e)                    10.4%       12.5%     (15.9%)      $    134,304      $    159,712
                                                                                                 ----------------------------------
      Effect of trading securities                                                                      1,454           (11,631)
                                                                                                 ----------------------------------
      Capital spending                                         4.0%       18.1%      46.9%            (36,922)          (25,135)
                                                                                                 ----------------------------------
      Operating free cash flow                                14.9%       11.0%     (19.6%)      $     98,836      $    122,946
                                                                                                 ----------------------------------
      Dividends paid                                          10.0%       12.7%       8.2%       $     21,760      $     20,111
                                                                                                 ----------------------------------
      Earnings before interest, income taxes,
      depreciation and amortization
      ("EBITDA") (c)                                          11.5%       16.5%       3.3%       $    199,370      $    193,058
                                                                                                 ----------------------------------

CLASS A SHARE DATA AND OTHER SHARE INFORMATION:
      Basic income per share before
      cumulative effect of
      accounting changes                                      11.2%       24.3%       8.2%       $       1.84      $       1.70
                                                                                                 ----------------------------------
      Cumulative effect of accounting changes
      Basic income (loss) per share                           11.2%       24.3%       8.2%       $       1.84      $       1.70
                                                                                                 ----------------------------------
      Diluted income per share before
      Cumulative effect of accounting changes                 10.9%       23.7%       8.5%       $       1.79      $       1.65
                                                                                                 ----------------------------------
      Cumulative effect of accounting changes
      Diluted income (loss) per share                         10.9%       23.7%       8.5%       $       1.79      $       1.65
                                                                                                 ----------------------------------
      Dividends declared                                      11.4%       15.9%      12.5%       $       0.45      $       0.40
                                                                                                 ----------------------------------
      Book value per share at year-end                        (2.1%)      (8.4%)    (53.7%)      $       3.52      $       7.60
                                                                                                 ----------------------------------
      Market price per share at year-end                                  19.9%      (2.1%)      $     34.281      $     35.032
                                                                                                 ----------------------------------
      Class A common equivalent
      shares at year-end                                                                           40,715,280        50,304,352
                                                                                                 ----------------------------------
      Average shares outstanding used to
           calculate basic income (loss) per share (f)                                             48,498,158        51,463,474
                                                                                                 ----------------------------------
      Average shares outstanding used to
         calculate diluted income (loss) per share (f)                                             49,880,164        52,945,848
                                                                                                 ----------------------------------

BALANCE SHEET DATA:
      Total assets                                             6.9%        6.3%       2.4%       $    629,359      $    614,311
                                                                                                 ----------------------------------
      Working capital                                        (19.6%)     (36.6%)    (79.7%)            13,113            64,739
      Long-term debt                                                                                  200,025                 0
      Shareholders' equity                                    (4.6%)     (13.2%)    (62.6%)           143,163           382,279

RATIOS:
      Return on average
      shareholders' equity (d)                                                                          34.01%            22.70%
                                                                                                 ----------------------------------
      EBITDA as a percentage of
      operating revenues (c)                                                                            26.49%            26.96%
                                                                                                 ----------------------------------


                                                          Dec. 29              Dec. 31         Dec. 25
                                                           1996                 1995            1994
(In thousands, except share data)                        52 Weeks             53 Weeks        52 Weeks
----------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS:
      Operating revenues                                 $    620,315      $    579,901      $    519,702
                                                        --------------------------------------------------
      Operating expenses                                      514,890           490,682           436,908
                                                        --------------------------------------------------
      Operating income                                        105,425            89,219            82,794
                                                        --------------------------------------------------
      Other income - net                                        4,009             8,154             4,965
                                                        --------------------------------------------------
      Income before income taxes                         $    109,434      $     97,373      $     87,759
                                                        --------------------------------------------------
      Income before minority interest
      and equity in Affiliate                            $     64,732      $     57,977      $     52,037
                                                        --------------------------------------------------
      Income before cumulative effect
      of accounting change                               $     64,829      $     55,978      $     45,510
                                                        --------------------------------------------------
      Cumulative effect of accounting change
      Net income (loss)                                  $     64,829      $     55,978      $     45,510
                                                        --------------------------------------------------

CASH FLOW DATA (B)
      Provided by operating activities (e)               $    125,310      $     64,263      $     46,086
                                                        --------------------------------------------------
      Effect of trading securities                            (40,671)           17,630            45,682
                                                        --------------------------------------------------
      Capital spending                                        (46,530)          (58,676)          (23,256)
                                                        --------------------------------------------------
      Operating free cash flow                           $     38,109      $     23,217      $     68,512
                                                        --------------------------------------------------
      Dividends paid                                     $     18,647      $     15,724      $     13,308
                                                        --------------------------------------------------
      Earnings before interest, income taxes,
      depreciation and amortization
      ("EBITDA") (c)                                     $    140,953      $    117,706      $    109,433
                                                        --------------------------------------------------

CLASS A SHARE DATA AND OTHER SHARE INFORMATION:
      Basic income per share before
      cumulative effect of
      accounting changes                                 $       1.22      $       1.05     $       0.85
                                                        --------------------------------------------------
      Cumulative effect of accounting changes
      Basic income (loss) per share                      $       1.22      $       1.05     $       0.85
                                                        --------------------------------------------------
      Diluted income per share before
      Cumulative effect of accounting changes            $       1.20      $       1.04     $       0.85
                                                        --------------------------------------------------
      Cumulative effect of accounting changes
      Diluted income (loss) per share                    $       1.20      $       1.04     $       0.85
                                                        --------------------------------------------------
      Dividends declared                                 $       0.36      $       0.31     $       0.26
                                                        --------------------------------------------------
      Book value per share at year-end                   $       7.34      $       6.72     $       6.00
                                                        --------------------------------------------------
      Market price per share at year-end                 $     21.438      $     15.688     $      13.563
                                                        --------------------------------------------------
      Class A common equivalent
      shares at year-end                                   52,786,022        53,351,822        53,276,600
                                                        --------------------------------------------------
      Average shares outstanding used to
           calculate basic income (loss) per share (f)     53,238,272        53,302,014        53,242,266
                                                        --------------------------------------------------
      Average shares outstanding used to
         calculate diluted income (loss) per share (f)     54,075,428        53,737,944        53,649,978
                                                        --------------------------------------------------

BALANCE SHEET DATA:
      Total assets                                       $    586,972      $    547,204      $    500,444
                                                        --------------------------------------------------
      Working capital                                          92,323           137,818           132,907
      Long-term debt                                            2,678             2,678             2,678
      Shareholders' equity                                    387,550           358,741           319,762

RATIOS:
      Return on average
      shareholders' equity (d)                                  17.37%            16.50%            14.91%
                                                        --------------------------------------------------
      EBITDA as a percentage of
      operating revenues (c)                                    22.72%            20.30%            21.06%
                                                        --------------------------------------------------


This data was compiled from the consolidated financial statements of Central Newspapers, Inc. and Subsidiaries. The consolidated financial statements and related notes and discussions for the year ended December 27, 1998 should be read in order to obtain a better understanding of this data.


(a) The data excludes special charges which are costs associated with workforce reductions and asset impairments. Special charges were $1,379 in 1998, $9,999 in 1997, $5,566 in 1996, $3,328 in 1995, $7,064 in 1994,
      $1,491 in 1993, $3,572 in 1992, $3,281 in 1991 and $2,082 in 1990.

(b) Cash flows from investing and financing activities, which are not presented, are an integral part of total cash activities.

(c) EBITDA excludes the effects of non-operating income and the costs associated with asset impairments and workforce reduction costs. The use of EBITDA should not be construed as an alternative measure of the Company's income or cash flows from operating activities since EBITDA excludes significant costs of doing business.

(d) The return on average shareholders' equity is calculated using income before cumulative effect of accounting changes.

(e) Amounts for 1998, 1997, 1996, 1995 and 1994 include the effects of trading securities on cash flows provided by operating activities.

(f) See Note #1 for discussion on computation of number of shares used in computing earnings per share.

           Dec. 26            Dec. 27          Dec. 29           Dec. 30           Dec. 31
            1993               1992             1991              1990              1989
          52 Weeks           52 Weeks         52 Weeks          52 Weeks          53 Weeks
-------------------------------------------------------------------------------------------------
      $    466,567       $    433,600      $   420,351      $    431,659       $   436,228
-------------------------------------------------------------------------------------------------
           399,454            378,365          369,328           376,812           376,300
-------------------------------------------------------------------------------------------------
            67,113             55,235           51,023            54,847            59,928
-------------------------------------------------------------------------------------------------
             2,417              1,111            3,735             8,963             8,389
-------------------------------------------------------------------------------------------------
      $     69,530       $     56,346      $    54,758      $     63,810       $    68,317
-------------------------------------------------------------------------------------------------

      $     40,969       $     33,401      $    32,640      $     37,127       $    40,569
-------------------------------------------------------------------------------------------------

      $     33,006       $     25,476      $    27,858      $     29,495       $    38,467
-------------------------------------------------------------------------------------------------
                              (34,212)
      $     33,006       $     (8,736)     $    27,858      $     29,495       $    38,467
-------------------------------------------------------------------------------------------------


      $     74,610       $     69,752      $    57,742      $     60,177       $    65,924
-------------------------------------------------------------------------------------------------

           (16,049)           (26,175)         (82,067)          (50,178)          (27,208)
-------------------------------------------------------------------------------------------------
      $     58,561       $     43,577      $   (24,325)     $      9,999       $    38,716
-------------------------------------------------------------------------------------------------
      $     11,956       $     10,870      $    10,598      $     10,267       $    12,678
-------------------------------------------------------------------------------------------------


      $     92,923       $     76,884      $    68,357      $     70,749       $    74,836
-------------------------------------------------------------------------------------------------




      $       0.62       $      0.48       $      0.53      $       0.56       $     0.73
-------------------------------------------------------------------------------------------------
                         $     (0.65)
-------------------------------------------------------------------------------------------------
      $       0.62       $     (0.16)      $      0.53      $       0.56       $     0.73
-------------------------------------------------------------------------------------------------

      $       0.62       $      0.48       $      0.53      $       0.56       $     0.73
-------------------------------------------------------------------------------------------------
                         $     (0.65)
-------------------------------------------------------------------------------------------------
      $       0.62       $     (0.17)      $      0.53      $       0.56       $     0.73
-------------------------------------------------------------------------------------------------
      $       0.23       $      0.21       $      0.20      $       0.20       $     0.163
-------------------------------------------------------------------------------------------------
      $       5.47       $      5.08       $      5.49      $       5.20       $     4.87
-------------------------------------------------------------------------------------------------
      $      13.813      $     11.125      $      9.438     $       8.438      $    11.375
-------------------------------------------------------------------------------------------------

        53,178,500         53,099,500       52,994,500        52,988,500        52,988,500
-------------------------------------------------------------------------------------------------

        53,141,946         53,029,500       52,991,922        52,988,500        53,035,600
-------------------------------------------------------------------------------------------------

        53,412,958         53,199,294       53,041,484        52,991,462        53,035,600
-------------------------------------------------------------------------------------------------


      $    464,688       $    432,872      $   403,627      $    383,758       $   356,103
-------------------------------------------------------------------------------------------------
           127,999             90,488           70,217           122,710           134,755
-------------------------------------------------------------------------------------------------
             2,678              2,678            2,678             2,678             2,678
-------------------------------------------------------------------------------------------------
           290,693            269,997          290,982           275,623           257,938
-------------------------------------------------------------------------------------------------



             11.77%              9.08%            9.83%            11.06%            15.76%
-------------------------------------------------------------------------------------------------

             19.92%             17.73%           16.26%            16.39%            17.16%
-------------------------------------------------------------------------------------------------

      QUARTERLY FINANCIAL INFORMATION

      The Company's business is to a certain extent seasonal, with peak revenue and profits generally occurring in the second and fourth quarters of each year.

OPERATING RESULTS FOR THE LAST THREE YEARS:

(In thousands, except share data)                   1ST               2ND               3RD              4TH
1998 (52 WEEKS)                                   QUARTER           QUARTER           QUARTER          QUARTER            TOTAL
---------------------------------------------------------------------------------------------------------------------------------
Operating revenues                           $    185,104       $   188,618       $    181,326     $    197,642       $   752,690
---------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                150,566           150,733            144,900          153,918           600,117
---------------------------------------------------------------------------------------------------------------------------------
Operating income                                   34,538            37,885             36,426           43,724           152,573
---------------------------------------------------------------------------------------------------------------------------------
Other income--net                                     857             1,430                521           (2,380)             428
---------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                        (14,656)          (16,260)           (15,315)         (16,894)          (63,125)
---------------------------------------------------------------------------------------------------------------------------------
Minority interest                                    (315)           (1,120)              (502)            (389)           (2,326)
---------------------------------------------------------------------------------------------------------------------------------
Equity in Affiliate--net                              154               322                327              189               992
---------------------------------------------------------------------------------------------------------------------------------
Net income                                   $     20,578       $    22,257       $     21,457     $     24,250       $    88,542
=================================================================================================================================



NET INCOME PER COMMON SHARE:

          Basic                                      0.41              0.44               0.44             0.54              1.83
----------------------------------------------------------------------------------------------------------------------------------
          Diluted                                    0.40              0.43               0.43             0.52              1.78
----------------------------------------------------------------------------------------------------------------------------------

1997 (52 WEEKS)
Operating revenues                           $    170,968       $   179,753       $    173,907     $    191,509       $   716,137
----------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                139,960           140,917            143,359          150,864           575,100
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                   31,008            38,836             30,548           40,645           141,037
----------------------------------------------------------------------------------------------------------------------------------
Other income--net                                   1,092               469                190              401             2,152
----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                        (13,534)          (16,018)           (12,752)         (16,493)          (58,797)
----------------------------------------------------------------------------------------------------------------------------------
Minority interest                                    (543)             (744)              (688)            (591)           (2,566)
----------------------------------------------------------------------------------------------------------------------------------
Equity in Affiliate--net                             (285)             (150)               180              (76)             (331)
----------------------------------------------------------------------------------------------------------------------------------
Net income                                   $     17,738       $    22,393       $     17,478     $     23,886       $    81,495
==================================================================================================================================


NET INCOME PER COMMON SHARE:

          Basic                                      0.34              0.43               0.35             0.46              1.58
----------------------------------------------------------------------------------------------------------------------------------
          Diluted                                    0.33              0.42               0.34             0.45              1.54
----------------------------------------------------------------------------------------------------------------------------------


1996 (52 WEEKS)
Operating revenues                           $    147,896       $   152,717       $    149,018     $    170,684       $   620,315
----------------------------------------------------------------------------------------------------------------------------------
Operating expenses                                133,597           132,166            124,723          129,970           520,456
----------------------------------------------------------------------------------------------------------------------------------
Operating income                                   14,299            20,551             24,295           40,714            99,859
----------------------------------------------------------------------------------------------------------------------------------
Other income--net                                   1,593             1,197                804              415             4,009
----------------------------------------------------------------------------------------------------------------------------------
Provision for income taxes                         (6,592)           (9,082)           (10,229)         (16,528)          (42,431)
----------------------------------------------------------------------------------------------------------------------------------
Minority interest                                    (182)             (326)              (408)            (713)           (1,629)
----------------------------------------------------------------------------------------------------------------------------------
Equity in Affiliate--net                              691               656                604             (225)            1,726
----------------------------------------------------------------------------------------------------------------------------------
Net income                                   $      9,809       $    12,996       $     15,066     $     23,663       $    61,534
----------------------------------------------------------------------------------------------------------------------------------


NET INCOME PER COMMON SHARE:
          Basic                                      0.19              0.25               0.29             0.45              1.16
----------------------------------------------------------------------------------------------------------------------------------
          Diluted                                    0.18              0.24               0.28             0.44              1.14
----------------------------------------------------------------------------------------------------------------------------------

SHAREHOLDER INFORMATION

      Since an initial public offering on September 21, 1989, shares of Class A Common Stock have traded on the New York Stock Exchange under the symbol "ECP". No established trading market currently exists for the Company's Class B Common Stock. Shares of Class B Common Stock are convertible into Class A Common Stock at a ratio of 10 B shares for one A share. At February 23, 1999, there were approximately 343 shareholders of record of Class A Common Stock and 24 shareholders of record of Class B Common Stock.


      DIVIDENDS
      DIVIDENDS DECLARED PER SHARE:

                                                       1998                        CLASS A                          CLASS B
                                                  -----------------------------------------------------------------------------
                                                  1st Quarter                   $      0.105                    $       0.0105
                                                  2nd Quarter                   $      0.105                    $       0.0105
                                                  3rd Quarter                   $      0.120                    $       0.0120
                                                  4th Quarter                   $      0.120                    $       0.0120
                                                  -----------------------------------------------------------------------------
                                                                                $      0.450                    $       0.0450


                                                      1997                        Class A                          Class B
                                                  -----------------------------------------------------------------------------
                                                  1st Quarter                   $      0.095                    $       0.0095
                                                  2nd Quarter                   $      0.095                    $       0.0095
                                                  3rd Quarter                   $      0.105                    $       0.0105
                                                  4th Quarter                   $      0.105                    $       0.0105
                                                  -----------------------------------------------------------------------------
                                                                                $      0.400                    $       0.0400

      SHARES OUTSTANDING

      Net income per common share is computed based on the weighted average number of common shares outstanding in each year. Class B Common Stock is included in the computation as if converted to Class A Common Stock at a ratio of 10 shares of Class B Common Stock to one share of Class A Common Stock.

      WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

      (Used for computing basic earnings per share)
      (In thousands)

                                                         1998                         1997                       1996
                                                  -----------------------------------------------------------------------
                                                        48,498                       51,464                     53,238


      FORM 10-K

      The Central Newspapers, Inc. annual report on Form 10-K filed with the Securities and Exchange Commission is available at no charge upon written request to Chief Financial Officer, Central Newspapers, Inc., 200 E. Van Buren Street, Mail Code CN10, Phoenix, AZ 85004.

      STOCK PRICES
      Calendar Quarter                      1ST                 2ND                3RD                 4TH
      ----------------------------------------------------------------------------------------------------------
      1998 HIGH                      $    37 1/8          $   37 15/32         $  35 1/16        $   35
      ----------------------------------------------------------------------------------------------------------
      LOW                                 31 1/32             30 13/16            28 1/2             27 19/32

      1997 High                      $    25 3/8          $   35 13/16         $  38 1/8         $   38 7/16
      ----------------------------------------------------------------------------------------------------------
      Low                                 21 11/16            23 15/16            32 15/16           32 11/16

      ANNUAL MEETING

      The Annual Meeting of Shareholders will be held at The Arizona Republic, 200 E. Van Buren Street, Phoenix, Arizona on May 11, 1999, at 10:00 a.m. local time.



      Transfer Agent and Registrar:

      Norwest Bank Minnesota, N.A.
      Stock Transfer
      161 North Concord Exchange
      Post Office Box 738
      South St. Paul, Minnesota 55075-0738


      ECP
      LIST
      NYSE
      THE NEW YORK STOCK EXCHANGE