Form 10-K405, Exhibit 13
period 1998-12-27
CENTRAL NEWSPAPERS INC
filed 1999-03-19
CIK 854094

                                                                    Exhibit 13.2



                          Independent Auditor's Report


Board of Directors and Shareholders
Central Newspapers, Inc.

We have audited the consolidated statements of income, shareholders' equity, and cash flows of Central Newspapers, Inc. and Subsidiaries for the fiscal year ending December 29, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Central Newspapers, Inc. and Subsidiaries for the fiscal year ended December 29, 1996 in conformity with generally accepted accounting principles.

Olive LLP

/s/ Olive LLP
----------------
Indianapolis, Indiana
February 3, 1997